Exhibit 10.6

LEASE

17 HARTWELL AVENUE

LEXINGTON, MASSACHUSETTS

Lease Dated November 17, 2015

THIS INSTRUMENT IS AN INDENTURE OF LEASE in which the Landlord and the Tenant are the parties hereinafter named, and which relates to space in a certain building (the “Building”) known as, and with an address at, 17 Hartwell Avenue, Lexington, Massachusetts 02421.

The parties to this Indenture of Lease hereby agree with each other as follows:

ARTICLE I

Reference Data

1.1	Subjects Referred To

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Article:

Landlord:	BP 17 HARTWELL LLC, a Delaware limited liability company

Landlord’s Original Address:	c/o Boston Properties Limited Partnership Prudential Center 800 Boylston Street, Suite 1900 Boston, Massachusetts 02199-81 03

Landlord’s Construction Representative:	Ken Chianca

Tenant:	FRACTYL LABORATORIES, INC., a Delaware corporation.

Tenant’s Original Address:	203 Crescent, Waltham, MA

Tenant’s Email Address for Information Regarding Billings and Statements:	Lisa Davidson accounting@fractyl.com

Tenant’s Construction Representative:	ED Rybak Fox RPM Corp. crybak@foxcom.com

Tenant Plans Date:	February 1, 2016

Tenant’s Approved Architect:	Dyer Brown

Tenant’s Approved Project Manager:	Fox RPM Corp.

Estimated Commencement Date:	March 1, 2016

Commencement Date:	As defined in Section 2.4 of this Lease.

Rent Commencement Date:	The date forty-five (45) days from the Commencement Date, but no earlier than May 1, 2016.

Outside Completion Date:	May 15, 2016

Term or Lease Term (sometimes called the “Original Term”):	Commencing on the Commencement Date and continuing for eighty-four (84) calendar months from the Rent Commencement Date (plus the partial month, if any, immediately following the Rent Commencement Date), unless extended or sooner terminated as provided in this Lease.

Extension Options:	One (1) period of five (5) years as provided in and on the terms set forth in Section 2.4.1 hereof, and one (1) period of three (3) years as provided in and on the terms set forth in Section 10.2 hereof.

Rent Year:	Any twelve (12) month period during the Term of the Lease commencing as of the Rent Commencement Date, or as of any anniversary of the Rent Commencement Date, except that if the Rent Commencement Date does not occur on the first day of a calendar month, then (i) the first Rent Year shall further include the partial calendar month in which the first anniversary of the Rent Commencement Date occurs, and (ii) the remaining Rent Years shall be the successive twelve-(12)-month periods following the end of such first Rent Year.

The Site:	That certain parcel of land known as and numbered 17 Hartwell Avenue, Lexington, Middlesex County, Massachusetts, being more particularly described in Exhibit A attached hereto.

The Building:	The Building known as and numbered 17 Hartwell Avenue, Lexington, Massachusetts.

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The Complex:	The Building together with all common areas, surface parking areas, the Site and all improvements (including landscaping) thereon and thereto.

Tenant’s Premises:	The Building in its entirety (subject to the exclusions described in Section 2.1 below).

Number of Parking Spaces:	Ninety (99) spaces.

Annual Fixed Rent:	(a) During the Original Term of this Lease, Annual Fixed Rent shall be payable by Tenant as follows:

Rent Years	Rate PSF	Annual Rate
1	$30.00	$900,000
2	$31.00	$930,000
3	$32.00	$960,000
4	$33.00	$990,000
5	$34.00	$1,020,000
6	$35.00	$1,050,000
7	$36.00	$1,080,000

Notwithstanding the foregoing, provided there exists no Event of Default, Annual Fixed Rent shall abate for the period commencing on the Commencement Date and ending on the day prior to the Rent Commencement Date in the amount of $110,958 (the “Abated Fixed Rent”).

(b) During the extension option period (if exercised), as determined pursuant to Section 2.4.1.

Tenant Electricity:	Initially as provided in Section 2.5 subject to adjustment as provided in Section 2.8 hereof.

Additional Rent:	All charges and other sums payable by Tenant as set forth in this Lease, in addition to Annual Fixed Rent.

Rentable Floor Area of the Premises:	30,000 square feet.

Total Rentable Floor Area of the Building:	30,000 square feet.

Permitted Use:	General office use and laboratory use for the research, development and light manufacturing of medical devices only, as the foregoing may from time to time be permitted under the Zoning By-Law of the Town of Lexington.

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Broker(s):	Cushman & Wakefield and T3 Realty Advisors LLC

Security Deposit:	$450,000.00, subject to Section 9.18 below.

Guarantor:	N/A.

1.2	Table of Articles and Sections

ARTICLE I
Reference Data		1

1.1	Subjects Referred To	1

1.2	Table of Articles and Sections	4

1.3	Exhibits	7
ARTICLE II
Building, Premises, Term and Rent		7

2.1	The Premises	7

2.2	Rights to Use Common Facilities	8

2.3	Landlord’s Reservations	9

2.4	Habendum	9

2.5	Fixed Rent Payments	10

2.6	Operating Expenses	11

2.7	Real Estate Taxes	14

2.8	Tenant Electricity	17
ARTICLE III
Condition of Premises; Alterations		18

3.1	Preparation of Premises	18
ARTICLE IV
Landlord’s Covenants; Interruptions and Delays		18

4.1	Landlord Covenants	18

4.2	Interruptions and Delays in Services and Repairs, Etc.	19
ARTICLE V
Tenant’s Covenants		20

5.1	Payments	20

5.2	Repair and Yield Up	21

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5.3	Use	21

5.4	Obstructions; Items Visible from Exterior; Rules and Regulations	23

5.5	Safety Appliances	24

5.6	Assignment; Sublease	24

5.7	Right of Entry	29

5.8	Floor Load; Prevention of Vibration	30

5.9	Personal Property Taxes	30

5.10	Compliance with Laws	30

5.11	Payment of Litigation Expenses	30

5.12	Alterations	31

5.13	Vendors	33

5.14	OFAC	33
ARTICLE VI
Casualty and Taking		34

6.1	Damage Resulting From Casualty	34

6.2	Uninsured Casualty	36

6.3	Rights of Termination for Taking	36

6.4	Award	37
ARTICLE VII
Default		37

7.1	Tenant’s Default	37

7.2	Landlord’s Default	41
ARTICLE VIII
Insurance and Indemnity		42

8.1	Tenant’s Indemnity	42

8.2	Tenant’s Risk	44

8.3	Tenant’s Commercial General Liability Insurance	44

8.4	Tenant’s Property Insurance	45

8.5	Tenant’s Other Insurance	46

8.6	Requirements for Tenant’s Insurance	46

8.7	Additional Insureds	47

8.8	Certificates of Insurance	47

8.9	Subtenants and Other Occupants	47

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8.10	No Violation of Building Policies	48

8.11	Tenant to Pay Premium Increases	48

8.12	Landlord’s Insurance	48

8.13	Waiver of Subrogation	49

8.14	Tenant’s Work	49

ARTICLE IX
Miscellaneous Provisions		50

9.1	Waiver	50

9.2	Cumulative Remedies	50

9.3	Quiet Enjoyment	51

9.4	Notice to Mortgagee and Ground Lessor	52

9.5	Assignment of Rents	52

9.6	Surrender	52

9.7	Brokerage	53

9.8	Invalidity of Particular Provisions	53

9.9	Provisions Binding, Etc.	53

9.10	Recording; Confidentiality	53

9.11	Notices	54

9.12	When Lease Becomes Binding and Authority	55

9.13	Section Headings	55

9.14	Rights of Mortgagee	55

9.15	Status Reports and Financial Statements	56

9.16	Self-Help	57

9.17	Holding Over	57

9.18	Security Deposit	58

9.19	Late Payment	60

9.20	Tenant’s Payments	60

9.21	Waiver of Trial by Jury	61

9.22	Electronic Signatures	61

9.23	Governing Law	61

9.24	Back-Up Generator	61

9.25	Tenant’s Rooftop Equipment	63

ARTICLE X
Expansion Option		64

10.1	Expansion Option	64

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1.3	Exhibits

There are incorporated as part of this Lease:

Exhibit A	—	Description of Site

Exhibit B-1	—	Work Agreement

Exhibit B-2	—	Landlord’s Work

Exhibit B-3	—	Tenant Plan and Working Drawing Requirements

Exhibit C	—	Landlord’s Services

Exhibit D	—	Floor Plan

Exhibit E	—	Form of Declaration Affixing the Commencement Date of Lease

Exhibit F	—	Form of Lien Waivers

Exhibit G	—	Broker Determination of Prevailing Market Rent

Exhibit H	—	Form of Letter of Credit

Exhibit I	—	Form of Certificate of Insurance

Exhibit J	—	Tenant’s Hazardous Materials

Exhibit I	—	Landlord Work Construction Schedule

ARTICLE II

Building, Premises, Term and Rent

2.1	The Premises

Landlord hereby demises and leases to Tenant, and Tenant hereby hires and accepts from Landlord, Tenant’s Premises excluding the roof and exterior faces of exterior walls. Tenant’s Premises with such exclusions is hereinafter referred to as the “Premises.” Subject to temporary interruption resulting from fire, casualty, maintenance activity, the actions of governmental authorities and other conditions not reasonably within Landlord’s control, Tenant shall have access to the parking areas and the Premises 24 hours per day, 365 days per year.

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2.2	Rights to Use Common Facilities

2.2.1	Tenant’s Parking

In addition, Tenant shall have the right to use in the parking area the Number of Parking Spaces (referred to in Section 1.1) for the parking of automobiles. In the event that the Rentable Floor Area of the Premises decreases or increases at any time during the Lease Term, the Number of Parking Spaces provided to Tenant hereunder shall be adjusted proportionately. Tenant covenants and agrees that it and all persons claiming by, through and under it, shall at all times abide by all reasonable rules and regulations promulgated by Landlord with respect to the use of the parking areas on the Site, subject to the provisions in Section 5.4. The parking privileges granted herein are non-transferable except to a permitted assignee or subtenant as provided in Section 5.6. Further, Landlord assumes no responsibility whatsoever for loss or damage due to fire, theft or otherwise to any automobile(s) parked on the Site or to any personal property therein, unless caused by the willful acts or negligence of the Landlord or its agents, contractors or representatives, and Tenant covenants and agrees, upon request from Landlord from time to time, to notify its officers, employees, agents and invitees of such limitation of liability. Tenant acknowledges and agrees that a license only is hereby granted, and no bailment is intended or shall be created.

2.2.2	Signage

Provided (i) Tenant leases the Total Rentable Floor Area of the Building, (ii) no Event of Default exists, and (iii) Tenant has not assigned this Lease or sublet more than fifty percent (50%) of the Premises (except for an assignment or subletting permitted without Landlord’s consent under Section 5.6.1 hereof), Tenant shall be permitted, at Tenant’s expense, to erect one (1) exterior sign on the façade of the Building containing Tenant’s name and/or logo in a location first approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. In addition, the design, size, proportions and color of such signage shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be further subject to the requirements of the Zoning By-Law of the Town of Lexington and any other applicable Legal Requirements (as defined in Exhibit B-1) and to Tenant obtaining all necessary permits and approvals therefor. Tenant acknowledges and agrees that Tenant’s right to signage on the Building pursuant to this Section 2.2.2 is not on an exclusive basis and that Landlord may grant other tenants in the Complex the right to signage on the Site; provided, however, Landlord agrees not to provide such signage for others on the Building (other than signage identifying Landlord and/or its broker) for so long as Tenant is the sole tenant of the Building. In the event Tenant erects a sign pursuant to this Section 2.2.2 and Tenant subsequently assigns this Lease, or subleases more than fifty percent (50%) of its Premises (except for an assignment or subletting permitted pursuant to Section 5.6.1), Tenant agrees that it shall remove such signage at Tenant’s expense if requested by the Landlord. In addition, Tenant shall be required, at its sole cost and expense, to remove all of the signage described in this Section 2.2.2 and restore any areas affected by the installation and subsequent removal of Tenant’s signage upon the expiration or earlier termination of the Term.

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2.3	Landlord’s Reservations

Landlord reserves the right from time to time, without unreasonable interference with Tenant’s use: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, and (b) to alter or relocate any other common facility, provided that substitutions are substantially equivalent or better; provided, however, Landlord agrees not to exercise its rights under this clause (b) for so long as Tenant is the only tenant of the Building. Installations, replacements and relocations referred to in clause (a) above shall be located so far as practicable above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises.

2.4	Habendum

Tenant shall have and hold the Premises for a period commencing on the earlier of (a) the Substantial Completion Date (as defined in Exhibit B-1 hereof), or (b) that date on which Tenant commences occupancy of any portion of the Premises for the Permitted Uses (the earlier of such dates being referred to herein as the “Commencement Date”), and continuing for the Term unless sooner terminated as provided in Article VI or Article VII or unless extended as provided in Section 2.4.1.

As soon as may be convenient after the date has been determined on which the Term commences as aforesaid, Landlord and Tenant agree to join with each other in the execution of a written Declaration Affixing the Commencement Date of Lease, in the form of Exhibit E, in which the date on which the Term commences as aforesaid and the Term of this Lease shall be stated. If Tenant fails to execute such Declaration Affixing the Commencement Date of Lease, the Commencement Date and Lease Term shall be as reasonably determined by Landlord in accordance with the terms of this Lease.

2.4.1	Extension Option

(A) On the conditions (which conditions Landlord may waive by written notice to Tenant) that at the time of exercise of the option to extend and at the commencement date of the extension option period (i) there exists no Event of Default (defined in Section 7.1), (ii) this Lease is still in full force and effect, and (iii) Tenant has neither assigned this Lease nor sublet more than fifty percent (50%) of the Premises in the aggregate (except for an assignment or subletting permitted without Landlord’s consent under Section 5.6.1 hereof), Tenant shall have the right to extend the Term hereof upon all the same terms, conditions, covenants and agreements herein contained (except for the Annual Fixed Rent which shall be adjusted during the option periods as hereinbelow set forth) for one (1) period of five (5) years as hereinafter set forth. Such option period is sometimes herein referred to as an “Extended Term.” Notwithstanding any implication to the contrary Landlord has no obligation to make any additional payment to Tenant in respect of any construction allowance or the like or to perform any work to the Premises as a result of the exercise by Tenant of any such option. To the extent that Tenant has leased the Expansion Premises pursuant to Article X below, then any exercise of Tenant’s rights under this Section 2.4.1 shall include the Expansion Premises and all references herein to “Premises” shall include the Expansion Premises.

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(B) (i) If Tenant desires to exercise the option to extend the Term, then Tenant shall give notice (the “Exercise Notice”) to Landlord, not earlier than twenty (20) months nor later than fifteen (15) months prior to the expiration of the Term of this Lease exercising such option to extend. Promptly after Landlord’s receipt of the Exercise Notice Landlord shall provide Landlord’s quotation of a proposed Annual Fixed Rent for the Extended Term (“Landlord’s Rent Quotation”). If at the expiration of thirty (30) days after the date when Landlord provides such quotation to Tenant (the “Negotiation Period”), Landlord and Tenant have not reached agreement on a determination of an Annual Fixed Rent for the Extended Term and executed a written instrument extending the Term of this Lease pursuant to such agreement, then Tenant shall have the right, for thirty (30) days following the expiration of the Negotiation Period, to make a request to Landlord for a broker determination (the “Broker Determination”) of the Prevailing Market Rent (as defined in Exhibit G) for the Extended Term, which Broker Determination shall be made in the manner set forth in Exhibit G.

(B) (ii) If Tenant timely shall have requested the Broker Determination, then the Annual Fixed Rent for the Extended Term shall be the Prevailing Market Rent as determined by the Broker Determination. If Tenant does not timely request the Broker Determination, then Annual Fixed Rent during the Extended Term shall be equal to Landlord’s Rent Quotation.

(C) Upon the giving of the Exercise Notice by Tenant to Landlord exercising Tenant’s then option to extend the Lease Term in accordance with the provisions of either subsection (B) above, this Lease and the Lease Term hereof shall be extended, for the Extended Term, without the necessity for the execution of any additional documents, except that Landlord and Tenant agree to enter into an instrument in writing setting forth the Annual Fixed Rent for the Extended Term but the failure to so enter into such a written instrument shall not negate the exercise of the option to extend. Notwithstanding anything herein contained to the contrary, and in no event shall the Lease Term hereof be extended for more than five (5) years after the expiration of the Original Term hereof.

2.5	Fixed Rent Payments

Tenant agrees to pay to Landlord, (1)(a) on the Rent Commencement Date (defined in Section 1.1 hereof) and thereafter monthly, in advance, on the first day of each and every calendar month during the Original Term, a sum equal to one twelfth (1/12th) of the Annual Fixed Rent (sometimes hereinafter referred to as “fixed rent”) and (1)(b) on the first day of each and every calendar month during the extension option period (if exercised), a sum equal to one twelfth (1/12th) of the Annual Fixed Rent as determined in Section 2.4.1 for the extension option period. Until notice of some other designation is given, fixed rent and all other charges for which provision is herein made shall be paid by remittance to or for the order of Boston Properties Limited Partnership either (i) by ACH transfer to Bank of America in Dallas, Texas, Bank Routing Number                                        or (ii) by mail to P.O. Box 3557, Boston, Massachusetts 02241-3557, and in the case of (i) referencing Account Number                                         , Account Name of Boston Properties, LP, Tenant’s name and the Property address. All remittances received by Boston Properties Limited Partnership, as Agents as aforesaid, or by any subsequently designated recipient, shall be treated as payment to Landlord.

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Annual Fixed Rent for any partial month shall be paid by Tenant to Landlord at such rate on a pro rata basis, and, if the Rent Commencement Date is a day other than the first day of a calendar month, the first payment of Annual Fixed Rent which Tenant shall make to Landlord shall be a payment equal to a proportionate part of such monthly Annual Fixed Rent for the partial month from the Rent Commencement Date to the first day of the succeeding calendar month.

Additional Rent payable by Tenant on a monthly basis, as hereinafter provided, likewise shall be prorated, and the first payment on account thereof shall be determined in similar fashion but shall commence on the Commencement Date; and other provisions of this Lease calling for monthly payments shall be read as incorporating this undertaking by Tenant.

The Annual Fixed Rent and all other charges for which provision is herein made shall be paid by Tenant to Landlord, without offset, deduction or abatement except as otherwise specifically set forth in this Lease.

Notwithstanding anything contained herein or in Section 1.1 to the contrary, it is understood and agreed that in the event a monetary Event of Default occurs during the first twelve (12) months of the Term of this Lease, the Abated Fixed Rent shall immediately become due and payable and Tenant shall make payment of the same within thirty (30) days after demand therefor by Landlord.

2.6	Operating Expenses

“Landlord’s Operating Expenses” means the costs incurred by Landlord for the maintenance, repair, management and operation of the Building and the Site which shall exclude costs of special services rendered to Tenant for which a separate charge is made, but shall include, without limitation, the following: premiums for insurance carried with respect to the Building and the Site (including, without limitation, liability insurance, insurance against loss in case of fire or casualty and insurance of monthly installments of fixed rent and any Additional Rent which may be due under this Lease for not more than 12 months in the case of both fixed rent and Additional Rent and if there be any first mortgage of the Complex, including such insurance as may be required by the holder of such first mortgage); compensation and all fringe benefits, worker’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons engaged in the operating, maintaining or cleaning of the Building or Site, water, sewer, electric, gas, oil and telephone charges (excluding utility charges separately chargeable to Tenant for additional or special services); cost of building and cleaning supplies and equipment; cost of maintenance, cleaning and repairs (other than repairs not properly chargeable against income or reimbursed from contractors under guarantees); cost of snow removal and care of landscaping; payments under service contracts with independent contractors; management fees equal to three percent (3%) of the gross rents from the Building; costs of maintaining a regional property management office in connection with the operation, management and maintenance of the Building; all costs of applying and reporting for the Building or any part thereof to seek or maintain certification under the U.S. EPA’s Energy Star® rating system, the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar system or standard; and all other reasonable and necessary expenses paid in connection with the operation, cleaning and maintenance of the Building and the Site and properly chargeable against income, provided, however, there shall be included (a) depreciation for capital expenditures made by Landlord during the Lease Term (i) to reduce Landlord’s Operating Expenses if Landlord shall have reasonably determined that the annual reduction in Landlord’s Operating Expenses shall exceed depreciation therefor or (ii) to comply with applicable Legal Requirements now or hereafter in force (the capital expenditures described in subsections (i) and (ii) being hereinafter referred to as “Permitted Capital Expenditures”); plus (b) in the case of both (i) and (ii) an interest factor equal to the lesser of the so-called “prime rate” announced by the Bank of America, N.A. (or its successors) plus four percent (4%) or the maximum rate permitted by law; depreciation in the case of both (i) and (ii) shall be determined on a straight-line basis by dividing the original cost of such capital expenditure by the number of years of useful life of the capital item acquired and the useful life shall be determined in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item; provided, however, if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in other Landlord’s Operating Expenses, including, without limitation, energy related costs, and that such projected savings will, on an annual basis (“Projected Annual Savings”), exceed the annual depreciation therefor, then and in such event the amount of depreciation for such capital expenditure shall be increased to an amount equal to the Projected Annual Savings; and in such circumstance, the increased depreciation (in the amount of the Projected Annual Savings) shall be made for such period of time as it would take to fully amortize the cost of the item in question, together with interest thereon at the interest rate as aforesaid in equal monthly payments, each in the amount of 1/12th of the Projected Annual Savings, with such payment to be applied first to interest and the balance to principal.

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Tenant shall pay to Landlord, as Additional Rent, an amount equal to Landlord’s Operating Expenses. Such payments shall be made at the times and in the manner hereinafter provided in this Section 2.6. Not later than one hundred and twenty (120) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year (each an “Operating Year”) during the Term or fraction thereof at the end of the Term, Landlord shall render Tenant a statement in reasonable detail and according to usual accounting practices certified by a representative of Landlord, showing for the preceding calendar year or fraction thereof within the Term, as the case may be, Landlord’s Operating Expenses. Said statement to be rendered to Tenant shall also show for the preceding year or fraction thereof as the case may be the amounts of Landlord’s Operating Expenses already paid by Tenant, as Additional Rent, and the amount of the Landlord’s Operating Expenses remaining due from, or overpaid by, Tenant for the year or other period covered by the statement. Within thirty (30) days after the date of delivery of such statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section 2.6 with respect to the preceding year or fraction thereof, or Landlord shall credit any amounts due from it to Tenant pursuant to the above provisions of this Section 2.6 against (i) monthly installments of fixed rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under this Lease (or refund such portion of the overpayment as aforesaid if the Term has ended and Tenant has no further obligation to Landlord).

In addition, commencing on the Commencement Date, Tenant shall make payments monthly on account of Landlord’s Operating Expenses anticipated for the then current year at the time and in the fashion herein provided for the payment of fixed rent. The amount to be paid to Landlord shall be an amount reasonably estimated annually by Landlord to be sufficient to cover, in the aggregate, a sum equal to the Landlord’s Operating Expenses for each calendar year during the Term.

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The following costs and expenses shall be excluded from Operating Expenses:

(1) Real estate taxes and Landlord’s Tax Expenses;

(2) principal or interest on indebtedness, debt amortization or ground rent paid by Landlord in connection with any mortgages, deeds of trust or other financing encumbrances, or ground leases of the Building or the Site;

(3) capital improvements to the Complex other than those provided in subsection 2.6 above;

(4) legal, auditing, consulting and professional fees and other costs paid or incurred in connection with financings, refinancings or sales of any interest in Landlord or of Landlord’s interest in the Building or the Site or in connection with any ground lease (including, without limitation, recording costs, mortgage recording taxes, title insurance premiums and other similar costs, but excluding those legal, auditing, consulting and professional fees and other costs incurred in connection with the normal and routine maintenance and operation of the Building and/or the Site);

(5) legal fees, space planner’s fees, architect’s fees, leasing and brokerage commissions, advertising and promotional expenditures and any other marketing expense incurred in connection with the leasing of space in the Building (including new leases, lease amendments, lease terminations and lease renewals);

(6) the cost of repairs or replacements incurred by reason of fire or other casualty, or condemnation (other than costs not in excess of the deductible on any insurance maintained by Landlord which provides a recovery for such repair or replacement), to the extent Landlord actually receives proceeds of property and casualty insurance policies or condemnation awards or would have received such proceeds had Landlord maintained the insurance required to be maintained by Landlord under this Lease;

(7) damage and repairs necessitated by the negligence or willful misconduct of Landlord Parties;

(8) interest, fines or penalties for late payment or violations of Legal Requirements by Landlord, if any, except to the extent incurring such expense is either (a) a reasonable business expense under the circumstances or (b) caused by a corresponding late payment or violation of a Legal Requirement by Tenant, in which event Tenant shall be responsible for the full amount of such expense;

(9) costs of replacements, alterations or improvements necessary to make the Building or the Site comply with Legal Requirements in effect and applicable to the Building and/or the Site prior to the date of this Lease, except to the extent the need for such replacements, alterations or improvements is caused by Tenant Parties (in which case Tenant shall nonetheless be responsible for such costs in accordance with Section 5.10 of this Lease), provided, however, that the provisions of this clause (9) shall not preclude the inclusion of costs of compliance with Legal Requirements enacted prior to the date of this Lease if such compliance is required for the first time by reason of any amendment, modification or reinterpretation of a Legal Requirement which is imposed after the date of this Lease;

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(10) costs for the original construction and development of the Building and nonrecurring costs for the repair or replacement of any structural portion of the Building made necessary as a result of defects in the original design, workmanship or materials;

(11) costs and expenses incurred for the administration of the entity which constitutes Landlord, as the same are distinguished from the costs of operation, management, maintenance and repair of the Complex, including, without limitation, entity accounting and legal matters;

(12) salaries and all other compensation (including fringe benefits) of partners, officers and executives above the grade of “building manager” for Boston area leases;

(13) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Complex unless such wages and benefits are prorated on a reasonable basis to reflect time spent on the operation and management of the Complex vis-à-vis time spent on matters unrelated to the operation and management of the Complex;

(14) depreciation for the Building; and

(15) management fees to the extent the same exceed three percent (3%) of gross rents from the Building.

2.7	Real Estate Taxes

(A) On or before the thirtieth (30th) day following receipt by Tenant of the certified statement referred to below in this Section 2.7, Tenant shall pay to Landlord, as Additional Rent, the amount of Landlord’s Tax Expenses. Not later than ninety (90) days after Landlord’s Tax Expenses are determined for any Tax Year or fraction thereof within the Term and for each succeeding Tax Year or fraction thereof during the Term, Landlord shall render Tenant a statement in reasonable detail certified by a representative of Landlord showing for the preceding year or fraction thereof, as the case may be, real estate taxes and abatements and refunds of any taxes and assessments. Expenditures for reasonable out-of-pocket legal fees and for other reasonable out-of-pocket expenses incurred in seeking the tax refund or abatement may be charged against the tax refund or abatement before the adjustments are made for the Tax Year. Said statement to be rendered to Tenant shall also show for the preceding Tax Year or fraction thereof as the case may be the amounts of real estate taxes already paid by Tenant as Additional Rent, and the amount of real estate taxes remaining due from, or overpaid by, Tenant for the year or other period covered by the statement. Within thirty (30) days after the date of delivery of the foregoing statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section 2.7 with respect to the preceding Tax Year or fraction thereof, or Landlord shall credit any amounts due from it to Tenant pursuant to the provisions of this Section 2.7 against (i) monthly installments of fixed rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under this Lease (or refund such portion of the over-payment in the 30-day period as aforesaid if the Term has ended and Tenant has no further obligation to Landlord).

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(B) Except as Landlord otherwise elects as provided below, only Landlord shall have the right to institute tax reduction or other proceedings to reduce real estate taxes or the valuation of the Building, the Site and/or Complex; however, upon written request of Tenant delivered to Landlord not less than thirty (30) days prior to the last date on which said proceedings may be initiated, Landlord shall either (i) initiate such proceedings at Tenant’s expense, or (ii) grant Tenant the right to initiate such proceedings at its own expense. To the extent Landlord grants Tenant the right to initiate such proceedings, Tenant shall agrees that each such contest shall be promptly and diligently prosecuted in good faith to a final conclusion except only as provided herein. Landlord agrees to cooperate with Tenant in any such proceeding provided that the same shall be at the sole cost and expense of Tenant. Tenant will pay and save Landlord harmless against any and all losses, judgments, decrees and costs incurred by Landlord (including reasonable attorneys’ fees) relating to the Premises and the Term hereof and being the direct or proximate result of Tenant’s initiation of such contest and will, promptly after the final settlement, compromise or determination of such contest, fully pay and discharge Tenant’s obligations under this Section 2.7, together with all penalties, fines, interests, costs and expenses. Further, any such contest by Tenant shall not be discontinued unless and until Tenant has given to Landlord written notice of Tenant’s intent to so discontinue and if Landlord shall not by notice to Tenant (the “Assumption Notice”) within thirty (30) days after receipt of Tenant’s notice elect to assume, at Landlord’s sole cost and expense, the continued prosecution and conduct of such contest. In the event Landlord shall give such Assumption Notice, Tenant shall cooperate with Landlord in all respects as may be necessary for Landlord’s continuation of such contest, but Tenant shall have no other obligation for the prosecution and conduct of such contest. Notwithstanding anything to the contrary set forth in this subsection (B), Tenant shall have no right to initiate or require Landlord to initiate any contest respecting real estate taxes if there shall be less than twelve (12) full calendar months remaining in the Lease Term as it may have been extended.

(B) In addition, commencing on the Commencement Date, payments by Tenant on account of real estate taxes reasonably anticipated for the then current year shall be made monthly at the time and in the fashion herein provided for the payment of fixed rent. The amount so to be paid to Landlord shall be an amount reasonably estimated by Landlord to be sufficient to provide Landlord, in the aggregate, a sum equal to such real estate taxes, at least ten (10) days before the day on which such payments by Landlord would become delinquent. Landlord shall notify Tenant of the amount of such payment not less than thirty (30) days prior to the date the first such payment from Tenant is due and payable provided Landlord has been previously notified of such amount by the applicable governmental authority.

(C) To the extent that real estate taxes shall be payable to the taxing authority in installments with respect to periods less than a Tax Year, the foregoing statement shall be rendered and payments made on account of such installments. Notwithstanding the foregoing, to the extent Tenant is required to pay any assessments, each assessment shall be deemed to be payable in as many installments as is lawful, plus any interest due thereon, and only the installments due during any Tax Year shall be included in the real estate taxes for that Tax Year; any portion of any assessment deemed payable after the term of this Lease shall not be Tenant’s obligation. All refunds, rebates and discounts received by Landlord in connection with such Taxes shall be deducted prior to the calculation of Tenant’s payment of Landlord’s Tax Expenses for those periods when such Landlord’s Tax Expenses are paid or payable by Tenant.

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Terms used herein are defined as follows:

(i)	“Tax Year” means the twelve-month period beginning July 1 each year or if the appropriate governmental tax fiscal period shall begin on any date other than July 1, such other date.

(ii)

“Landlord’s Tax Expenses” with respect to any Tax Year means the aggregate real estate taxes on the Building and Site with respect to that Tax Year, reduced by any abatement receipts with respect to that Tax Year.

(iii)

“Real estate taxes” means all taxes and special assessments of every kind and nature and user fees and other like fees assessed by any governmental authority (including, but not limited to, any tax, assessment or charge resulting from the creation of a special improvement district) on the Building or Site which the Landlord shall become obligated to pay because of or in connection with the ownership, leasing and operation of the Site, the Building and the Complex (including, without limitation, if applicable the excise prescribed by Mass Gen Laws (Ter Ed) Chapter 121A, Section 10 and amounts in excess thereof paid to the Town of Lexington pursuant to agreement between Landlord and the Town) and reasonable expenses of and fees for any formal or informal proceedings for negotiation or abatement of taxes (collectively, “Abatement Expenses”). The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined. There shall be excluded from such taxes all income, estate, succession, inheritance, franchise, sales, capital levy, profit and transfer taxes; provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Site or Building or Complex, federal, state, county, municipal, or other local income, estate, succession, inheritance, franchise, sales, capital levy, profit, excise or similar tax, assessment, levy or charge (distinct from any now in effect in the jurisdiction in which the Complex is located) measured by or based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based, shall be deemed to be included within the term “real estate taxes” but only to the extent that the same would be payable if the Site and Building were the only property of Landlord.

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2.8	Tenant Electricity

Effective as of the Commencement Date and continuing throughout the Term, for so long as Tenant shall be directly (which shall include any permitted sublease or assignment under this Lease) leasing the Building in its entirety, Tenant covenants and agrees to make application to the appropriate utility company or utility provider for electrical service to the Building in the quantum required for Tenant’s use of the Building and to make any deposit (including but not limited to, such letters of credit) as such utility company or provider shall require. Tenant covenants and agrees to pay, punctually as and when due, all electricity charges and rates for and relating to the Building and from time-to-time if requested by Landlord to provide Landlord with evidence of payment to, and good standing with, such utility company or provider as Landlord may reasonably require. Tenant further covenants and agrees to defend, save harmless and, indemnify Landlord against all liability, cost and damage arising out of or in any way connected to the payment, nonpayment or late payment of any and all charges or deposits to such utility company or provider. The provisions of this Section 2.8 shall survive the expiration or termination of this Lease.

2.9	Tenant’s Right of Examination.

Subject to the provisions of this Section and provided that no Event of Default of Tenant exists, Tenant shall have the right to examine the correctness of the Landlord’s Operating Expense statement or any item contained therein:

1. Any request for examination in respect of any Operating Year may be made by notice from Tenant to Landlord no more than sixty (60) days after the date (the “Operating Expense Statement Date”) Landlord provides Tenant a statement of the actual amount of the Operating Expenses in respect of such Operating Year and only if Tenant shall have fully paid such amount. Such notice shall set forth in reasonable detail the matters questioned. Any examination must be completed and the results communicated to Landlord no more than one hundred eighty (180) days after the Operating Expense Statement Date.

2. Tenant hereby acknowledges and agrees that Tenant’s sole right to contest the Operating Expense statement shall be as expressly set forth in this Section. Tenant hereby waives any and all other rights pursuant to Legal Requirements to inspect Landlord’s books and records and/or to contest the Operating Expense statement. If Tenant shall fail to timely exercise Tenant’s right to inspect Landlord’s books and records as provided in this Section, or if Tenant shall fail to timely communicate to Landlord the results of Tenant’s examination as provided in this Section, with respect to any Operating Year Landlord’s statement of Operating Expenses shall be conclusive and binding on Tenant.

3. So much of Landlord’s books and records pertaining to the Operating Expenses for the specific matters questioned by Tenant for the Operating Year included in Landlord’s statement shall be made available to Tenant within a reasonable time after Landlord timely receives the notice from Tenant to make such examination pursuant to this Section, either electronically or during normal business hours at the offices where Landlord keeps such books and records or at another location, as determined by Landlord.

4. Tenant shall have the right to make such examination no more than once in respect of any Operating Year in which Landlord has given Tenant a statement of the Operating Expenses.

5. Such examination may be made only by a qualified employee of Tenant or a qualified independent certified public accounting firm approved by Landlord. No examination shall be conducted by an examiner who is to be compensated, in whole or in part, on a contingent fee basis.

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6. As a condition to performing any such examination, Tenant and its examiners shall be required to execute and deliver to Landlord an agreement, in form acceptable to Landlord, agreeing to keep confidential any information which it discovers about Landlord or the Building in connection with such examination.

7. No subtenant shall have any right to conduct any such examination and no assignee may conduct any such examination with respect to any period during which the assignee was not in possession of the Premises.

8. All costs and expenses of any such examination shall be paid by Tenant, except if such examination shows that the amount of the Operating Expenses payable by Tenant was overstated by more than seven and one half percent (7.5%), Landlord shall reimburse Tenant for the reasonable out-of-pocket costs and expenses incurred by Tenant in such examination, up to a maximum of the lesser of (i) Five Thousand Dollars ($5,000) and (ii) the amount of the overstatement of the Operating Expenses payable by Tenant.

ARTICLE III

Condition of Premises; Alterations

3.1	Preparation of Building and Premises

The condition of the Building and the Premises upon Landlord’s delivery along with any work to be performed by either Landlord or Tenant shall be as set forth in the Work Agreement attached hereto as Exhibit B-1 and made a part hereof.

ARTICLE IV

Landlord’s Covenants; Interruptions and Delays

4.1	Landlord Covenants

4.1.1	Services Furnished by Landlord

To furnish services, utilities, facilities and supplies set forth in Exhibit C equal to those customarily provided by landlords in high quality buildings in the Boston West Suburban Market subject to reimbursement in accordance with Section 2.6 (except as may otherwise be expressly provided in said Exhibit C). Any utilities supplied by Landlord shall be charged at rates no higher than those which would be charged by the local utility company (other than inclusion of management fees generally applicable to Operating Expenses).

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4.1.2	Additional Services Available to Tenant

To furnish, at Tenant’s expense, reasonable additional Building operation services which are usual and customary in similar office buildings in the Boston West Suburban Market upon reasonable advance request of Tenant at reasonable and equitable rates from time to time established by Landlord. Tenant agrees to pay to Landlord, as Additional Rent, the reasonable cost of any such additional Building services requested by Tenant and for the reasonable cost of any additions, alterations, improvements or other work performed by Landlord in the Premises (other than any work to be performed by Landlord pursuant to Exhibit B-1) at the written request of Tenant within thirty (30) days after being billed therefor.

4.1.3	Roof, Exterior Wall, Floor Slab and Common Facility Repairs

Except for (a) normal and reasonable wear and use and (b) damage caused by fire and casualty and by eminent domain, and except as otherwise provided in Article VI and subject to reimbursement in accordance with Section 2.6, (i) to make such repairs (structural or otherwise) to the roof, exterior walls, floor slabs and Common Facilities as may be necessary to keep them in serviceable condition and (ii) to maintain the Building (exclusive of Tenant’s responsibilities under this Lease) in a first class manner comparable to the maintenance of similar properties in the Boston West Suburban Market.

4.2	Interruptions and Delays in Services and Repairs, Etc.

Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any of the purposes in this Lease authorized, or for repairing the Premises or any portion of the Building however the necessity may occur. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, including without limitation by reason of Force Majeure (as defined in Section 6.1 hereof), Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in Article VI, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, or right to terminate this Lease, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof as promptly as possible. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage (but in no event less than three (3) business days advance notice) and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

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Notwithstanding the foregoing, and solely for the purposes of this Section 4.2, an “Abatement Event” shall be defined as an event or circumstance resulting from or caused by any failure of Landlord to provide electrical, heating, ventilating, air conditioning, or access to the Premises that prevents Tenant from using the Premises or any portion thereof. Tenant shall give Landlord notice (“Abatement Notice”) of any such Abatement Event, and if such Abatement Event continues beyond the “Eligibility Period” (as that term is defined below), then the Annual Fixed Rent and Tenant’s payments on account of Landlord’s Tax Expenses and Operating Expenses shall be abated entirely or reduced, as the case may be, only to the extent of the “Insurance Amount” (hereinafter defined) for a period commencing on the date the Eligibility Period expires and continuing through the date that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total Rentable Floor Area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not reasonably sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, Annual Fixed Rent and Tenant’s payments on account of Landlord’s Tax Expenses Allocable to the Premises and Operating Expenses Allocable to the Premises shall be abated entirely for such time as Tenant continues to be so prevented from using, and does not use, the Premises to the extent of the Insurance Amount. The term “Eligibility Period” shall mean in connection with a failure by Landlord to provide required services or access to the Premises due to an event or circumstance within Landlord’s reasonable control and which are as a result of causes which are covered by Landlord’s loss of rentals insurance, a period of seven (7) consecutive days after Landlord’s receipt of any Abatement Notice(s). The “Insurance Amount” shall be an amount equal to the payment actually received by Landlord (but only allocable to and on account of the Premises) for such shut down of service to the Premises from Landlord’s insurance carrier providing such loss of rents insurance less the amount of any deductible contained in such loss of rents insurance coverage. Notwithstanding anything herein contained to the contrary, in no event shall any of the events referred to in this Section 4.2 give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

ARTICLE V

Tenant’s Covenants

Tenant covenants and agrees to the following during the Term and such further time as Tenant occupies any part of the Premises:

5.1	Payments

To pay when due all fixed rent and Additional Rent and all charges for utility services rendered to the Premises (except as otherwise provided in Exhibit C) and, as further Additional Rent, all charges for additional services rendered pursuant to Section 4.1.2. In the event Tenant pays any utilities for the Premises directly to the utility company or provider, Tenant shall grant Landlord reasonable access to Tenant’s account with such utility company or provider so that Landlord can review the utility bills relating to the Premises.

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5.2	Repair and Yield Up

Except as otherwise provided in Article VI and Section 4.1.3 to keep the Premises in good order, repair and condition, reasonable wear and tear only excepted, and all glass in windows (except glass in exterior walls unless the damage thereto is attributable to Tenant’s negligence or misuse) and doors of the Premises whole and in good condition with glass of substantially similar type and quality as that injured or broken, damage by fire or taking under the power of eminent domain, reasonable wear and tear, and Landlord’s repair and maintenance obligations hereunder, only excepted. Tenant shall be responsible for arranging for its own janitorial/cleaning services to, and trash removal from, the Premises by a contractor or contractors reasonably approved by Landlord so as to maintain the Premises in clean and sanitary condition. Tenant shall arrange for regular removal of trash from the Premises to the dumpster provided by Landlord adjacent to the loading dock serving the Premises. In no event may Tenant dispose of any Hazardous Materials in such dumpster (it being acknowledged that Tenant shall separately arrange for the transportation and disposal of Hazardous Materials at its own expense in compliance with applicable Hazardous Materials Laws). At the expiration or termination of this Lease peaceably to yield up the Premises all construction, work, improvements, and all alterations and additions thereto in good order, repair and condition, reasonable wear and tear only excepted, first removing all goods and effects of Tenant and, to the extent specified by Landlord by notice to Tenant given at least thirty (30) days before such expiration or termination (unless otherwise specified by Landlord as set forth in Section 5.12), the wiring for Tenant’s computer, telephone and other communication systems and equipment whether located in the Premises or in any other portion of the Building, including all risers and all alterations and additions made by Tenant and all partitions (but in no event shall Tenant be required to remove any of Tenant’ Work, except as specifically provided below or in Section 5.12), and repairing any damage caused by such removal and restoring the Premises and leaving them clean and neat. Notwithstanding anything to the contrary contained in this Lease, in no event shall Tenant be responsible for removing any of Landlord’s Work. Tenant shall not permit or commit any waste, and Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to common areas in the Building or to the Site caused by Tenant, Tenant’s agents, contractors, employees, sublessees, licensees, concessionaires or invitees. Notwithstanding anything contained in this Lease to the contrary, Tenant shall not be required to remove any of Tenant’s Work except to the extent Landlord reasonably determines such improvements will materially impair the future marketability of the Premises for office and light manufacturing use and Landlord notifies Tenant in writing that Landlord will require removal of such improvements at the time Landlord approves Tenant’s Plans.

5.3	Use

From the commencement of the Term, to use and occupy the Premises for the Permitted Use only, and not to injure or deface the Premises, Building, the Site or any other part of the Complex nor to permit in the Premises or on the Site any auction sale, nuisance, or the emission from the Premises of any objectionable noise or odor, nor to suffer or permit in the Premises any leakage of fluid or the growth of mold, and not to use or devote the Premises or any part thereof for any purpose other than the Permitted Uses, nor any use thereof which is inconsistent with the maintenance of the Building as an office and laboratory building of the first class in the quality of its maintenance, use and occupancy, or which is contrary to law or ordinance or liable to invalidate or increase the premium for any insurance on the Building and its contents or liable to render necessary any alteration or addition to the Building.

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For purposes of this Lease, the term “Hazardous Materials” shall mean and refer to any substance which is or may hereafter be classified as a hazardous material, waste or substance under federal, state or local laws, rules and regulations, including, without limitation, 42 U.S.C. Section 6901 et seq., 42 U.S.C. Section 9601 et seq., 42 U.S.C. Section 2601 et seq., 49 U.S.C. Section 1802 et seq. and Massachusetts General Laws, Chapter 21E, and the National Fire Protection Association NFPA 45: Standards of Fire Protection for Laboratories Using Chemicals, and the rules and regulations promulgated under any of the foregoing, as such laws, rules and regulations may be amended from time to time (collectively “Hazardous Materials Laws”).

Tenant shall not, nor shall Tenant permit its employees, invitees, agents, independent contractors, contractors, assignees or subtenants to, keep, maintain, use or store any Hazardous Materials in the Premises (other than the Hazardous Materials listed on the Tenant’s Hazardous Materials list attached as Exhibit J or other Hazardous Materials in such limited amounts and for such purposes (such as cleaning) as may be permitted by applicable Legal Requirements (“Tenant’s Hazardous Materials”), unless the same are approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. All Tenant’s Hazardous Materials shall at all times be brought upon, kept or used in accordance with all applicable Hazardous Materials Laws (hereinafter defined). Tenant shall deliver MSDS sheets (and proposed quantities) with all requests for approval of Hazardous Materials as required above, and shall be responsible for notifying all federal, state and local authorities (including the Town of Lexington Fire Department) of the use, storage and disposal of Hazardous Materials by Tenant to the extent required by applicable Legal Requirements. Tenant shall maintain at the Premises a list of all Hazardous Materials that the Tenant will keep, maintain, use or store at the Premises (the “Hazardous Materials Schedule”). On or before each anniversary of the Commencement Date, and on any earlier date during the 12-month period on which Tenant intends to add a new Hazardous Material or materially increase the quantity of any Hazardous Material to the Hazardous Materials Schedule, Tenant shall update the Hazardous Materials Schedule and deliver the same to Landlord for Landlord’s approval with respect to such new or increased Hazardous Materials as required above. The Hazardous Materials Schedule shall be reasonably available to the Landlord at the Premises upon the Landlord’s written request. Further, (i) Tenant shall not, nor shall Tenant permit its employees, invitees, agents, independent contractors, contractors, assignees or subtenants to, keep, maintain, store or dispose of (into the sewage or waste disposal system or otherwise) or engage in any activity which might produce or generate any Hazardous Materials except as indicated on the Hazardous Materials Schedule or except in such limited amounts and for such purposes (such as cleaning) as may be permitted by applicable Legal Requirements; (ii) Tenant shall immediately notify Landlord of any incident in, on or about the Premises, the Building or the Site that would require the filing of a notice under any Hazardous Materials Laws, (iii) Tenant shall comply and shall cause its employees, invitees, agents, independent contractors, contractors, assignees and subtenants to comply with each of the foregoing and (iv) Landlord shall have the right, at Landlord’s expense, to make such reasonable inspections (including reasonable testing) upon reasonable notice to Tenant, at reasonable times, in the presence of a Tenant representative and subject to Tenant’s reasonable confidentiality and security policies, as Landlord shall reasonably elect from time to time to determine that Tenant is complying with the foregoing. Landlord shall not unreasonably interfere with Tenant’s business or laboratory or manufacturing operations in exercising such rights and Landlord shall promptly restore any portion or area of the Premises affected by such inspections or testing.

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Notwithstanding anything to the contrary contained in this Lease, prior to the expiration or earlier termination of the Term, Tenant shall clean and otherwise cause the Premises to be “decommissioned” in accordance with all applicable Hazardous Materials Laws and shall leave the Premises and the Building (and the piping, sewage or waste disposal system, supply lines, drains and storage containers and basins serving the same, and all exhaust or other ductwork) free of all chemicals, blood, blood products, viruses, biological products and other Hazardous Materials resulting from Tenant’s use or occupancy of the Premises. Without limiting the foregoing, upon expiration or earlier termination of the Lease, Tenant shall provide Landlord, at Tenant’s sole cost and expense, with a so-called “Clean Certificate” from a reputable, experienced third party environmental engineer or industrial hygienist, licensed to do business in the Commonwealth of Massachusetts, dated within thirty (30) days after the expiration or early termination of the Term certifying to the Landlord that (a) the Premises, the Building and the pipes, sewage or waste disposal system, supply lines, drains, storage containers, basins, exhaust and ductwork are free from chemicals, blood, blood products, viruses, biological products and other Hazardous Materials, (b) the Premises, the Building and the pipes, sewage or waste disposal system, supply lines, drains, storage containers, ductwork and exhaust serving the Premises have been sanitized in accordance with applicable Hazardous Materials Laws, (c) any radioactive materials, biological or chemical safety cabinets located, storage rooms or the storage areas in the Premises have been emptied and decontaminated in accordance with applicable Hazardous Materials Laws. If Tenant fails to perform such obligations under this paragraph, without limiting any other right or remedy, Landlord may, on fifteen (15) business days’ prior written notice to Tenant perform such obligations at Tenant’s reasonable expense, and Tenant shall within thirty (30) days of demand reimburse Landlord for all reasonable out-of-pocket costs and expenses incurred by Landlord in connection with such work. Tenant’s obligations under this paragraph shall survive the expiration or earlier termination of this Lease.

Landlord represents to Tenant that (i) to Landlord’s actual knowledge as of the date of this Lease, there are no Hazardous Materials in, at or under the Building, the Premises or the Complex which are required to be removed or otherwise abated in accordance with applicable Hazardous Materials Laws, and (ii) the Landlord’s Work shall be performed in compliance with all Legal Requirements. Landlord shall promptly provide Tenant with copies of any written notices Landlord receives related to the existence of Hazardous Materials in, at or under the Building, the Premises or the Complex in violation of Hazardous Materials Laws.

5.4	Obstructions; Items Visible from Exterior; Rules and Regulations

Not without prior consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed, to permit the painting or placing of any signs, awnings, aerials or flagpoles, or the like, visible from outside the Premises; and to comply with all reasonable rules and regulations or the requirements of any customer handbook hereafter implemented (subject to the following paragraph), for the care and use of the Building and Site and their facilities and approaches. Without in any way limiting Landlord’s approval rights, in no event shall Tenant have the right to construct or otherwise place on or over windows any shades, coverings of any nature or type or any darkening or light reducing or blocking materials. If and to the extent there is any conflict between the provisions of this Lease and any rules and regulations or customer handbook for the Building, the provisions of this Lease shall control.

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Tenants shall comply with any rules and regulations hereafter enacted, provided that such rules and regulations (i) are not inconsistent with this Lease and do not materially impair the rights granted to Tenant hereunder or materially increase any of Tenant’s obligations hereunder, and (ii) compliance with such rules and regulations will not materially interfere with Tenant’s normal business operations.

5.5	Safety Appliances

To keep the Premises equipped with all safety appliances required by any public authority because of any use made by Tenant other than normal office use, and to procure all licenses and permits so required because of such use and, if reasonably requested in writing by Landlord, to do any work so reasonably required because of such use or required by such public authority, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Use.

5.6	Assignment; Sublease

Except as otherwise expressly provided herein, Tenant covenants and agrees that it shall not assign, mortgage, pledge, hypothecate or otherwise transfer this Lease and/or Tenant’s interest in this Lease or sublet (which term, without limitation, shall include granting of concessions, licenses or the like) the whole or any part of the Premises. The following shall be deemed an assignment within the meaning of this Section 5.6, subject to the provisions of Section 5.6.4 below: (a) the merger or consolidation of Tenant into or with any other entity, or the sale of all or substantially all of its assets, and (b) the establishment by the Tenant or a permitted successor or assign of one or more series of series of (1) members, managers, limited liability company interests or assets, which may have separate rights, powers or duties with respect to specified property or obligations of the Tenant (or such successor or assignee) or profits or losses associated with specified property or obligations of the Tenant (or such successor or assignee), pursuant to §18-215 of the Delaware Limited Liability Company Act, as amended, or similar laws of other states or otherwise, or (2) limited partners, general partners, partnership interests or assets, which may have separate rights, powers or duties with respect to specified property or obligations of the Tenant (or such successor or assignee) or profits or losses associated with specified property or obligations of the Tenant (or such successor or assignee) pursuant to §17-218 of the Delaware Revised Uniform Limited Partnership Act, as amended, or similar laws of other states or otherwise (a “Series Reorganization”). Any assignment, mortgage, pledge, hypothecation, transfer or subletting not expressly permitted in or consented to by Landlord under Section 5.6 shall, at Landlord’s election, be void; shall be of no force and effect; and shall confer no rights on or in favor of third parties. In addition, Landlord shall be entitled to seek specific performance of or other equitable relief with respect to the provisions hereof. The limitations of this Section 5.6 shall be deemed to apply to any guarantor(s) of this Lease.

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5.6.1

Notwithstanding the provisions of Section 5.6 above, in the event Tenant desires to assign this Lease or to sublet all or any portion of the Premises, Tenant shall give Landlord notice (the “Proposed Transfer Notice”) of any proposed sublease or assignment, and said notice shall specify the provisions of the proposed assignment or subletting, including (a) the name and address of the proposed assignee or subtenant, (b) in the case of a proposed assignment or subletting pursuant to Section 5.6.3 below, such information as to the proposed assignee’s or proposed subtenant’s net worth and financial capability and standing as may reasonably be required for Landlord to make the determination referred to in said Section 5.6.3 (provided, however, that Landlord shall hold such information confidential having the right to release same to its officers, accountants, attorneys and mortgage lenders on a confidential basis), (c) all of the terms and provisions upon which the proposed assignment or subletting is to be made, (d) in the case of a proposed assignment or subletting pursuant to Section 5.6.3 below, all other information necessary to make the determination referred to in said Section 5.6.3 and (e) in the case of a proposed assignment or subletting pursuant to Section 5.6.4 below and to the extent permitted by law in advance of any transaction described in such Section 5.6.4 otherwise promptly thereafter, such information as may be reasonably required by Landlord to determine that such proposed assignment or subletting complies with the requirements of said Section 5.6.4.

5.6.2

With respect to an assignment of this Lease or a sublet of the entire Premises, Landlord shall have the right at its sole option, to be exercised within thirty (30) days after receipt of Tenant’s Proposed Transfer Notice (the “Acceptance Period”), to terminate this Lease as of a date specified in a notice to Tenant, which date shall not be earlier than sixty (60) days nor later than one hundred and twenty (120) days after Landlord’s notice to Tenant; provided, however, that upon the termination date as set forth in Landlord’s notice, all obligations relating to the period after such termination date (but not those relating to the period before such termination date) shall cease and promptly upon being billed therefor by Landlord, Tenant shall make final payment of all Annual Fixed Rent and Additional Rent due from Tenant through the termination date. In the event that Landlord shall not exercise its termination rights as aforesaid, or shall fail to give any or timely notice pursuant to this Section the provisions of Sections 5.6.3, 5.6.5 and 5.6.6 shall be applicable. This Section 5.6.2 shall not be applicable to an assignment or sublease pursuant to Section 5.6.4.

5.6.3

Notwithstanding the provisions of Section 5.6 above, but subject to the provisions of this Section 5.6.3 and the provisions of Sections 5.6.5 and 5.6.6 below, in the event that Landlord shall not have exercised the termination right as set forth in Section 5.6.2, or shall have failed to give any or timely notice under Section 5.6.2, then for a period of ninety (90) days (i) after the receipt of Landlord’s notice stating that Landlord does not elect the termination right, or (ii) after the expiration of the Acceptance Period, in the event Landlord shall not give any or timely notice under Section 5.6.2 as the case may be, Tenant shall have the right to assign this Lease or sublet the Premises in accordance with the Proposed Transfer Notice provided that, in each instance, Tenant first obtains the express prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord shall respond to Tenant’s request for consent to a proposed assignment or sublet within thirty (30) days after receipt of Tenant’s Proposed Transfer Notice.

Without limiting the foregoing standard, Landlord shall not be deemed to be unreasonably withholding its consent to such a proposed assignment or subleasing if:

(a)

the proposed assignee or subtenant is not of a character consistent with the operation of a first class office and laboratory building (by way of example Landlord shall not be deemed to be unreasonably withholding its consent to an assignment or subleasing to any governmental or quasi-governmental agency), or

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(b)	the proposed assignee or subtenant is not of good character and reputation, or

(c)	the proposed assignee or subtenant does not possess adequate financial capability to perform the Tenant obligations as and when due or required, or

(d)	the assignee or subtenant proposes to use the Premises (or part thereof) for a purpose other than the purpose for which the Premises may be used as stated in Section 1.1 hereof, or

(e)

the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant or assignee shall violate or be likely to violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises, or

(f)	there shall then be existing an Event of Default (defined in Section 7.1), or

(g)

any part of the rent payable under the proposed assignment or sublease shall be based in whole or in part on the income or profits derived from the Premises or if any proposed assignment or sublease shall potentially have any material adverse effect on the real estate investment trust qualification requirements applicable to Landlord and its affiliates, or

(h)	the holder of any mortgage or ground lease on property which includes the Premises does not approve of the proposed assignment or sublease.

If Landlord shall consent to the proposed assignment or subletting, as the case may be, then, in such event, Tenant may thereafter sublease (the whole but not part of the Premises) or assign pursuant to Tenant’s notice, as given hereunder; provided, however, that if such assignment or sublease shall not be executed and delivered to Landlord within one hundred eighty (180) days after the date of Landlord’s consent, the consent shall be deemed null and void and the provisions of Section 5.6.1 shall be applicable.

5.6.4	Notwithstanding the provisions of Sections 5.6, 5.6.2, 5.6.3 and 5.6.5, but subject to the provisions of Sections 5.6.1 and 5.6.6, Tenant shall have the right:

(x) to assign this Lease or to sublet the Premises (in whole or in part) to any other entity (the “Successor Entity”) (i) which controls or is controlled by Tenant or Tenant’s parent corporation or which is under common control with Tenant, provided that such transfer or transaction is for a legitimate business purpose of Tenant other than a transfer of Tenant’s interest in this Lease, or (ii) which purchases all or substantially all of the assets of Tenant, or (iii) which purchases all or substantially all of the stock of (or other ownership or membership interests in) Tenant or (iv) which merges or combines with Tenant, or

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(y) to effect a Series Reorganization, or

(z) to engage in a Majority Interest Transfer,

provided that in any of the foregoing events described in clauses (y) and (z) above, the transaction is for a legitimate business purpose of Tenant other than the limitation or segregation of the liabilities of Tenant, and provided further that in any of the foregoing events described in in (x), (y) and (z) the entity to which this Lease is so assigned or which so sublets the Premises or the series established by the Series Reorganization possesses adequate financial capability to perform the obligations of the Tenant under this Lease as and when due or required (the foregoing transferees referred to, individually or collectively, as a “Permitted Transferee”). Except in cases of statutory merger or a Series Reorganization, in which case the surviving entity in the merger or the series to which this Lease has been designated shall be liable as the Tenant under this Lease, Tenant shall continue to remain fully liable under this Lease, on a joint and several basis with the Permitted Transferee. If any parent, affiliate or subsidiary of Tenant to which this Lease is assigned or the Premises sublet (in whole or in part) shall cease to be such a parent, affiliate or subsidiary, such cessation shall be considered an assignment or subletting requiring Landlord’s consent.

5.6.5

In the case of any assignment or subleasing as to which Landlord may consent (other than an assignment or subletting permitted under Section 5.6.4 above) such consent shall be upon the express and further condition, covenant and agreement, and Tenant hereby covenants and agrees that, in addition to the Annual Fixed Rent, Additional Rent and other charges to be paid pursuant to this Lease, fifty percent (50%) of the “Assignment/Sublease Profits” (hereinafter defined), if any, shall be paid to Landlord. The “Assignment/Sublease Profits” shall be the excess, if any, of (a) the “Assignment/Sublease Net Revenues” as hereinafter defined over (b) the Annual Fixed Rent and Additional Rent and other charges provided in this Lease (provided, however, that for the purpose of calculating the Assignment/Sublease Profits in the case of a sublease, appropriate prorations in the applicable Annual Fixed Rent, Additional Rent and other charges under this Lease shall be made based on the percentage of the Premises subleased and on the terms of the sublease). The “Assignment/Sublease Net Revenues” shall be the fixed rent, Additional Rent and all other charges and sums payable either initially or over the term of the sublease or assignment plus all other profits and increases to be derived by Tenant as a result of such subletting or assignment, less the reasonable costs of Tenant incurred in such subleasing or assignment (the definition of which shall be limited to brokerage commissions, legal fees and alteration allowances, in each case actually paid), as set forth in a statement certified by an appropriate officer of Tenant and delivered to Landlord within thirty (30) days of the full execution of the sublease or assignment document, amortized over the term of the sublease or assignment.

All payments of the Assignment/Sublease Profits due Landlord shall be made within thirty (30) days of receipt of same by Tenant.

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5.6.6

(A) It shall be a condition of the validity of any assignment or subletting consented to under Section 5.6.3 above, or any assignment or subletting of right under Section 5.6.4 above, that both Tenant and the assignee or sublessee enter into a separate written instrument directly with Landlord in a form and containing terms and provisions reasonably required by Landlord, including, without limitation, the agreement of the assignee or sublessee to be bound directly to Landlord for all the obligations of the Tenant under this Lease (including any amendments or extensions thereof), including, without limitation, the obligation (a) to pay the rent and other amounts provided for under this Lease (but in the case of a partial subletting pursuant to Section 5.6.4, such subtenant shall agree on a pro rata basis to be so bound), (b) to comply with the provisions of Sections 5.6 through 5.6.6 hereof and (c) to indemnify the “Landlord Parties” (as defined in Section 8.13) as provided in Section 8.1 hereof. Such assignment or subletting shall not relieve the Tenant named herein of any of the obligations of the Tenant hereunder and Tenant shall remain fully and primarily liable therefor and the liability of Tenant and such assignee (or subtenant, as the case may be) shall be joint and several. Further, and notwithstanding the foregoing, the provisions hereof shall not constitute a recognition of the sublease or the subtenant thereunder, as the case may be, and at Landlord’s option, upon the termination or expiration of the Lease (whether such termination is based upon a cause beyond Tenant’s control, a default of Tenant, the agreement of Tenant and Landlord or any other reason), the sublease shall be terminated.

(B) As Additional Rent, Tenant shall pay to Landlord as a fee for Landlord’s review of any proposed assignment or sublease requested by Tenant and the preparation of any associated documentation in connection therewith, within thirty (30) days after receipt of an invoice from Landlord, an amount the reasonable out of pocket legal fees or other expenses incurred by Landlord in connection with such request, not to exceed $1,500 per request.

(C) If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may upon prior notice to Tenant, at any time and from time to time, collect rent and other charges from the assignee, sublessee or occupant and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or a waiver of the provisions of Sections 5.6 through 5.6.6 hereof, or the acceptance of the assignee, sublessee or occupant as a tenant or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained, the Tenant herein named to remain primarily liable under this Lease.

(D) The consent by Landlord to an assignment or subletting under Section 5.6.3 above, or the consummation of an assignment or subletting of right under Section 5.6.4 above, shall in no way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting.

(E) On or after the occurrence of an “Event of Default” (defined in Section 7.1), Landlord shall be entitled to one hundred percent (100%) of any Assignment/Sublease Profits.

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(F) Without limiting Tenant’s obligations under Section 5.12, Tenant shall be responsible, at Tenant’s sole cost and expense, for performing all work necessary to comply with Legal Requirements and Insurance Requirements in connection with any assignment or subletting hereunder including, without limitation, any work in connection with such assignment or subletting.

5.6.7

In addition to the other requirements set forth in this Lease and notwithstanding any other provision of this Lease, partial sublettings of the Premises shall only be permitted under the following terms and conditions: (i) the layout of both the subleased premises and the remainder of the Premises must comply with applicable Legal Requirements and be approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, including, without limitation, all requirements concerning access and egress; (ii) in the event the subleased premises are separately physically demised from the remainder of the Premises, Tenant shall pay all costs of separately physically demising the subleased premises; and (iii) in no event may Tenant have more than two (2) sublettings in effect at any given time.

5.7	Right of Entry

To permit Landlord and its agents to examine the Premises at (i) reasonable times and upon reasonable notice (which shall be at least 24 hours’ notice), (ii) accompanied by a representative of Tenant if Tenant so elects, and (iii) in compliance with Tenant’s reasonable security requirements of which Landlord has been provided prior written notice (clauses (i) through (iii) collectively, the “Entry Requirements”) and, if Landlord shall so elects, in compliance the Entry Requirements, (x) to make any repairs or replacements required of Landlord under this Lease or which Landlord may deem reasonably necessary, (y) to remove, at Tenant’s expense, to the extent any such item requires the consent of Landlord under this Lease, any alterations, addition, signs, curtains, blinds, shades, awnings, aerials, flagpoles, or the like not permitted hereunder or otherwise consented to in writing, or (z) to show the Premises to prospective tenants during the eleven (11) months preceding expiration of the Term and to prospective purchasers. Notwithstanding the foregoing, the building superintendent and those individuals involved in the regular maintenance of the Building shall not be subject to the Entry Requirements. Further notwithstanding anything in the foregoing to the contrary, in the event of an emergency that could cause damage to health, safety or property, Landlord shall use good faith efforts to follow Tenant’s Entry Requirements and in such event Landlord will be required to give only such notice that it in good faith believes is feasible under the circumstances and need not wait to be accompanied by Tenant or its employees or representatives (although these parties may still accompany Landlord if they are available and wish to do so). Tenant’s failure to provide a representative at the time of entry by Landlord shall not limit Landlord’s rights hereunder.

In the event Tenant sends a notice alleging the existence of a dangerous or unsafe condition, any requirements for prior notice or limitations on Landlord’s access to the Premises contained in this Lease shall be deemed waived by Tenant so that Landlord may immediately exercise its rights under this Section 5.7 and Section 9.16 in such manner as Landlord reasonably deems necessary in its sole discretion to remedy such dangerous or unsafe condition.

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5.8	Floor Load; Prevention of Vibration

Not to place a load upon the Premises exceeding an average rate of 150 pounds of live load per square foot of floor area (partitions shall be considered as part of the live load). Tenant’s business machines and mechanical equipment which cause vibration that may be transmitted to the Building structure or to any other space in the Building shall be so installed, maintained and used by Tenant so as to avoid any damage to the Building.

5.9	Personal Property Taxes

To pay promptly when due all taxes which may be imposed upon “Tenant’s Property” (as defined in Section 8.4 hereof) in the Premises to whomever assessed.

5.10	Compliance with Laws

To comply with all applicable Legal Requirements now or hereafter in force regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises, including without limitation, all applicable standards and regulations of the Federal Occupational Safety and Health Administration (“OSHA Requirements”), which obligation shall include ensuring that all contractors (including sub-contractors) that Tenant utilizes to perform work in the Premises comply with OSHA Requirements and that all required training is provided for such work. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Legal Requirements that relate to the Base Building (as hereinafter defined), but only to the extent such obligations are triggered by Tenant’s specific use of the Premises, other than for general office use, or alterations, additions or improvements in the Premises performed or requested by Tenant. “Base Building” shall mean and be limited to the structural portions of the Building including the foundation, the entrances and exits to the Building, the restrooms and the Building mechanical, electrical and plumbing systems and equipment located in the internal core of the Building. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Section 5.10.

As of the date of this Lease, Landlord has not received notice from any governmental agencies of any existing condition in the Building or on the Site which remains in violation of applicable Legal Requirements. On the Commencement Date, Landlord shall deliver the Landlord’s Work, the Building and Site (excluding Tenant’s Work and Legal Requirements triggered by Tenant’s Work), in compliance with applicable Legal Requirements.

5.11	Payment of Litigation Expenses

As Additional Rent, to pay all reasonable costs, counsel and other fees incurred by Landlord in connection with the successful enforcement by Landlord of any obligations of Tenant under this Lease or in connection with any bankruptcy case involving Tenant or any guarantor. Landlord hereby similarly agrees to pay all reasonable costs, counsel and other fees incurred by Tenant in connection with the successful enforcement by Tenant of any obligations of Landlord under this Lease or in connection with any bankruptcy case involving Landlord.

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5.12	Alterations

Tenant shall not make alterations and additions to Tenant’s Premises except in accordance with plans and specifications therefor first approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. However, Landlord’s determination of matters relating to aesthetic issues relating to alterations, additions or improvements which are visible outside the Premises shall be in Landlord’s sole discretion. Without limiting such standard Landlord shall not be deemed unreasonable for withholding approval of any alterations or additions (including, without limitation, any alterations or additions to be performed by Tenant under Article III) which (a) in Landlord’s opinion might adversely affect any structural or exterior element of the Building, any area or element outside of the Premises, or any facility or base building mechanical system serving any area of the Building outside of the Premises, or (b) involve or affect the exterior design, size, height, or other exterior dimensions of the Building or (c) will require unusual expense to readapt the Premises to normal office use on Lease termination or expiration or increase the cost of construction or of insurance or taxes on the Building or of the services called for by Section 4.1 unless Tenant first gives assurance acceptable to Landlord for payment of such increased cost and that such readaptation will be made prior to such termination or expiration without expense to Landlord, (d) enlarge the Rentable Floor Area of the Premises, or (e) are inconsistent, in Landlord’s judgment, with alterations satisfying Landlord’s standards for new alterations in the Building. Landlord’s review and approval of any such plans and specifications and consent to perform work described therein shall not be deemed an agreement by Landlord that such plans, specifications and work conform with applicable Legal Requirements and requirements of insurers of the Building and the other requirements of this Lease with respect to Tenant’s insurance obligations (herein called “Insurance Requirements”) nor deemed a waiver of Tenant’s obligations under this Lease with respect to applicable Legal Requirements and Insurance Requirements nor impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance of such plans, specifications and work with applicable Legal Requirements and Insurance Requirements nor give right to any other parties. Landlord shall respond to Tenant’s request for consent to any alterations, additions or improvements within fifteen (15) days after receipt of plans and specifications for the same, including, providing details on any reasons for disapproval, and Landlord shall respond to any resubmissions with respect to such alterations, additions or improvements within seven (7) days. Further, Tenant acknowledges that Tenant is acting for its own benefit and account, and that Tenant shall not be acting as Landlord’s agent in performing any work in the Premises, accordingly, no contractor, subcontractor or supplier shall have a right to lien Landlord’s interest in the Complex in connection with any work. Within thirty (30) days after receipt of an invoice from Landlord, Tenant shall pay to Landlord as a fee for Landlord’s review of any work or plans, as Additional Rent, all reasonable third party expenses incurred by Landlord to review Tenant’s plans and Tenant’s work. Except for any additions or alterations which Tenant requests to remain in the Premises in Tenant’s notice seeking Landlord’s consent for the installation thereof (which notice shall specifically refer to this Section 5.12) and for which Landlord specifically agrees in writing may remain, all alterations and additions shall be part of the Building unless and until Landlord shall specify the same for removal pursuant to Section 5.2. It is agreed that in no event shall Tenant be obligated to remove any of Landlord’s Work, nor shall Tenant be required to remove any of Tenant’s Work except to the extent Landlord reasonably determines such improvements will materially impair the future marketability of the Premises for office and light manufacturing use and Landlord notifies Tenant in writing that Landlord will require removal of such improvements at the time Landlord approves Tenant’s Plans. All of Tenant’s alterations and additions and installation of furnishings shall be coordinated with any work being performed by Landlord and in such manner as to maintain harmonious labor relations and not to damage the Buildings or Site or interfere with construction or operation of the Buildings and other improvements to the Site and, except for installation of furnishings, shall be performed by a general contractor or by contractors or workers selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Except for work by Landlord’s general contractor, Tenant, before its work is started, shall secure all licenses and permits necessary therefor; deliver to Landlord a statement of the names of all its contractors and subcontractors and the estimated cost of all labor and material to be furnished by them and security satisfactory to Landlord protecting Landlord against liens arising out of the furnishing of such labor and material; and cause each contractor to carry insurance in accordance with Section 8.14 herein and to deliver to Landlord certificates of all such insurance. Tenant shall also prepare and submit to Landlord a set of as-built plans, in both print and electronic forms, showing such work performed by Tenant to the Premises promptly after any such alterations, improvements or installations are substantially complete and promptly after any wiring or cabling for Tenant’s computer, telephone and other communications systems is installed by Tenant or Tenant’s contractor. Without limiting any of Tenant’s obligations hereunder, Tenant shall be responsible, as Additional Rent, for the costs of any alterations, additions or improvements in or to the Building that are required in order to comply with Legal Requirements as a result of any work performed by Tenant. Landlord shall have the right to provide such reasonable rules and regulations relative to the performance of any alterations, additions, improvements and installations by Tenant hereunder and Tenant shall abide by all such reasonable rules and regulations and shall cause all of its contractors to so abide including, without limitation, payment for the costs of using Building services provided such rules and regulations are delivered to Tenant no later than the date on which Landlord consents to the same hereunder (or if consent is not required, then provided the same are delivered to Tenant within five (5) days after Tenant notifies Landlord of its intent to perform the same). Tenant agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees, or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Buildings or the Site and discharge any such liens which may so attach within fifteen (15) days after notice thereof. Tenant shall pay, as Additional Rent, 100% of any real estate taxes on the Complex which shall, at any time after commencement of the Term, result from any alteration, addition or improvement to the Premises made by Tenant. Tenant acknowledges and agrees that Landlord shall be the owner of any additions, alterations and improvements in the Premises or the Building to the extent paid for by Landlord.

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Notwithstanding the terms of this Section 5.12, Tenant shall have the right, without obtaining the prior consent of Landlord but upon prior notice to Landlord, to make alterations, additions or improvements to the Premises where:

(i) the same are within the interior of the Premises within the Building, and do not affect the exterior of the Premises and the Building (including no signs on windows);

(ii) the same do not affect the roof, any structural element of the Building, the mechanical, electrical, plumbing, heating, ventilating, air-conditioning and fire protection systems of the Building;

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(iii) the cost of any individual alteration, addition or improvement shall not exceed $50,000 and the aggregate cost of said alterations, additions or improvements made by Tenant during the Lease Term shall not exceed $300,000 in cost (it being agreed that the costs of any painting and carpeting projects shall not count against the limits set forth above); and

(iv) Tenant shall comply with the provisions of this Lease and if such work increases the cost of insurance or taxes or of services, Tenant shall pay for any such increase in cost;

provided, however, that Tenant shall, within thirty (30) days after the making of such changes, send to Landlord plans and specifications describing the same in reasonable detail; and provided further that Landlord, by notice to Tenant within thirty (30) days after receipt of such plans and specifications, may require Tenant to restore the Premises to its condition prior to such alteration, addition or improvement at the expiration or earlier termination of the Lease Term.

Notwithstanding anything contained in this Section 5.12 to the contrary or Exhibit B-2 (Work Agreement), in the event of any conflict or inconsistency between the provisions of this Section 5.12 and the provisions of Exhibit B-2 (Work Agreement) attached hereto, the provisions of Exhibit B-2 (Work Agreement) shall govern and control with respect to Tenant’s Work and the provisions of this Section 5.12 shall govern and control with all alterations and work performed thereafter.

5.13	Vendors

Any vendors engaged by Tenant to perform services in or to the Premises including, without limitation, janitorial contractors and moving contractors shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or the Complex or interfere with Building construction or operation and shall be performed by vendors first approved by Landlord.

5.14	OFAC

(a) As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on the Specially Designated Nationals and Blocked Persons List maintained by the United States Treasury (“OFAC”) (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned, controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person that either may cause or causes Landlord to be in violation of any OFAC rule or regulation, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed an immediate Event of Default by Tenant under Section 7.1 of this Lease (without the benefit of notice or grace) and shall be covered by the indemnity provisions of Section 8.1 below, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

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(B) As an inducement to Tenant to enter into this Lease, Landlord hereby represents and warrants that: (i) Landlord is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or by any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Landlord is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Landlord (nor any person, group, entity or nation which owns or controls Landlord, directly or indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including without limitation the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person. In connection with the foregoing, is expressly understood and agreed that the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease. Notwithstanding anything contained herein to the contrary, for the purposes of this subsection (B) the phrase “owned or controlled directly or indirectly by any person, group, entity or nation” and all similar such phrases shall not include (x) any shareholder of Boston Properties, Inc., (y) any holder of a direct or indirect interest in a publicly traded company whose shares are listed and traded on a United States national stock exchange or (z) any limited partner, unit holder or shareholder owning an interest of five percent (5%) or less in Boston Properties Limited Partnership or the holder of any direct or indirect interest in Boston Properties Limited Partnership.

ARTICLE VI

Casualty and Taking

6.1	Damage Resulting From Casualty

In case the Building or the Site are damaged by fire or casualty and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within two hundred forty (240) days from the date of fire or casualty as certified by Landlord’s architect (the “Certification”), Landlord or Tenant may, each at its election, terminate this Lease by notice given to the other within sixty (60) days after the receipt of the Certification, specifying the effective date of termination. The effective date of termination specified by the terminating party shall not be less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination. In the event of such termination, neither party shall have any liability hereunder except with respect to obligations arising prior to the effective date of such termination or except to the extent the same are expressly stated to survive expiration or earlier termination hereof.

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In case during the last year of the Lease Term, the Premises are damaged by fire or casualty and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within one hundred twenty (120) days (and/or as to special work or work which requires long lead time then if such work cannot reasonably be expected to be repaired within such additional time as is reasonable under the circumstances given the nature of the work) from the date of such fire or casualty, Tenant may, at its election, terminate this Lease by notice given to Landlord within sixty (60) days after the date of such fire or other casualty, specifying the effective date of termination. The effective date of termination specified by Tenant shall be not less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination.

Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such damage subject, however, to the following provisions.

If the Building or the Site or any part thereof are damaged by fire or other casualty and this Lease is not so terminated, or Landlord or Tenant have no right to terminate this Lease, and in any such case the holder of any mortgage which includes the Building as a part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net insurance proceeds to be applied to the restoration of the Building (and/or the Site), Landlord promptly after such damage and the determination of the net amount of insurance proceeds available, shall use due diligence to restore the Premises and the Building in the event of damage thereto (excluding “Tenant’s Property” (as defined in Section 8.4 hereof), except as expressly provided in the immediately following paragraph of this Section 6.1) into proper condition for use and occupation and a just proportion of the Annual Fixed Rent, Tenant’s payments towards Landlord’s Operating Expenses and Landlord’s Tax Expenses according to the nature and extent of the injury to the Premises shall be abated until the Premises shall have been put by Landlord substantially into such condition except for punch list items and long lead items. Notwithstanding anything herein contained to the contrary, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net insurance proceeds.

Notwithstanding the foregoing, if Landlord is proceeding with the restoration of the Building and the Premises in accordance with the previous paragraph, Landlord shall also restore any alterations, additions or improvements within the Premises that are part of Tenant’s Property (x) which have previously been approved by Landlord in accordance with the terms and provisions of this Lease or which are existing in the Premises as of the date of this Lease, and (y) with respect to which Tenant has carried “all risk” insurance covering the loss or damage in accordance with Section 8.4 below and pays the proceeds of such insurance (or an amount equivalent thereto) to Landlord within five (5) business days following Landlord’s written request to the extent Tenant has actually received the same; provided, however, that in no event shall Landlord be required to fund any insufficiency in the insurance proceeds (or equivalent amount) provided by Tenant with respect to such loss or damage (or to fund any of the costs of restoration in the absence of any payment by Tenant).

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Notwithstanding anything contained herein to the contrary, if such restoration is not completed within the greater of (i) two hundred and forty (240) days from the date of the casualty or taking, or (ii) the period stated by Landlord’s architect in the Certification (the longer of such periods being the “Restoration Period”), such period to be subject, however, to extension where the delay in completion of such work is due to Force Majeure, as defined hereinbelow, (but in no event beyond twelve (12) months from the date of the casualty or taking), Tenant, as its sole and exclusive remedy, shall have the right to terminate this Lease at any time after the expiration of such Restoration Period (as so extended) period until the restoration is substantially completed, such termination to take effect as of the thirtieth (30th) day after the date of receipt by Landlord of Tenant’s notice, with the same force and effect as if such date were the date originally established as the expiration date hereof and neither party shall have any further liability except as expressly stated herein to so survive such expiration or earlier termination hereof unless, within thirty (30) days after Landlord’s receipt of Tenant’s notice, such restoration is substantially completed, in which case Tenant’s notice of termination shall be of no force and effect and this Lease and the Lease Term shall continue in full force and effect. When used herein, “Force Majeure” shall mean any prevention, delay or stoppage due to governmental regulation, strikes, lockouts, acts of God, acts of war, terrorists acts, civil commotions, unusual scarcity of or inability to obtain labor or materials, labor difficulties, fire or other casualty (including the time necessary to repair any damage caused thereby) or other causes reasonably beyond Landlord’s control or attributable to Tenant’s action or inaction.

6.2	Uninsured Casualty

Notwithstanding anything to the contrary contained in this Lease, if the Building or the Premises shall be substantially damaged by fire or casualty as the result of a risk not required to be maintained by Landlord and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within ninety (90) days from the time that repair work would commence, Landlord may, at its election, terminate the Term of this Lease by notice to the Tenant given within sixty (60) days after such loss. If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof and neither party shall have any further liability except as expressly stated herein to so survive such expiration or earlier termination hereof.

6.3	Rights of Termination for Taking

If the entire Building, or such portion of the Premises as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) unsuitable for Tenant’s purposes, shall be taken by condemnation or right of eminent domain, Landlord or Tenant shall have the right to terminate this Lease by notice to the other of its desire to do so, provided that such notice is given not later than thirty (30) days after Tenant has been deprived of possession. If either party shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof and neither party shall have any further liability except as expressly stated herein to so survive such expiration or earlier termination hereof.

Further, if so much of the Building shall be so taken that continued operation of the Building would be uneconomic as a result of the taking, Landlord shall have the right to terminate this Lease by giving notice to Tenant of Landlord’s desire to do so not later than thirty (30) days after Tenant has been deprived of possession of the Premises (or such portion thereof as may be taken). If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

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Should any part of the Premises be so taken or condemned during the Lease Term hereof, and should this Lease not be terminated in accordance with the foregoing provisions, and the holder of any mortgage which includes the Premises as part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net condemnation proceeds to be applied to the restoration of the Building, Landlord agrees that after the determination of the net amount of condemnation proceeds available to Landlord, Landlord shall use due diligence to put what may remain of the Premises into proper condition for use and occupation as nearly like the condition of the Premises prior to such taking as shall be practicable (excluding Tenant’s Property). Notwithstanding the foregoing, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net condemnation proceeds made available to it.

If the Premises shall be affected by any exercise of the power of eminent domain, then the Annual Fixed Rent shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant; and in case of a taking which permanently reduces the Rentable Floor Area of the Premises, a just proportion of the Annual Fixed Rent shall be abated for the remainder of the Lease Term.

6.4	Award

Landlord shall have and hereby reserves to itself any and all rights to receive awards made for damages to the Premises, the Building, the Complex and the Site and the leasehold hereby created, or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby grants, releases and assigns to Landlord all Tenant’s rights to such awards, and covenants to execute and deliver such further assignments and assurances thereof as Landlord may from time to time reasonably request.

Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceeding a claim for the value of any of Tenant’s usual trade fixtures installed in the Premises by Tenant at Tenant’s expense and for relocation and moving expenses, provided that such action and any resulting award shall not affect or diminish the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE VII

Default

7.1	Tenant’s Default

(a)	If at any time subsequent to the date of this Lease any one or more of the following events (herein sometimes called an “Event of Default”) shall occur:

(i)

Tenant shall fail to pay the fixed rent, Additional Rent or other charges for which provision is made herein on or before the date on which the same become due and payable, and the same continues for five (5) business days after notice from Landlord thereof; or

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(ii)	intentionally omitted; or

(iii)	Tenant shall assign its interest in this Lease or sublet any portion of the Premises in violation of the requirements of Section 5.6 through 5.6.6 of this Lease; or

(iv)

Tenant shall fail to perform or observe some term or condition of this Lease which, because of its character, would immediately jeopardize Landlord’s interest (such as, but without limitation, failure to maintain general liability insurance, or the employment of labor and contractors within the Premises which interfere with Landlord’s work, in violation of Exhibit B-1), and such failure continues for three (3) business days after notice from Landlord to Tenant thereof; or

(v)

Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant specifying such neglect or failure, or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly to remedy the same and to prosecute such remedy to completion with diligence and continuity; or

(vi)	Tenant’s leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant; or

(vii)

Tenant shall make an assignment for the benefit of creditors or shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation for the relief of debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or

(viii)

A petition shall be filed against Tenant in bankruptcy or under any other law seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive), or if any debtor in possession (whether or not Tenant) trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Premises shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive) then, and in any of said cases (notwithstanding any license of a former breach of covenant or waiver of the benefit hereof or consent in a former instance).

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Landlord lawfully may, immediately or at any time thereafter, and without demand or further notice terminate this Lease by notice to Tenant, specifying a date not less than ten (10) days after the giving of such notice on which this Lease shall terminate, and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Lease Term (Tenant hereby waiving any rights of redemption), and Tenant will then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

(b)

If this Lease shall have been terminated as provided in this Article, then Landlord may, without notice, re- enter the Premises, either by force, summary proceedings, ejectment or otherwise, and remove and dispossess Tenant and all other persons and any and all property from the same, as if this Lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end.

(c)

In the event that this Lease is terminated under any of the provisions contained in Section 7.1 (a) or shall be otherwise terminated by breach of any obligation of Tenant, Tenant covenants and agrees forthwith to pay and be liable for, on the days originally fixed herein for the payment thereof, amounts equal to the several installments of rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Term, and for the whole thereof, but in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent and other charges received by Landlord in reletting, after deduction of all reasonable out-of-pocket expenses incurred in reletting the Premises (including, without limitation, remodeling costs, brokerage fees and the like), and in collecting the rent in connection therewith, in the following manner:

Amounts received by Landlord after reletting shall first be applied against such Landlord’s reasonable out-of-pocket expenses, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease (Tenant’s liability prior to any such reletting and such recovery not in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease); when and if such expenses have been completely recovered, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant’s obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof shall be payable by Tenant. Further, amounts received by Landlord from such reletting for any period shall be credited only against obligations of Tenant allocable to such period, and shall not be credited against obligations of Tenant hereunder accruing subsequent or prior to such period; nor shall any credit of any kind be due for any period after the date when the term of this Lease is scheduled to expire according to its terms.

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Landlord agrees to use commercially reasonable efforts to mitigate Landlord’s damages following an Event of Default, including the use of commercially reasonable efforts to relet the Premises after Tenant vacates the same in the event this Lease is terminated based upon an Event of Default by Tenant hereunder. The marketing of the Premises in a manner similar to the manner in which Landlord markets other premises in buildings owned by Landlord or its affiliates in the Boston West Suburban market shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts” hereunder. In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises (including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant), (ii) relet the Premises before leasing other comparable space in buildings owned by Landlord or its affiliates in the vicinity of the Building, or (iii) lease the Premises for a rental less than the current fair market rent then prevailing for similar office and laboratory space in buildings owned by Landlord or its affiliates in the vicinity of the Building.

(d)

(i) In the alternative, Landlord may elect, by notice given to Tenant at any time after such termination and whether or not Landlord shall have collected any damages under subsection (c) above, but as liquidated final damages and in lieu of all other damages beyond the date of such notice, to require Tenant to pay such a sum as at the time of the giving of such notice represents the amount of the excess, if any, of (a) the discounted present value, at a discount rate of 6%, of the total rent and other charges which would have been payable by Tenant under this Lease from the date of such notice for what would be the then unexpired Lease Term if the Lease terms had been fully complied with by Tenant over and above, (b) the discounted present value, at a discount rate of 6%, of the total rent and other charges that would be received by Landlord if the Premises were released at the time of such notice for the remainder of the Lease Term at the fair market value (including provisions regarding periodic increases in rent if such are applicable) prevailing at the time of such notice as reasonably determined by Landlord, plus all expenses which Landlord may have incurred with respect to the collection of such damages.

(ii) For the purposes of this Article, if Landlord elects to require Tenant to pay damages in accordance with the immediately preceding paragraph, the total rent shall be computed by assuming that Landlord’s Operating Expenses, and Landlord’s Tax

Expenses would be, for the balance of the unexpired Term from the date of such notice, the amount thereof (if any) for the immediately preceding annual period payable by Tenant to Landlord.

(e)

In case of any Event of Default, re-entry, dispossession by summary proceedings or otherwise, Landlord may (i) re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions or free rent to the extent that Landlord considers advisable or necessary to re-let the same and (ii) may make such alterations, repairs and decorations in the Premises as Landlord in its reasonable judgment considers advisable or necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises, or, in the event that the Premises are re-let, for failure to collect the rent under reletting provided Landlord uses commercially reasonable efforts in connection with same as provided in subsection (c) above. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

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(f)

The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for. Further, nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

(g)

In lieu of any other damages or indemnity and in lieu of the recovery by Landlord of all sums payable under all the foregoing provisions of this Section 7.1, Landlord may elect to collect from Tenant, by notice to Tenant given to Tenant at the time of termination, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the sum of the Annual Fixed Rent and all Additional Rent payable for the twelve (12) months ended next prior to such termination plus the amount of Annual Fixed Rent and Additional Rent of any kind accrued and unpaid at the time of such termination plus any and all reasonable out-of-pocket expenses which the Landlord may have incurred for and with respect of the collection of any of such rent.

7.2	Landlord’s Default

Landlord shall never be liable for any failure to make repairs which, under the provisions of this Lease, Landlord has undertaken to make unless:

(a) Tenant has given notice to Landlord of the need to make such repairs, or of a condition in the Building or in the Premises requiring any repair for which Landlord is responsible; and

(b) Landlord has failed to commence to make such repairs within a reasonable time after receipt of such notice.

In the event Landlord fails to make such repairs as are required of Landlord within thirty (30) days after written notice from Tenant to Landlord and to the holder of any mortgage on the Premises of which Landlord has given Tenant notice or of which Tenant has actual notice, specifying the nature of such repairs (or if such repairs are of the type which cannot be completed within thirty (30) days, then if Landlord or the holder of any such mortgage (at the option of such mortgagee) fails to (i) commence making such repairs within thirty (30) days after such written notice from Tenant and (ii) thereafter prosecute such repairs to completion with due diligence given the nature of such repairs), then thereafter at any time prior to Landlord’s or such mortgagee’s commencing such repairs or subsequent to Landlord or such mortgagee commencing such repairs if Landlord or such mortgagee has not prosecuted such repairs to completion with due diligence given the nature of such repairs, Tenant may, but need not, make such repairs and charge the reasonable cost thereof to Landlord, and Landlord shall reimburse Tenant for such reasonable costs within thirty (30) days of receipt of a reasonably detailed invoice for the same; provided, however, that in the case of emergency repairs (i) such notice by Tenant to Landlord and such mortgagee need not be in writing, and (ii) Tenant may make such emergency repairs and charge the reasonable cost thereof to Landlord if either Landlord or such mortgagee has not made such emergency repairs within a reasonable time after such notice. However, in no event shall Tenant have the right to offset against, withhold or deduct from Annual Fixed Rent or additional rent payable under this Lease for any reason relating to this Section.

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ARTICLE VIII

Insurance and Indemnity

8.1	Tenant’s Indemnity

(a) Indemnity. To the fullest extent permitted by law, Tenant waives any right to contribution against the Landlord Parties (as hereinafter defined) and agrees to indemnify and save harmless the Landlord Parties from and against all claims by a third party of whatever nature to the extent arising from or claimed to have arisen from (i) any act, omission or negligence of the Tenant Parties (as hereinafter defined); (ii) any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring in or about the Premises from the earlier of (A) the date on which any Tenant Party first enters the Premises for any reason or (B) the Commencement Date, and thereafter throughout and until the end of the Lease Term, and after the end of the Lease Term for so long after the end of the Lease Term as any of Tenant’s Property (as defined in Section 8.4) remains on the Premises, or Tenant or anyone acting by, through or under Tenant may use, be in occupancy of any part of, or have access to the Premises or any portion thereof; (iii) any accident, injury or damage whatsoever occurring outside the Premises but within the Building, or on common areas or the Complex, where such accident, injury or damage results, or is claimed to have resulted, from any act, omission or negligence on the part of any of the Tenant Parties; or (iv) any breach of this Lease by Tenant. Tenant shall pay such indemnified amounts as they are incurred by the Landlord Parties. This indemnification shall not be construed to deny or reduce any other rights or obligations of indemnity that any of the Landlord Parties may have under this Lease or the common law. Notwithstanding anything contained herein to the contrary, in no event shall Tenant be obligated to indemnify Landlord for any claims, costs, fees, disbursements, damages or otherwise arising to the extent of Landlord’s or any of Landlord’s Parties’ negligence or willful misconduct.

(b) No limitation. The indemnification obligations under this Section 8.1 shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant or any subtenant or other occupant of the Premises under workers’ compensation acts, disability benefit acts, or other employee benefit acts.

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(c) Subtenants and other occupants. Tenant shall require its subtenants and other occupants of the Premises to provide similar indemnities to the Landlord Parties in a form acceptable to Landlord.

(d) Survival. The terms of this Section 8.1 shall survive any termination or expiration of this Lease.

(e) Costs. The foregoing indemnity and hold harmless agreement shall include indemnity for all reasonable, out-of-pocket costs, expenses and liabilities (including, without limitation, reasonable out-of-pocket attorneys’ fees and disbursements) incurred by the Landlord Parties in connection with any such claim or any action or proceeding brought thereon, and the defense thereof. In addition, in the event that any action or proceeding shall be brought against one or more Landlord Parties by reason of any such claim, Tenant, upon request from the Landlord Party, shall resist and defend such action or proceeding on behalf of the Landlord Party by counsel appointed by Tenant’s insurer (if such claim is covered by insurance without reservation) or otherwise by counsel reasonably satisfactory to the Landlord Party. The Landlord Parties shall not be bound by any compromise or settlement of any such claim, action or proceeding without the prior written consent of such Landlord Parties, which shall not be unreasonably withheld, conditioned or delayed.

(f) Landlord Parties and Tenant Parties. The term “Landlord Party” or “Landlord Parties” shall mean Landlord, any affiliate of Landlord, Landlord’s managing agents for the Building, each mortgagee (if any), each ground lessor (if any), and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents or representatives. For the purposes of this Lease, the term “Tenant Party” or “Tenant Parties” shall mean Tenant, any affiliate of Tenant, any permitted subtenant or any other permitted occupant of the Premises, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives.

8.1.1 Landlord’s Indemnity. Subject to the limitations in Section 9.3 and in Section 8.2 and Section 8.13 of this Article, and to the extent not resulting from any act, omission, fault, negligence or misconduct of Tenant or its contractors, licensees, invitees, agents, servants or employees, Landlord agrees to indemnify and save harmless Tenant from and against any claim by a third party arising from any injury to any person occurring in the Premises or in the Complex after the date that possession of the Premises is first delivered to Tenant and until the expiration or earlier termination of the Lease Term, to the extent such injury results from the gross negligence or willful misconduct of Landlord or Landlord’s employees, or from any breach or default by Landlord in the performance or observance of its covenants or obligations under this Lease; provided, however, that in no event shall the aforesaid indemnity render Landlord responsible or liable for any loss or damage to fixtures, personal property or other property of Tenant, and Landlord shall in no event be liable for any indirect or consequential damages. Tenant shall provide notice of any such third party claim to Landlord as soon as practicable. Landlord shall have the right, but not the duty, to defend the claim. The provisions of this Section shall not be applicable to (i) the holder of any mortgage now or hereafter on the Complex or Building (whether or not such holder shall be a mortgagee in possession of or shall have exercised any rights under a conditional, collateral or other assignment of leases and/or rents respecting the Complex or Building), or (ii) any person acquiring title as a result of, or subsequent to, a foreclosure of any such mortgage or a deed in lieu of foreclosure, except to the extent of liability insurance maintained by either of the foregoing.

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8.2	Tenant’s Risk

Tenant agrees to use and occupy the Premises, and to use such other portions of the Complex as Tenant is given the right to use by this Lease at Tenant’s own risk. Except as expressly set forth otherwise to the contrary in this Lease, the Landlord Parties shall not be liable to the Tenant Parties for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to a Tenant Party’s business) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Building or the Complex, any fire, robbery, theft, mysterious disappearance, or any other crime or casualty, the actions of any other person or persons, or any leakage in any part or portion of the Premises or the Building or the Complex, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Building or the Complex, or from drains, pipes or plumbing fixtures in the Building or the Complex. Any goods, property or personal effects stored or placed in or about the Premises shall be at the sole risk of the Tenant Party, and neither the Landlord Parties nor their insurers shall in any manner be held responsible therefor. The Landlord Parties shall not be responsible or liable to a Tenant Party, or to those claiming by, through or under a Tenant Party, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Building or otherwise. Notwithstanding the foregoing, the Landlord Parties shall not be released from liability for any injury, loss, damages or liability to the extent arising from any negligence or willful misconduct of the Landlord Parties on or about the Premises; provided, however, in no event shall the Landlord Parties have any liability to a Tenant Party based on any loss with respect to or interruption in the operation of Tenant’s business. The provisions of this section shall be applicable to the fullest extent permitted by law, and until the expiration or earlier termination of the Lease Term, and during such further period as any of Tenant’s Property remains on the Premises, or Tenant or anyone acting by, through or under Tenant may use, be in occupancy of any part of, or have access to the Premises or of the Building.

8.3	Tenant’s Commercial General Liability Insurance

Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, and thereafter throughout and until the end of the Lease Term, and after the end of the Lease Term for so long as any of Tenant’s Property remains on the Premises, or Tenant or anyone acting by, through or under Tenant may use, be in occupancy of any part of, or have access to the Premises or any portion thereof, a policy of commercial general liability insurance, on an occurrence basis, issued on a form at least as broad as Insurance Services Office (“ISO”) Commercial General Liability Coverage “occurrence” form CG 00 01 10 01 or another Commercial General Liability “occurrence” form providing equivalent coverage. Such insurance shall include contractual liability coverage, specifically covering but not limited to the indemnification obligations undertaken by Tenant in this Lease. The minimum limits of liability of such insurance shall be $5,000,000 per occurrence, which may be satisfied through a combination of primary and excess/umbrella insurance. In addition, in the event Tenant hosts a function in the Premises, in the Building or on the Complex, Tenant agrees to obtain, and cause any persons or parties providing services for such function to obtain, the appropriate insurance coverages as determined by Landlord (including liquor liability coverage, if applicable) and provide Landlord with evidence of the same.

17 Hartwell Avenue - Fractyl (FINAL)

8.4	Tenant’s Property Insurance

Tenant shall maintain at all times during the Term of this Lease, and during such earlier or later time as Tenant may be performing work in or to the Premises or have property, fixtures, furniture, equipment, machinery, goods, supplies, wares or merchandise on the Premises, and continuing thereafter so long as any of Tenant’s Property, remains on the Premises, or Tenant or anyone acting by, through or under Tenant may use, be in occupancy of or have access to, any part of the Premises, business interruption insurance and insurance against loss or damage covered by the so-called “all risk” type insurance coverage with respect to (i) Tenant’s property, fixtures, furniture, equipment, machinery, goods, supplies, wares and merchandise, and other property of Tenant located at the Premises, (ii) all additions, alterations and improvements made by or on behalf of the Tenant in the Premises (except to the extent paid for by Landlord in connection with this Lease) or existing in the Premises as of the date of this Lease, and (iii) any property of third parties, including but not limited to leased or rented property, in the Premises in Tenant’s care, custody, use or control, provided that such insurance in the case of (iii) may be maintained by such third parties, (collectively “Tenant’s Property”). The business interruption insurance required by this section shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than the Annual Fixed Rent then in effect during any year during the Term, plus any Additional Rent due and payable for the immediately preceding year during the Term. The “all risk” insurance required by this section shall be in an amount at least equal to the full replacement cost of Tenant’s Property. In addition, during such time as Tenant is performing work in or to the Premises, Tenant, at Tenant’s expense, shall also maintain, or shall cause its contractor(s) to maintain, builder’s risk insurance for the full insurable value of such work. Landlord and such additional persons or entities as Landlord may reasonably request shall be named as loss payees, as their interests may appear, on the policy or policies required by this Lease, except for insurance maintained by third parties as provided in (iii) above. In the event of loss or damage covered by the “all risk” insurance required by this Lease, the responsibilities for repairing or restoring the loss or damage shall be determined in accordance with Article VI. To the extent that Landlord is obligated to pay for the repair or restoration of the loss or damage covered by the policy, Landlord shall be paid the proceeds of the “all risk” insurance covering the loss or damage. To the extent Tenant is obligated to pay for the repair or restoration of the loss or damage, covered by the policy, Tenant shall be paid the proceeds of the “all risk” insurance covering the loss or damage. If both Landlord and Tenant are obligated to pay for the repair or restoration of the loss or damage covered by the policy, the insurance proceeds shall be paid to each of them in the pro rata proportion of their obligations to repair or restore the loss or damage. If the loss or damage is not repaired or restored (for example, if the Lease is terminated pursuant to Article VI), the insurance proceeds shall be paid to Landlord and Tenant in the pro rata proportion of their relative contributions to the cost of the leasehold improvements covered by the policy.

17 Hartwell Avenue - Fractyl (FINAL)

8.5	Tenant’s Other Insurance

Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, and thereafter throughout the end of the Term, and after the end of the Term for so long after the end of the Term any of Tenant’s Property remains on the Premises or as Tenant or anyone acting by, through or under Tenant may use, be in occupancy of, or have access to the Premises or any portion thereof, (1) comprehensive automobile liability insurance (covering any automobiles owned or operated by Tenant at the Site) issued on a form at least as broad as ISO Business Auto Coverage form CA 00 01 07 97 or other form providing equivalent coverage; (2) worker’s compensation insurance or participation in a monopolistic state workers’ compensation fund; and (3) employer’s liability insurance or (in a monopolistic state) Stop Gap Liability insurance. Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident. Such worker’s compensation insurance shall carry minimum limits as defined by the law of the jurisdiction in which the Premises are located (as the same may be amended from time to time). Such employer’s liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee.

8.6	Requirements for Tenant’s Insurance

All insurance required to be maintained by Tenant pursuant to this Lease shall be maintained with responsible companies that are admitted to do business, and are in good standing in the Commonwealth of Massachusetts and that have a rating of at least “A” and are within a financial size category of not less than “Class X” in the most current Best’s Key Rating Guide or such similar rating as may be reasonably selected by Landlord. All such insurance shall: (1) be acceptable in form and content to Landlord; (2) be primary and noncontributory (including all primary and excess/umbrella policies); and (3) contain an endorsement prohibiting cancellation, failure to renew, reduction of amount of insurance, or change in coverage without the insurer first giving Landlord thirty (30) days’ prior written notice (by certified or registered mail, return receipt requested, or by fax or email) of such proposed action. No such policy shall contain any self-insured retention greater than $100,000 for property insurance and $25,000 for commercial general liability insurance. Any deductibles and such self-insured retentions shall be deemed to be “insurance” for purposes of the waiver in Section 8.13 below. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts of insurance based on such limits as are customarily carried with respect to similar properties in the area in which the Premises are located. The minimum amounts of insurance required by this Lease shall not be reduced by the payment of claims or for any other reason. In the event Tenant shall fail to obtain or maintain any insurance meeting the requirements of this Article, or to deliver such policies or certificates as required by this Article, Landlord may, at its option, on five (5) days’ notice to Tenant, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

17 Hartwell Avenue - Fractyl (FINAL)

8.7	Additional Insureds

To the fullest extent permitted by law, the commercial general liability and auto insurance carried by Tenant pursuant to this Lease, and any additional liability insurance carried by Tenant pursuant to Section 8.5 of this Lease or any other provision of this Lease, shall name Landlord, Landlord’s managing agent, and such other persons as Landlord may reasonably request from time to time as additional insureds with respect to liability arising out of or related to this Lease or the operations of Tenant (collectively “Additional Insureds”). Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured. For the avoidance of doubt, each primary policy and each excess/umbrella policy through which Tenant satisfies its obligations under this Section 8.7 must provide coverage to the Additional Insureds that is primary and non-contributory.

8.8	Certificates of Insurance

On or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, Tenant shall furnish Landlord with certificates evidencing the insurance coverage required by this Lease, and renewal certificates shall be furnished to Landlord at least annually thereafter, and at least thirty (30) days prior to the expiration date of each policy for which a certificate was furnished (acceptable forms of such certificates for liability and property insurance, respectively, as of the date hereof, are attached as Exhibit H, however, other forms of certificates may satisfy the requirements of this Section 8.8) . In jurisdictions requiring mandatory participation in a monopolistic state workers’ compensation fund, the insurance certificate requirements for the coverage required for workers’ compensation will be satisfied by a letter from the appropriate state agency confirming participation in accordance with statutory requirements. Such current participation letters required by this Section 8.8 shall be provided every six (6) months for the duration of this Lease. Failure by the Tenant to provide the certificates or letters required by this Section 8.8 shall not be deemed to be a waiver of the requirements in this Section 8.8. Upon request by Landlord, a true and complete copy of any insurance policy required by this Lease shall be delivered to Landlord within ten (10) days following Landlord’s request.

8.9	Subtenants and Other Occupants

Tenant shall require its subtenants and other occupants of the Premises to provide written documentation evidencing the obligation of such subtenant or other occupant to indemnify the Landlord Parties to the same extent that Tenant is required to indemnify the Landlord Parties pursuant to Section 8.1 above, and to maintain insurance that meets the requirements of this Article, and otherwise to comply with the requirements of this Article, provided that the terms of this Section 8.9 shall not relieve Tenant of any of its obligations to comply with the requirements of this Article. Tenant shall require all such subtenants and occupants to supply certificates of insurance evidencing that the insurance requirements of this Article have been met and shall forward such certificates to Landlord on or before the earlier of (i) the date on which the subtenant or other occupant or any of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives first enters the Premises or (ii) the commencement of the sublease. Tenant shall be responsible for identifying and remedying any deficiencies in such certificates or policy provisions.

17 Hartwell Avenue - Fractyl (FINAL)

8.10	No Violation of Building Policies

Tenant shall not commit or permit any violation of the policies of fire, boiler, sprinkler, water damage or other insurance covering the Complex and/or the fixtures, equipment and property therein carried by Landlord, or do or permit anything to be done, or keep or permit anything to be kept, in the Premises, which in case of any of the foregoing (i) would result in termination of any such policies, (ii) would adversely affect Landlord’s right of recovery under any of such policies, or (iii) would result in reputable and independent insurance companies refusing to insure the Complex or the property of Landlord in amounts reasonably satisfactory to Landlord. Landlord hereby confirms that Tenant’s use of the Premises for the Permitted Uses does not violate any insurance coverage carried by Landlord.

8.11	Tenant to Pay Premium Increases

If, to the extent because of anything done, caused or permitted to be done, or omitted by Tenant (or its subtenant or other occupants of the Premises), the rates for liability, fire, boiler, sprinkler, water damage or other insurance on the Complex and equipment of Landlord or any other tenant or subtenant in the Building shall be higher than they otherwise would be, Tenant shall reimburse Landlord for the additional insurance premiums thereafter paid by Landlord which shall have been charged because of the aforesaid reasons, such reimbursement to be made from time to time within thirty (30) days after Landlord’s demand.

8.12	Landlord’s Insurance

(a) Required insurance. Landlord shall maintain insurance against loss or damage with respect to the Building on an “all risk” type insurance form, with customary exceptions, subject to such deductibles and self-insured retentions as Landlord may determine, in an amount equal to at least the replacement value of the Building. Landlord shall also maintain such insurance with respect to any improvements, alterations, and fixtures of Tenant located at the Premises to the extent paid for by Landlord. Landlord shall also maintain loss of rents insurance insuring against the loss of monthly installments of Fixed Rent and the Additional Rent due under Sections 2.6 and 2.7 of this Lease for twelve (12) months in the case of both such Fixed Rent and Additional Rent. The cost of such insurance shall be treated as a part of Landlord’s Operating Expenses. Such insurance shall be maintained with an insurance company selected by Landlord. Payment for losses thereunder shall be made solely to Landlord.

(b) Optional insurance. Landlord may maintain such additional insurance with respect to the Building and the Complex, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, and/or liability insurance, as Landlord may in its sole discretion elect. Landlord may also maintain such other insurance as may from time to time be required by the holder of any mortgage on the Building or Complex. The reasonable out of pocket cost of all such additional insurance shall also be part of the Landlord’s Operating Expenses.

(c) Blanket and self-insurance. Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties, or by Landlord or any affiliate of Landlord under a program of self-insurance, and in such event Landlord’s Operating Expenses shall include the portion of the commercially reasonable cost of blanket insurance or self-insurance that is allocated to the Building.

17 Hartwell Avenue - Fractyl (FINAL)

(d) No obligation. Landlord shall not be obligated to insure, and shall not assume any liability of risk of loss for, Tenant’s Property, including any such property or work of Tenant’s subtenants or occupants. Landlord will also have no obligation to carry insurance against, nor be responsible for, any loss suffered by Tenant, subtenants or other occupants due to interruption of Tenant’s or any subtenant’s or occupant’s business.

8.13	Waiver of Subrogation

To the fullest extent permitted by law, the parties hereto waive and release any and all rights of recovery against the other, and agree not to seek to recover from the other or to make any claim against the other, and in the case of Landlord, against all Tenant Parties, and in the case of Tenant, against all Landlord Parties, for any loss or damage incurred by the waiving/releasing party to the extent such loss or damage is insured under any insurance policy required by this Lease or which would have been so insured had the party carried the insurance it was required to carry hereunder. Tenant shall obtain from its subtenants and other occupants of the Premises a similar waiver and release of claims against any or all of Tenant or Landlord. In addition, the parties hereto (and in the case of Tenant, its subtenants and other occupants of the Premises) shall procure an appropriate clause in, or endorsement on, any insurance policy required by this Lease pursuant to which the insurance company waives subrogation. The insurance policies required by this Lease shall contain no provision that would invalidate or restrict the parties’ waiver and release of the rights of recovery in this section. The parties hereto covenant that no insurer shall hold any right of subrogation against the parties hereto by virtue of such insurance policy.

8.14	Tenant’s Work

During such times as Tenant is performing work or having work or services performed in or to the Premises, Tenant shall require its contractors, and their subcontractors of all tiers, to obtain and maintain commercial general liability, automobile, workers compensation, employer’s liability, builder’s risk, and equipment/property insurance in such amounts and on such terms as are customarily required of such contractors and subcontractors on similar projects. The amounts and terms of all such insurance are subject to Landlord’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed. The commercial general liability and auto insurance carried by Tenant’s contractors and their subcontractors of all tiers pursuant to this Section 8.14 shall name the Additional Insureds as additional insureds with respect to liability arising out of or related to their work or services. Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured. Tenant shall obtain and submit to Landlord, prior to the earlier of (i) the entry onto the Premises by such contractors or subcontractors or (ii) commencement of the work or services, certificates of insurance evidencing compliance with the requirements of this Section 8.14.

17 Hartwell Avenue - Fractyl (FINAL)

ARTICLE IX

Miscellaneous Provisions

9.1	Waiver

No waiver by Landlord of any condition of this Lease, nor any failure by Tenant to deliver any security deposit, letter of credit, pre-paid rent, financial information, guaranty or other item required upon the execution and delivery of this Lease, shall be construed as excusing satisfaction of any such condition or the delivery of any such item by Tenant, and Landlord reserves the right to declare the failure of Tenant to satisfy any such condition or deliver any such item an Event of Default under this Lease. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of subsequent similar act by the other.

No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

In connection with any financing to be secured by Tenant’s personal property, trade fixtures, inventory or stock-in-trade located on the Premises, Landlord agrees to execute and deliver, within fifteen (15) days of Tenant’s written request therefor, a waiver and subordination of lien for the benefit of the holder of such indebtedness either in Landlord standard form with such commercially reasonable revisions as such holder may request.

9.2	Cumulative Remedies

Except as expressly provided in this Lease, the specific remedies to which Landlord or Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which such party may be lawfully entitled in case of any breach or threatened breach by the other party hereto of any provisions of this Lease. In addition to the other remedies provided in this Lease, the parties shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

17 Hartwell Avenue - Fractyl (FINAL)

9.3	Quiet Enjoyment

This Lease is subject and subordinate to all matters of record. Tenant, subject to the terms and provisions of this Lease on payment of the rent and observing, keeping and performing all of the terms and provisions of this Lease on Tenant’s part to be observed, kept and performed, shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises during the Term (exclusive of any period during which Tenant is holding over after the termination or expiration of this Lease without the consent of Landlord), without hindrance or ejection by any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant, subject, however, to the terms of this Lease; the foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied; and it is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and Landlord’s successors, including ground or master lessees, only with respect to breaches occurring during Landlord’s or Landlord’s successors’ respective ownership of Landlord’s interest hereunder, as the case may be.

Further, Tenant specifically agrees to look solely to Landlord’s then equity interest in the Building at the time owned, or in which Landlord holds an interest as ground lessee, together with income and proceeds therefrom, for recovery of any judgment from Landlord; it being specifically agreed that neither Landlord (original or successor), nor any beneficiary of any trust of which any person holding Landlord’s interest is trustee, nor any member, manager, partner, director or stockholder, nor Landlord’s managing agent, shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest, or any action not involving the personal liability of Landlord (original or successor), any successor trustee to the persons named herein as Landlord, or any beneficiary of any trust of which any person holding Landlord’s interest is trustee, or of any manager, member, partner, director or stockholder of Landlord or of Landlord’s managing agent to respond in monetary damages from Landlord’s assets other than Landlord’s equity interest aforesaid in the Building, but in no event shall Tenant have the right to terminate or cancel this Lease or to withhold rent or to set-off any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the demised premises (constructive or actual) by Landlord continuing after notice to Landlord thereof and a reasonable opportunity for Landlord to cure the same. In no event shall Landlord or Tenant ever be liable to the other party for any indirect or consequential damages suffered from whatever cause; provided that the foregoing shall not limit or alter any procedural right or remedy of Landlord under this Lease nor shall the same apply to the obligations of Tenant with respect to any hold over by Tenant after the expiration or earlier termination of this Lease of the obligations under Section 5.3 with respect to Hazardous Materials. In the event that Landlord shall be determined to have acted unreasonably in withholding any consent or approval under this Lease, the sole recourse and remedy of Tenant in respect thereof shall be to specifically enforce Landlord’s obligation to grant such consent or approval, and in no event shall the Landlord be responsible for any damages of whatever nature in respect of its failure to give such consent or approval nor shall the same otherwise affect the obligations of Tenant under this Lease or act as any termination of this Lease. No member, manager, partner, director, officers or stockholders of Tenant shall ever be personally liable under this Lease for any monetary obligation of Tenant.

17 Hartwell Avenue - Fractyl (FINAL)

9.4	Notice to Mortgagee and Ground Lessor

After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord, as ground lessee, which includes the Premises as a part of the demised premises, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor, and the curing of any of Landlord’s defaults by such holder or ground lessor within a reasonable time thereafter (including a reasonable time to obtain possession of the premises if the mortgagee or ground lessor elects to do so) shall be treated as performance by Landlord. For the purposes of this Section 9.4 or Section 9.14, the term “mortgage” includes a mortgage on a leasehold interest of Landlord (but not one on Tenant’s leasehold interest).

9.5	Assignment of Rents

With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees:

(a)

That the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder, or ground lessor, shall, by notice sent to Tenant, or pursuant to an SNDA (as hereinafter defined), specifically otherwise elect; and

(b)

That, except as aforesaid, such holder or ground lessor shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises, or, in the case of a ground lessor, the assumption of Landlord’s position hereunder by such ground lessor.

In no event shall the acquisition of title to the Building and the land on which the same is located by a purchaser which, simultaneously therewith, leases the entire Building or such land back to the seller thereof be treated as an assumption by such purchaser-lessor, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder subject to the provisions of Section 9.3 and any SNDA. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser provided that such purchaser agrees to recognize the right of Tenant to use and occupy the Premises upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder this Lease and provided that Tenant agrees to attorn to such purchaser. For all purposes, such seller-lessee, and its successors in title, shall be the landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

9.6	Surrender

No act or thing done by Landlord during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of the Lease or a surrender of the Premises.

17 Hartwell Avenue - Fractyl (FINAL)

9.7	Brokerage

(A) Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Lease other than the broker, person or firm, if any, designated in Section 1.1 hereof; and in the event any claim is made against the Landlord relative to dealings by Tenant with brokers, other than the broker, if any, designated in Section 1.1 hereof, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld, conditioned or delayed) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise to the extent of such claim.

(B) Landlord warrants and represents that Landlord has not dealt with any broker, in connection with the consummation of this Lease other than the broker, person or firm, if any, designated in Section 1.1 hereof; and in the event any claim is made against the Tenant relative to dealings by Landlord with brokers, other than the broker, if any, designated in Section 1.1 hereof, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection first approved by Tenant (which approval will not be unreasonably withheld) and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to the broker for the Original Term of this Lease, if any, designated in Section 1.1 hereof.

9.8	Invalidity of Particular Provisions

If any term or provision of this Lease, including but not limited to any waiver of contribution or claims, indemnity, obligation, or limitation of liability or of damages, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

9.9	Provisions Binding, Etc.

The obligations of this Lease shall run with the land, and except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to subletting or assignment by Tenant.

9.10	Recording; Confidentiality

Tenant agrees not to record the within Lease, but each party hereto agrees, on the request of the other, to execute a so-called Notice of Lease or short form lease in form recordable and complying with applicable Legal Requirements and reasonably satisfactory to both Landlord’s and Tenant’s attorneys. In no event shall such document set forth rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

17 Hartwell Avenue - Fractyl (FINAL)

The parties agree that this Lease and the terms contained herein will be treated as strictly confidential and except as required by law (or except with the written consent of the parties) Parties shall not disclose the same to any third party except for the parties’ partners, purchasers, brokers, lenders, accountants and attorneys, and other advisors, contractors and consultants who have a need to know the terms of this Lease, all of whom have been advised of the confidentiality provisions contained herein and agree to be bound by the same. In the event one party is required by law to provide this Lease or disclose any of its terms, the disclosing party shall give the other party prompt notice of such requirement prior to making disclosure so that the other party may seek an appropriate protective order. If failing the entry of a protective order the disclosing party is compelled to make disclosure, the disclosing party shall only disclose portions of the Lease which the disclosing party is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed.

9.11	Notices

Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or to Tenant, such notice shall be in writing and shall be sent by overnight commercial courier or by registered or certified mail, postage or delivery charges prepaid, as the case may be:

If intended for Landlord, addressed to Landlord at the address set forth in Article I of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice) with a copy to Landlord, Attention: Regional General Counsel.

If intended for Tenant, addressed to Tenant at the addresses set forth in Article I of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice).

Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused, (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted, (iii) if the notice address is a post office box number, notice shall be effective the day after such notice is sent as provided hereinabove or (iv) if the notice is to a foreign address, notice shall be effective two (2) days after such notice is sent as provided hereinabove.

Where provision is made for the attention of an individual or department, the notice shall be effective only if the wrapper in which such notice is sent is addressed to the attention of such individual or department.

Any notice given by an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord and shall be fully effective. Any notice given by an attorney on behalf of Tenant shall be considered as given by Tenant and shall be fully effective.

17 Hartwell Avenue - Fractyl (FINAL)

Time is of the essence with respect to any and all notices and periods for giving notice or taking any action thereto under this Lease.

9.12	When Lease Becomes Binding and Authority

Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof. Landlord and Tenant hereby represent and warrant to the other that all necessary action has been taken to enter this Lease and that the person signing this Lease on behalf of Landlord and Tenant has been duly authorized to do so.

9.13	Section Headings

The titles of the Articles throughout this Lease are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

9.14	Rights of Mortgagee

This Lease shall be subject and subordinate to any mortgage now or hereafter on the Site or the Building, or both, and to each advance made or hereafter to be made under any mortgage, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor provided that the holder of such mortgage agrees to recognize the rights of Tenant under this Lease (including the right to use and occupy the Premises) upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder pursuant to a commercially reasonable subordination, non-disturbance and attornment agreement (“SNDA”). In confirmation of such subordination and recognition, Tenant shall execute and deliver promptly such instruments of subordination and recognition as such mortgagee may reasonably request subject to receipt of such instruments of recognition from such mortgagee as Tenant may reasonably request (Tenant hereby agreeing to pay any legal or other fees charged by the mortgagee in connection with providing the same). In the event that any mortgagee or its respective successor in title shall succeed to the interest of Landlord, then, this Lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its landlord. If any holder of a mortgage which includes the Premises, executed and recorded prior to the date of this Lease, shall so elect, this Lease and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed, delivered and recorded, or a statutory notice hereof recorded, prior to the execution, delivery and recording of any such mortgage. The election of any such holder shall become effective upon either notice from such holder to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder’s office of an instrument in which such holder subordinates its rights under such mortgage to this Lease.

17 Hartwell Avenue - Fractyl (FINAL)

Landlord hereby represents and warrants that there is no mortgage currently encumbering the Building and/or the Site as of the date of this Lease. As a condition to any subordination of this Lease to a mortgage hereunder granted on the Site or the Building, Landlord shall obtain an SNDA executed by the mortgagee in its standard form with such commercially reasonable changes thereto as Tenant may reasonably request.

If in connection with obtaining financing a bank, insurance company, pension trust or other institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or condition its consent thereto, provided that such modifications do not increase the monetary obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created.

9.15	Status Reports and Financial Statements

Recognizing that Landlord may find it necessary to establish to third parties, such as accountants, banks, potential or existing mortgagees, potential purchasers or the like, the then current status of performance hereunder, Tenant, on the request of Landlord made from time to time, will furnish to Landlord within ten (10) business days of Tenant’s receipt of Landlord’s request therefor, or any existing or potential holder of any mortgage encumbering the Premises, the Building, the Site and/or the Complex or any potential purchaser of the Premises, the Building, the Site and/or the Complex, (each an “Interested Party”), a statement of the status of any matter pertaining to this Lease, including, without limitation, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease. In addition, Tenant shall deliver to Landlord, or any Interested Party designated by Landlord (not more than once per calendar year unless there has been an Event of Default hereunder), annual financial statements of Tenant and any guarantor of Tenant’s obligations under this Lease, as reasonably requested by Landlord, including, but not limited to financial statements for the past three (3) years. Any such status statement (but no such financial statement) delivered by Tenant pursuant to this Section 9.15 may be relied upon by any Interested Party. Landlord shall keep any non-public financial statements provided by Tenant pursuant to this Section 9.15 confidential, and shall not disclose the same other than (i) to Landlord’s officers, employees and consultants (or to any of the Interested Parties) or (ii) to the extent required by applicable law or by any administrative, governmental or judicial proceeding, and to the extent such financial statements are provided to Interested Parties, Landlord shall advise such Interested Parties of the obligation to keep the same confidential as provided in this Section 9.15. Landlord shall deliver to Tenant within ten (10) business days of Tenant’s request therefor, a customary estoppel certificate which may be relied upon by Tenant and third parties reasonably designated by Tenant.

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9.16	Self-Help

Following an Event of Default hereunder (although notice and cure shall not be required either in an emergency or where Tenant has alleged in written notice to Landlord that an unsafe or dangerous condition exists), Landlord shall have the right, but shall not be obligated, to enter upon the Premises and to reasonably perform such obligation notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default. In performing such obligation, Landlord may make any reasonable payment of money or perform any other reasonable act. All reasonable sums so paid by Landlord (together with interest at the rate of one and one-half percentage points over the then prevailing prime rate in Boston as set by Bank of America, N.A., or its successor (but in no event greater than the maximum rate permitted by applicable Legal Requirements) and all reasonable costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be Additional Rent under this Lease and shall be payable to Landlord within fifteen (15) days of demand therefor. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

9.17	Holding Over

Any holding over by Tenant after the expiration of the term of this Lease shall be treated as a tenancy at sufferance and shall be on the terms and conditions as set forth in this Lease, as far as applicable except that Tenant shall pay as a use and occupancy charge an amount equal to 150% of the Annual Fixed Rent and Additional Rent calculated (on a daily basis) at the highest rate payable under the terms of this Lease, for the first sixty (60) days of such holding over, and thereafter increasing to 200% of the Annual Fixed Rent and Additional Rent calculated (on a daily basis) at the highest rate payable under the terms of this Lease, measured from the day on which Tenant’s hold-over commences and terminating on the day on which Tenant vacates the Premises. In addition, Tenant shall save Landlord, its agents and employees harmless and will exonerate, defend and indemnify Landlord, its agents and employees from and against any and all damages which Landlord may suffer on account of Tenant’s hold-over in the Premises after the expiration or prior termination of the term of this Lease; provided, Landlord agrees that Tenant shall not be liable for consequential damages unless such holding over exceeds sixty (60) days. Nothing in the foregoing nor any other term or provision of this Lease shall be deemed to permit Tenant to retain possession of the Premises or hold over in the Premises after the expiration or earlier termination of the Lease Term. All property which remains in the Building or the Premises after the expiration or termination of this Lease shall be conclusively deemed to be abandoned and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any part thereof shall be sold, then Landlord may receive the proceeds of such sale and apply the same, at its option against the expenses of the sale, the cost of moving and storage, any arrears of rent or other charges payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under this Lease and at law and in equity.

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9.18	Security Deposit

(A) Concurrently with the execution of this Lease, Tenant shall pay to Landlord a security deposit in the amount of Four Hundred Fifty Thousand and 00/100 Dollars ($450,000) and Landlord shall hold the same, throughout the Term of this Lease (including the Extended Term, if applicable), unless sooner returned to Tenant as provided in this Section 9.18, as security for the performance by Tenant of all obligations on the part of Tenant to be performed under this Lease. Such deposit shall be in the form of an irrevocable, unconditional, negotiable letter of credit (the “Letter of Credit”). The Letter of Credit shall (i) be issued by and drawn on a bank reasonably approved by Landlord (it being agreed that Silicon Valley Bank shall be deemed approved by Landlord for so long as it meets the other requirements of this Section 9.18) and at a minimum having a long term issuer credit rating from Standard and Poor’s Professional Rating Service of A or a comparable rating from Moody’s Professional Rating Service, (ii) be substantially in the form attached hereto as Exhibit H, (iii) permit one or more draws thereunder to be made accompanied only by certification by Landlord or Landlord’s managing agent that pursuant to the terms of this Lease, Landlord is entitled to draw upon such Letter of Credit, (iv) permit transfers at any time without charge, (v) permit presentment in Boston, Massachusetts and (vi) provide that any notices to Landlord be sent to the notice address provided for Landlord in this Lease. If the credit rating for the issuer of such Letter of Credit falls below the standard set forth in (i) above or if the financial condition of such issuer changes in any other material adverse way or if any trustee, receiver or liquidator shall be appointed for the issuer, Landlord shall have the right to require that Tenant provide a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant’s failure to provide the same within thirty (30) days following Landlord’s written demand therefor shall entitle Landlord to immediately draw upon the Letter of Credit. Any such Letter of Credit shall be for a term of two (2) years (or for one (1) year if the issuer thereof regularly and customarily only issues letters of credit for a maximum term of one (1) year) and shall in either case provide for automatic renewals through the date which is ninety (90) days subsequent to the scheduled expiration of this Lease (as the same may be extended). Any failure or refusal of the issuer to honor the Letter of Credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder with regard to the security deposit. Upon the occurrence of any Event of Default, Landlord shall have the right from time to time without prejudice to any other remedy Landlord may have on account thereof, to draw on all or any portion of such deposit held as a Letter of Credit and to apply the proceeds of such Letter of Credit or any cash held as such deposit, or any part thereof, to Landlord’s damages arising from such Event of Default on the part of Tenant under the terms of this Lease. If Landlord so applies all or any portion of such deposit, Tenant shall within seven (7) business days after notice from Landlord deposit cash with Landlord in an amount sufficient to restore such deposit to the full amount stated in this Section 9.18. While Landlord holds any cash deposit Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. Neither the holder of a mortgage nor the Landlord in a ground lease on property which includes the Premises shall ever be responsible to Tenant for the return or application of any such deposit, whether or not it succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such holder or ground Landlord or such holder or ground lessor shall have assumed same, or be deemed to have assumed same

(B)Landlord shall return a Seventy-Five Thousand and 00/100 Dollar ($75,000.00) portion of such deposit to Tenant so that the remainder of such deposit shall be Three Hundred Seventy-Five Thousand and 00/100 Dollars ($375,000.00) (or if such deposit is in the form of a Letter of Credit, Landlord shall exchange the Letter of Credit for a Letter of Credit delivered by Tenant which reduces the amount secured by the Letter of Credit by the amount stated hereinabove and otherwise in strict conformity with the requirements herein) at the beginning of the fourth (4) Rent Year (the “First Scheduled Reduction Date”) if (i) no Event of Default then exists, (ii) Landlord has not applied such deposit or any portion thereof to Landlord’s damages arising from any default on the part of Tenant, whether or not Tenant has restored the amount so applied by Landlord, (iii) there has not been more than one (1) monetary or material non-monetary Events of Default that occurred during the immediately preceding 12-month period, even if later cured, (iv) Tenant has not declared bankruptcy at any point during the Term and (v) either (A) Tenant has demonstrated a positive net income in accordance with generally accepted accounting principles for its most recent fiscal year prior to the First Scheduled Reduction Date, as shown in its public filings for such fiscal year (or, in the event that Tenant is an entity other than a publicly held company whose shares are traded on a national stock exchange, as shown in a certified copy of its most recent audited financial statements covering such fiscal year), or (B) Tenant has demonstrated that it holds a minimum of cash or cash equivalents of $30,000,000 as of the First Scheduled Reduction Date, as shown in its public filings (or, in the event that Tenant is an entity other than a publicly held company whose shares are traded on a national stock exchange, as shown in a certified copy of its most recent audited financial statements). In the event that Tenant does not meet all of the foregoing conditions set forth in clauses (i) through (v) of the immediately preceding sentence at the beginning of the fourth (4) Rent Year, then the First Scheduled Reduction Date shall be deferred until such date as Tenant has met such conditions.

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(C)Landlord shall return an additional Seventy-Five Thousand and 00/100 Dollar ($75,000.00) portion of such deposit to Tenant so that the remainder of such deposit shall be Thee Hundred Thousand and 00/100 Dollars ($300,000.00) (or if such deposit is in the form of a Letter of Credit, Landlord shall exchange the Letter of Credit for a Letter of Credit delivered by Tenant which reduces the amount secured by the Letter of Credit by the amount stated hereinabove and otherwise in strict conformity with the requirements herein) at the beginning of the fifth (5th) Lease Year (the “Second Scheduled Reduction Date”) if (i) no Event of Default then exists, (ii) Landlord has not applied such deposit or any portion thereof to Landlord’s damages arising from any default on the part of Tenant, whether or not Tenant has restored the amount so applied by Landlord, (iii) there has not been more than one (1) monetary or material non-monetary Events of Default that occurred during the immediately preceding 12-month period, even if later cured, (iv) Tenant has not declared bankruptcy at any point during the Term and (v) either (A) Tenant has demonstrated a positive net income in accordance with generally accepted accounting principles for its most recent fiscal year prior to the First Scheduled Reduction Date, as shown in its public filings for such fiscal year (or, in the event that Tenant is an entity other than a publicly held company whose shares are traded on a national stock exchange, as shown in a certified copy of its most recent audited financial statements covering such fiscal year), or (B) Tenant has demonstrated that it holds a minimum of cash or cash equivalents of $30,000,000 as of the Second Scheduled Reduction Date, as shown in its public filings (or, in the event that Tenant is an entity other than a publicly held company whose shares are traded on a national stock exchange, as shown in a certified copy of its most recent audited financial statements). In the event that Tenant does not meet all of the foregoing conditions set forth in clauses (i) through (v) of the immediately preceding sentence at the beginning of the fifth (5th) Rent Year, then the Second Scheduled Reduction Date shall be deferred until such date as Tenant has met such conditions, but in no event shall such reduction occur until one (1) Lease Year after the First Scheduled Reduction Date occurs (as the same may be deferred as provided above). In no event shall the Letter of Credit be reduced to less than $300,000 hereunder.

(D)If Tenant believes that it has satisfied all the conditions precedent to a reduction in the amount of the security deposit, then it shall request such reduction in writing to Landlord, which request shall certify to Landlord that all such conditions have been satisfied. If Landlord agrees, in its reasonable determination, that all of the aforesaid conditions are met, the security deposit shall be so reduced in accordance with this Section 9.18. No Letter of Credit shall automatically reduce, but any reduction in the amount thereof shall require Landlord’s prior written notice to the issuer of the Letter of Credit of the reduced amount. Promptly after Landlord’s receipt of Tenant’s request for a reduction as described above, Landlord shall determine whether such a reduction is permitted in accordance with this Section 9.18, and if it is, Landlord shall notify the issuer of the Letter of Credit of the amount to which the Letter of Credit shall be reduced.

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(E) Provided no Event of Default then exists, Landlord shall return the deposit, or so much thereof as shall not have theretofore been applied in accordance with the terms of this Section 9.18, to Tenant within sixty (60) days of the expiration or earlier termination of the term of this Lease (as the same may have been extended) and surrender possession of the Premises by Tenant to Landlord in the condition required in the Lease at such time.

9.19	Late Payment

If Landlord shall not have received any payment or installment of Annual Fixed Rent or Additional Rent (the “Outstanding Amount”) on or before the date on which the same first becomes payable under this Lease (the “Due Date”), the amount of such payment or installment shall incur a late charge equal to the sum of: (a) five percent (5%) of the Outstanding Amount for administration and bookkeeping costs associated with the late payment and (b) interest on the Outstanding Amount from the Due Date through and including the date such payment or installment is received by Landlord, at a rate equal to the lesser of (i) the rate announced by Bank of America, N.A., (or its successor) from time to time as its prime or base rate (or if such rate is no longer available, a comparable rate reasonably selected by Landlord), plus two percent (2%), or (ii) the maximum applicable legal rate, if any. Such interest shall be deemed Additional Rent and shall be paid by Tenant to Landlord within fifteen (15) days of demand therefor.

Landlord agrees to waive the late charge due hereunder for the first late payment by Tenant under this Lease per calendar year, provided that Landlord receives such payment from Tenant within five (5) business days of the Due Date (provided further that if such payment is not received with the aforesaid five (5) business day period, interest on the Outstanding Amount will accrue as of the original Due Date).

9.20	Tenant’s Payments

Each and every payment and expenditure, other than Annual Fixed Rent, shall be deemed to be Additional Rent hereunder, whether or not the provisions requiring payment of such amounts specifically so state, and shall be payable, unless otherwise provided in this Lease, within thirty (30) days after written demand by Landlord, and in the case of the non-payment of any such amount, Landlord shall have, in addition to all of its other rights and remedies, all the rights and remedies available to Landlord hereunder or by law in the case of non-payment of Annual Fixed Rent. Unless expressly otherwise provided in this Lease, the performance and observance by Tenant of all the terms, covenants and conditions of this Lease to be performed and observed by Tenant shall be at Tenant’s sole cost and expense. If Tenant has not objected to any statement of Additional Rent which is rendered by Landlord to Tenant within one hundred eighty (180) days after Landlord has rendered the same to Tenant, then the same shall be deemed to be a final account between Landlord and Tenant not subject to any further dispute. In the event that Tenant shall seek Landlord’s consent or approval under this Lease, then Tenant shall reimburse Landlord, upon demand, as Additional Rent, for all reasonable costs and expenses, including legal and architectural costs and expenses, incurred by Landlord in processing such request, whether or not such consent or approval shall be given. Notwithstanding anything in this Lease to the contrary, if Landlord or any affiliate of Landlord has elected to qualify as a real estate investment trust (“REIT”), any service required or permitted to be performed by Landlord pursuant to this Lease, the charge or cost of which may be treated as impermissible tenant service income under the laws governing a REIT, may be performed by a taxable REIT subsidiary that is affiliated with either Landlord or Landlord’s property manager, an independent contractor of Landlord or Landlord’s property manager (the “Service Provider”). If Tenant is subject to a charge under this Lease for any such service, then, at Landlord’s direction, Tenant will pay such charge either to Landlord for further payment to the Service Provider or directly to the Service Provider, and, in either case, (i) Landlord will credit such payment against Additional Rent due from Tenant under this Lease for such service, and (ii) such payment to the Service Provider will not relieve Landlord from any obligation under the Lease concerning the provisions of such service.

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9.21	Waiver of Trial by Jury

To induce Landlord to enter into this Lease, Tenant hereby waives any right to trial by jury in any action, proceeding or counterclaim brought by either Landlord or Tenant on any matters whatsoever arising out of or any way connected with this Lease, the relationship of the Landlord and the Tenant, the Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, including but not limited to, any summary process eviction action.

9.22	Electronic Signatures

The parties acknowledge and agree that this Lease may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.

9.23	Governing Law

This Lease shall be governed exclusively by the provisions hereof and by the law of the Commonwealth of Massachusetts, as the same may from time to time exist.

9.24	Back-Up Generator

Tenant shall have the right to install and use a back-up generator not to exceed 250 kw (the “Back-up Generator”) exclusively serving the Premises on the following terms and conditions:

(a) It is understood and agreed that Tenant shall be responsible, at its sole cost and expense, for installing all necessary connections (the “Generator Connections”) between the Back-up Generator and the Premises. In addition to complying with the applicable construction provisions of this Lease, Tenant shall not install or operate the Back-up Generator or Generator Connections in any portion of the Building or the Site until (x) Tenant shall have obtained Landlord’s prior written approval, which approval will not be unreasonably withheld, delayed or conditioned, of Tenant’s plans and specifications for the placement and installation of the Back-up Generator and the Generator Connections, and (y) Tenant shall have obtained and delivered to Landlord copies of all required governmental and quasi-governmental permits, approvals, licenses and authorizations necessary for the lawful installation, operation and maintenance of the Back-up Generator and Generator Connections.

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(b) Landlord shall have no liability to Tenant for the operation of the Back-up Generator.

(c) Landlord shall have no obligation to provide any services to the Back-up Generator. Tenant shall, at its sole cost and expense and otherwise in accordance with the provisions of this Section 9.24, arrange for all utility services required for the operation of the Back-up Generator.

(d) Tenant shall, at its sole cost and expense, be solely responsible for all maintenance and repair to the Back-up Generator and the Generator Connections. In connection therewith, Tenant shall provide Landlord with evidence on an annual basis of the existence of a maintenance contract for the Back-up Generator (providing for semi-annual preventative maintenance and annual loadbank testing) with a service provider reasonably acceptable to Landlord.

(e) Tenant shall have no right to make any material changes, alterations, signs, or other improvements to the Back-up Generator or the Generator Connections without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(f) Tenant shall be responsible for the cost of repairing any damage to the Building or the Site (including, without limitation, damage to all associated wiring, circuitry and panels) caused by its use of the Back-up Generator and the Generator Connections.

(g) Except for assignees of this Lease or subtenants no other person, firm or entity shall have the right to connect to the Back-up Generator other than Tenant.

(h) To the maximum extent permitted by applicable Legal Requirements, Tenant’s use of the Back-up Generator and the Generator Connections shall be at the sole risk of Tenant and shall be limited to operations only as necessary when standard electrical service is interrupted, and Landlord shall have no liability to Tenant in the event that the Back-up Generator or the Generator Connections are damaged for any reason, unless such damage arises from the negligence or willful misconduct of Landlord or any Landlord Parties, subject to Section 8.13 of this Lease.

(i) Tenant shall comply with all applicable Legal Requirements in Tenant’s use of the Back-up Generator and the Generator Connections. Tenant shall immediately notify Landlord of any release or spill of fuel or other Hazardous Materials related to the Back-up Generator.

(j) Landlord shall have the right, upon no less than thirty (30) days’ notice to Tenant, and at Landlord’s sole cost and expense (which may, at Tenant’s election, include the installation of a temporary generator sufficient for Tenant’s requirements), to relocate the Back-up Generator and the Generator Connections to another area within the Site. Any such relocation shall be performed by Tenant at Landlord’s reasonable expense and shall be scheduled at times reasonably satisfactory to Tenant so as to minimize interference with Tenant’s business operations.

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(k) Landlord shall have the right to designate or identify the Back-up Generator with or by a lease or license number (or other marking) and to place such number (or marking) on or near such Back-up Generator.

(m) It is expressly understood and agreed that the Back-up Generator shall remain at the Complex and become the property of Landlord upon the expiration or earlier termination of this Lease.

9.25	Tenant’s Rooftop Equipment

(a) Subject to the terms and provisions of this Section 9.25, Tenant shall be permitted to install (x) telecommunications equipment, related receiving equipment, related cable connections and other related telecommunications equipment (collectively, the “Telecom Equipment”) and (y) HVAC equipment and any and all related equipment to accommodate Tenant’s HVAC requirements (collectively, the “HVAC Unit”), in a location or locations on the rooftop of the Building in an area to be mutually agreed upon the parties, provided that such installation does not adversely affect the structural elements or the visual aesthetic of the Building as reasonably determined by Landlord (it being acknowledged that Landlord may reasonably require installation of screening for such installations) in its reasonable discretion. Landlord may require the use of its designated roofing contractor for any penetrations of the roof or other work which could impact the warranty of the roof. Tenant shall have no right to license, sublease, assign or otherwise transfer its rights to install and use Telecom Equipment and the HVAC Unit (other than to an assignee or subtenant permitted or consented to under this Lease). Landlord shall not install, nor permit others to install any telecommunications equipment, antennas or similar installations on the rooftop of the Building or elsewhere on the Site.

(b) Tenant’s use of the Telecom Equipment and the HVAC Unit (collectively, the “Tenant’s Equipment”) shall be upon all of the conditions of the Lease, except as modified below:

(i) It is understood and agreed that Tenant shall be responsible, at its sole cost and expense, for installing the Tenant’s Equipment. In addition to complying with the applicable construction provisions of this Lease, Tenant shall not install or operate any portion of the Tenant’s Equipment until Tenant shall have obtained Landlord’s prior written approval, which approval will not be unreasonably withheld, delayed, or conditioned, of Tenant’s plans and specifications therefor.

(ii) Landlord shall have no obligation to provide any services to the Tenant’s Equipment, provided Tenant shall have the right to connect Tenant’s Equipment to existing Base Building utility systems, subject to Landlord’s right to approve such connections, which approval will not be unreasonably withheld, delayed or conditioned. Tenant shall, at its sole cost and expense and otherwise in accordance with the provisions of this Section 9.25, arrange for all utility services required for the operation of the Tenant’s Equipment.

(iii) Tenant shall have no right to make any material changes, alterations or other improvements to the Tenant’s Equipment without Landlord’s prior written consent, which consent will not be unreasonably withheld, delayed or conditioned; provided, however, that Tenant shall have the right to maintain and make repairs to and replace from time to time, the Tenant’s Equipment.

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(iv) Tenant shall be responsible for the cost of repairing any damage to the Building caused by the installation, operation and removal of the Tenant’s Equipment.

(v) To the maximum extent permitted by law, Tenant’s use of the Tenant’s Equipment shall be at the sole risk of Tenant, and Landlord shall have no liability to Tenant in the event that the Tenant’s Equipment is damaged for any reason, unless such damage arises from the negligence or willful misconduct of Landlord or any Landlord Parties subject to Section 8.13 of this Lease.

(vi) Landlord shall have the right, upon no less than thirty (30) days’ notice to Tenant and at Landlord’s sole cost and expense, to relocate portions of the Tenant’s Equipment to another area on the roof of the Building. Any such relocation shall be performed at a time which does not materially interfere with Tenant’s business operations.

(vii) Upon not less than sixty (60) days prior written request from Landlord, Tenant shall, at its sole cost and expense, remove Tenant’s Equipment (or such elements of the same as Landlord shall designate) and restore any areas affected by the installation and subsequent removal of Tenant’s Equipment upon the expiration or earlier termination of the Term.

(c) Tenant shall, at its sole cost and expense, secure and maintain in full force and effect the approvals of all governmental authorities and all permits required by governmental authorities having jurisdiction over such approvals for the Tenant’s Equipment, and shall provide Landlord with copies of such approvals and permits prior to commencing any work with respect thereto. Tenant shall be solely responsible for maintaining Tenant’s Equipment in compliance with applicable Legal Requirements (and Landlord assumes not risk with respect thereto). In addition, Tenant shall be solely responsible for all costs and expenses in connection with the installation, maintenance, use and removal of the Tenant’s Equipment.

ARTICLE X

Expansion Option

10.1	Expansion Option.

(A)

Expansion Premises. On the conditions (which conditions Landlord may waive, at its election, by written notice to Tenant at any time) that both at the time that Tenant exercises its expansion option under this Section 10.1 and as of the date upon which the Expansion Premises (as defined below) would have otherwise become incorporated into the Premises: (i) there exists no Event of Default, (ii) this Lease is still in full force and effect, (iii) Tenant has neither assigned this Lease nor sublet more than 5,000 square feet of the Rentable Floor Area of the Premises in the aggregate (except for an assignment or subletting permitted without Landlord’s consent under Section 5.6 hereof), and (iv) Landlord has not previously submitted to Tenant a Landlord’s Submitted Offer pursuant to Section 10.2 below, Tenant shall have the option to lease the Expansion Premises on and subject to the terms and provisions herein set forth.

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“Expansion Premises” means additional area on the ground level of the Building contiguous to the Premises in an amount to be designated by Tenant in Tenant’s Expansion Request Notice (as defined below) containing (i) not less than 25,000 square feet of Rentable Floor Area, and (ii) not more than 80,000 square feet of Rentable Floor Area, all to be constructed and finished in the location behind the existing Building (but in no event may the square footage of the Expansion Premises exceed the square footage that would result in the need to construct any type of parking structure, whether in or below the Expansion Premises, or elsewhere on the Site).

(B)

Exercise of Rights to Expansion Premises. Subject to the conditions set forth in Section 10.1(A) above, Tenant may exercise its option to lease the Expansion Premises by giving written notice to Landlord (“Expansion Request Notice”) not later than fifteen (15) months prior to the expiration of the Term of this Lease (time is of the essence) (the “Expansion Notice Deadline”) (i) stating that Tenant is interested in exercising its expansion option for the Expansion Premises, (ii) identifying the selected Rentable Floor Area of the Expansion Premises (subject to the size parameters expressly set forth in Section 10.1(A) above), (iii) stating the proposed term for the Expansion Premises, which the parties agree shall not be less than eight (8) years and not be more than twelve (12) years from the commencement date applicable to the Expansion Premises (the “Expansion Term”). Tenant’s Expansion Request Notice shall include a detailed copy of Tenant’s financial statements for its two (2) most recently completed fiscal years, as well as year-to-date financials through Tenant’s most recently completed quarter. Upon the timely giving of the Expansion Request Notice, Landlord shall, within one hundred and twenty (120) days after receipt thereof, deliver written notice to Tenant (the “Landlord’s Expansion Response”) which sets forth (i) the proposed Annual Fixed Rent for the Expansion Premises determined in accordance with Section 10.1(C)(iii) below (it being understood that Tenant shall continue to pay Landlord’s Operating Expenses and Landlord’s Tax Expenses in accordance Article II of the Lease), (ii) an estimate of the Total Project Costs, (iii) the anticipated commencement date (the “Anticipated Expansion Inclusion Date”) for the Expansion Premises, (iv) the proposed level of buildout of the Expansion Premises, (v) the proposed landlord contribution, if any, (vi) the required increase in the security deposit, and (vii) Landlord’s Rent Quotation with respect to the original Premises for the period of extension of the Term applicable thereto as provided below. Upon the giving of the Landlord’s Expansion Notice, Landlord and Tenant shall negotiate an amendment to this Lease to memorialize Tenant’s lease of the Expansion Premises consistent with the provisions of this Section 10.1 (the “Expansion Amendment”) for a period of sixty (60) days following the delivery of Landlord’s Expansion Response (the (“Expansion Amendment Deadline”). If the parties fail to execute the Expansion Amendment by the Expansion Amendment Deadline (time being of the essence) for any reason, then the applicable Expansion Request Notice and Landlord’s Expansion Response each shall be deemed withdrawn and of no further force and effect, but the failure of the parties to execute the Expansion Amendment by the Expansion Amendment Deadline shall not prohibit Tenant from delivering additional Expansion Request Notices in the future provided (i) the same is not delivered within six (6) months of the last Expansion Request Notice, (ii) such notices are delivered to Landlord no later than the Expansion Notice Deadline, and (iii) Landlord has not previously submitted to Tenant a Landlord’s Submitted Offer pursuant to Section 10.2 below. The failure of the parties to reach agreement on the Expansion Amendment shall not be deemed a default by either party, permit a termination of this Lease or otherwise entitle the parties to any rights or remedies under this Lease. Tenant shall have no right to deliver an Expansion Request Notice after the Expansion Notice Deadline, time being of the essence of this Section 10.1(B). The execution of the Expansion Amendment shall not be deemed to waive any of the conditions to Tenant’s lease of the Expansion Premises, unless otherwise specifically provided in the Expansion Amendment.

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The Expansion Amendment shall provide that the term with respect to the original Premises shall be extended so as to be co-terminus with the Expansion Term and the Annual Fixed Rent for the original Premises shall be determined in the manner set forth in Section 2.4.1(B) of the Lease except that (i) Tenant shall not be required to deliver any Exercise Notice, (ii) Landlord shall provide Landlord’s Rent Quotation as part of Landlord’s Expansion Response, and (iii) notwithstanding any provision of Section 2.4.1 to the contrary, in no event shall the Annual Fixed Rent for the period of such extension be less than the Annual Fixed Rent for the last year of the Term of this Lease as it may have been extended. Notwithstanding any implication to the contrary Landlord has no obligation to make any additional payment to Tenant in respect of any construction allowance or the like or to perform any work to the Premises as a result of such extension.

(C)

Lease Provisions Applying to Expansion Premises. The leasing to Tenant of the Expansion Premises pursuant to the Expansion Amendment shall be upon all the same terms and conditions of the Lease except as follows:

(i) Commencement Date and Rent Commencement Date. The commencement date (and rent commencement date) with respect to the Expansion Premises shall be the later date to occur of (y) the Anticipated Expansion Inclusion Date, and (z) the date that Landlord delivers the entire Expansion Premises to Tenant pursuant to the requirements of this Section 10.1(C) substantially complete and vacant and free of any occupancy rights, personal property and debris (the “Expansion Premises Commencement Date”). From and after the Expansion Premises Commencement Date, all references in the Lease to “Premises” and the “Building” shall include the Expansion Premises.

(ii) Term. The term of the Lease as to the Expansion Premises shall be the Expansion Term as provided in Section 10.1(B) above (and the term of the original Premises shall be co-terminous).

(iii) Annual Fixed Rent. The Annual Fixed Rent for the Expansion Premises shall be equal to the amount reasonably estimated by Landlord to recover the Total Project Costs and to pay Landlord an annual rate of return on the Total Project Costs (as hereinafter defined) equal to 275 basis points over the average yield on the ten (10) year United States Treasury notes, as determined by Landlord at the time Landlord submits Landlord’s Expansion Response as provided above; provided, however, in no event shall the Annual Fixed Rent payable for the Expansion Premises be less than the amount necessary to recover the Total Project Costs and to pay Landlord an eight percent (8%) per annum rate of return on the Total Project Costs (as defined below). The “Total Project Costs” shall mean all of the total hard and soft costs incurred by Landlord to design, permit and construct the Expansion Premises and related improvements, including, but not limited to, landscaping; construction and installation of drives, driveways, and other site improvements; provision of additional parking facilities at Site (subject to the limitation set forth in Section 10.1(A) above) (the “Expansion Work”); and a construction management fee equal to five percent (5%) of the Total Project Costs). Total Project Costs shall include the land value of the land area reasonably allocated to the Expansion Premises and based on a $100.00 per square foot basis (as of the date of this Lease), such amount to be escalated annually by four percent (4%) on each anniversary of the Commencement Date of the original Premises.

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(iv) Landlord’s Contribution. Landlord shall have no obligation to provide any contribution to Tenant in respect of the Expansion Premises except as expressly provided in the Expansion Amendment.

(v) Construction of Expansion Work During Occupancy. Tenant acknowledges and agrees that the Expansion Work will be performed by Landlord (or its contractor) while Tenant is in occupancy of the Premises and the same shall not be considered an eviction, actual or constructive, of Tenant from the Premises and shall not entitle Tenant to terminate this Lease or to an abatement of any Annual Fixed Rent or Additional Rent payable hereunder. Tenant acknowledges and agrees that such ongoing construction may result in noise, dust, vibrations and other construction disturbances and Tenant’s exercise of its rights under this Section 10.1 shall constitute Tenant’s agreement to perform the obligations of Tenant under this Lease with knowledge of the construction of the Expansion Work and the disruption and disturbances that may result therefrom, including a temporary reduction in parking spaces at the Site during the construction of the Expansion Premises. Landlord shall, during the performance of the Expansion Work, exercise commercially reasonable efforts (in light of the construction activities being performed and Tenant’s operations in the original Premises) to minimize interference with Tenant’s use of or access to the Premises pursuant to this Lease and to implement reasonable construction measures and procedures to mitigate dust and noise to the extent commercially feasible provided that such efforts and measures shall not require Landlord to perform such construction activities outside of normal building hours or at material additional cost to Landlord, except that, if requested by Tenant, Landlord agrees to perform elements of construction of the Expansion Premises outside normal business hours to the extent the same would have a material adverse effect on Tenant’s ability to conduct business operations in the Premises if such work were performed during normal business hours.

(D)

Permitting Contingency. The lease of the Expansion Premises, the obligation of Landlord to perform the Expansion Work and the Expansion Amendment shall be subject to the condition that Landlord obtains all necessary building and other permits and governmental approvals, including, but not limited to, site plan approval, special permits, variances, conservation commission approvals and a building permit (collectively, the “Permits and Approvals”) required to construct and operate the Expansion Premises (the “Permit Contingency”). After the execution of the Expansion Amendment, Landlord agrees to promptly apply for, and diligently pursue, such Permits and Approvals for the Expansion Premises. To the extent Landlord determines that it will be unable through the exercise of reasonable efforts to obtain the Permits and Approvals within nine (9) months after the date of the Expansion Amendment, it shall have the right to terminate the Expansion Amendment upon written notice to Tenant delivered not later than the expiration of such 9-month period, and upon timely delivery of such notice, the Expansion Amendment shall be of no further force and effect, but Tenant shall have the rights set forth in Section 10.3 below to the extent applicable. The failure of Landlord to obtain such Permits and Approvals for the Expansion Premises shall not be deemed a default by Landlord, permit a termination of this Lease by Tenant (except to the limited extent set forth in Section 10.3 below) or otherwise entitle Tenant to any rights or remedies under this Lease.

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(E)

In the event Landlord has submitted to Tenant a Landlord’s Submitted Offer pursuant to Section 10.2 below (and whether or not Tenant leased the First Refusal Space in connection with such Landlord’s Submitted Offer pursuant to the provisions of said Section 10.2), the provisions of this Section 10.1 shall be of no further force and effect.

10.2	Modified Right of First Refusal.

(A)

Subject to the terms of this Section 10.2, Landlord reserves the right to expand the Building and/or construct additional improvements or buildings on the Site for occupancy by other tenants (the “Additional Areas”); however, Landlord agrees not to lease the Additional Areas other than to Tenant for a period of forty-eight (48) months from the date of this Lease (the “Black-out Period”) provided there is no Event of Default by Tenant hereunder. On the conditions (which conditions Landlord may waive by written notice to Tenant) that at the time of exercise of the option to extend and at the commencement date of the Black-out Extension Term (as defined below) (i) there exists no Event of Default, (ii) this Lease is still in full force and effect, and (iii) Tenant has neither assigned this Lease nor sublet more than 5,000 square feet of the Rentable Floor Area of the Premises in the aggregate (except for an assignment or subletting permitted without Landlord’s consent under Section 5.6.1 hereof), Tenant shall have the right to extend the Term hereof upon all the same terms, conditions, covenants and agreements herein contained (except for the Annual Fixed Rent which shall be adjusted during the option period as hereinbelow set forth) for one (1) period of three (3) years (the “Black-out Extension Term”) in the manner set forth in Section 2.4.1 of the Lease except that (i) Tenant shall give the Exercise Notice with respect to the Black-out Extension Term not later than the initial expiration of the Black-out Period (as set forth above), and (ii) notwithstanding any provision of Section 2.4.1 to the contrary, in no event shall the Annual Fixed Rent payable during the Black-out Extension Term be less than the Annual Fixed Rent for the last year of the Term of this Lease as it may have been extended. Notwithstanding any implication to the contrary Landlord has no obligation to make any additional payment to Tenant in respect of any construction allowance or the like or to perform any work to the Premises as a result of the exercise by Tenant of such option, and in the event Tenant exercises such right to extend, the Black-out Period shall be extended by three (3) years from the date the Black-out Period would have expired as provided above. The parties agree that the foregoing right to extend the Term for the Black-out Extension Term is in addition to the Extension Option contained in Section 2.4.1 of the Lease, but in no event shall the Term be extended pursuant to this Section 10.2(A) by more than three (3) years in total.

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(B)

From and after the expiration of the Black-out Period (as the same may be extended pursuant to the provisions of Section 10.2(A)) and continuing through the Expansion Notice Deadline (as defined in Section 10.1 above), subject to the provisions of this Section 10.2, Landlord agrees that if Landlord desires to lease to a third party any Additional Areas (the “First Refusal Space”) then, provided that, (i) there exists no Event of Default, (ii) this Lease is still in full force and effect, (iii) Tenant has neither assigned the Lease nor sublet more than 5,000 square feet of the Premises (other than an assignment or subletting permitted under Section 5.6), and (iv) Tenant has not previously leased the Expansion Premises pursuant to Section 10.1 (it being agreed that if Landlord and Tenant enter into an Expansion Amendment and Landlord thereafter terminates the Expansion Amendment pursuant to Section 10.1(D) due to its inability to obtain the Permits and Approvals, Tenant shall not be deemed to have leased the Expansion Premises), Landlord shall give notice of the availability of such space to Tenant and all material business terms on which Landlord is willing to lease such space to Tenant, which shall include estimated square footage of, and delivery date for, the First Refusal Space, Annual Base Rent, level of buildout, landlord contribution, additional security deposit, and Landlord’s Rent Quotation with respect to the period of extension of the Term as to the original Premises so as to make the same co-terminous with the First Refusal Term (as defined below) (“Landlord’s Submitted Offer”). Except with respect to the extension of the term applicable to the original Premises, Landlord’s Submitted Offer shall be based on substantially the same business terms set forth in a term sheet which Landlord has submitted to a third party to lease such First Refusal Space and shall include a signature block for countersignature by Tenant.

(C)

Tenant shall have the right to accept Landlord’s Submitted Offer by countersigning Landlord’s Submitted Offer and delivering an original of the same to Landlord within ten (10) business days after its receipt, together with a detailed copy of Tenant’s financial statements for its two (2) most recently completed fiscal years, as well as year-to-date financials through Tenant’s most recently completed quarter, and if desired, a request for a Broker Determination of the Annual Fixed Rent with respect to the period of extension of the Term as to the original Premises. Within ten (10) business days after Landlord’s receipt of such accepted Landlord’s Submitted Offer from Tenant, Landlord shall deliver to Tenant two (2) counterpart originals of an amendment to this Lease to incorporate the First Refusal Space into the Premises demised under this Lease upon the terms and conditions of such accepted Landlord’s Submitted Offer and subject to such additional security deposit, if any, required by Landlord as provided below (the “First Refusal Amendment”). Within fifteen (15) business days after Tenant’s receipt of such amendment, Tenant shall execute both counterpart originals of such amendment and shall deliver the same to Landlord along with appropriate evidence of the authority of Tenant to enter into the transaction and any additional security deposit required under the First Refusal Amendment. If Tenant shall duly and timely comply with the foregoing, Landlord shall execute the two (2) counterpart original amendments and shall promptly return one (1) fully executed counterpart to Tenant.

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(D)

If at the expiration of ten (10) business days after Tenant’s receipt of Landlord’s Submitted Offer, Tenant shall not have accepted Landlord’s Submitted Offer by countersigning and delivering the same to Landlord, or if Tenant shall so execute and deliver such Landlord’s Submitted Offer, but at the end of fifteen (15) business days after Tenant’s receipt of the First Refusal Amendment Tenant has not entered into such amendment and delivered the same, together with any additional required security deposit, to Landlord and/or has not complied with the provisions of subparagraph (B) above, time being of the essence in respect to all of the same, Landlord shall be free to lease the First Refusal Space upon terms not materially less favorable to Landlord than those contained in Landlord’s Submitted Offer without again offering such space to Tenant for lease, it being agreed that if Landlord proposes to lease such First Refusal Space upon terms materially less favorable to Landlord than contained in Landlord’s Submitted Offer, the terms of this Section shall continue to apply to such First Refusal Space subject to Landlord’s Submitted Offer.

(E)

Lease Provisions Applying to First Refusal Space. The leasing to Tenant of the First Refusal Space pursuant to the First Refusal Amendment shall be upon all the same terms and conditions of the Lease except as follows:

(i) Commencement Date and Rent Commencement Date. The commencement date (and rent commencement date) in respect of the First Refusal Space shall be the date that Landlord delivers the entire First Refusal Space to Tenant, substantially complete and vacant and free of any occupancy rights, personal property and debris (the “First Refusal Premises Commencement Date”). From and after the First Refusal Premises Commencement Date, all references in the Lease to “Premises” and the “Building” shall include the First Refusal Space.

(ii) Term. The term of the Lease as to the First Refusal Space shall be as set forth in Landlord’s Submitted Offer (and the term of the original Premises shall be co-terminous) (the “First Refusal Term”).

(iii) Annual Fixed Rent. The Annual Fixed Rent for the First Refusal Space shall be as set forth in Landlord’s Submitted Offer, and the Annual Fixed Rent for the original Premises with respect to the period the Term is extended so as to be co-terminous with the First Refusal Term shall be determined in the manner set forth in Section 2.4.1(B) of the Lease except that (i) Tenant shall not be required to deliver any Exercise Notice, (ii) Landlord shall provide Landlord’s Rent Quotation as part of Landlord’s Submitted Offer, and (iii) notwithstanding any provision of Section 2.4.1(B) to the contrary, in no event shall the Annual Fixed Rent for the period of such extension be less than the Annual Fixed Rent for the last year of the Term of this Lease as it may have been extended. Notwithstanding any implication to the contrary Landlord has no obligation to make any additional payment to Tenant in respect of any construction allowance or the like or to perform any work to the original Premises as a result of such extension.

(iv) Condition of First Refusal Space; Landlord’s Contribution. The First Refusal Space shall be delivered by Landlord and accepted by Tenant in the condition described in the Landlord’s Submitted Offer and Landlord shall not be required to provide any work allowance or contribution to Tenant with respect to the First Refusal Space, except to the extent stated in the Landlord’s Submitted Offer.

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(v) Construction of First Refusal Space Work During Occupancy. Tenant acknowledges and agrees that the work identified in Landlord’s Submitted Offer to be the responsibility of Landlord (the “First Refusal Space Work”) will be performed by Landlord (or its contractor) while Tenant is in occupancy of the Premises and the same shall not be considered an eviction, actual or constructive, of Tenant from the Premises and shall not entitle Tenant to terminate this Lease or to an abatement of any Annual Fixed Rent or Additional Rent payable hereunder. Tenant acknowledges and agrees that such ongoing construction may result in noise, dust, vibrations and other construction disturbances and Tenant’s exercise of its rights under this Section 10.2 shall constitute Tenant’s agreement to perform the obligations of Tenant under this Lease with knowledge of the construction of the First Refusal Space Work and the disruption and disturbances that may result therefrom, including a temporary reduction in parking spaces at the Site during the construction of the First Refusal Space Work. Landlord shall, during the performance of the First Refusal Space Work, exercise commercially reasonable efforts (in light of the construction activities being performed and Tenant’s operations in the existing Premises) to minimize interference with Tenant’s use of or access to the Premises pursuant to this Lease and to implement reasonable construction measures and procedures to mitigate dust and noise to the extent commercially feasible provided that such efforts and measures shall not require Landlord to perform such construction activities outside of normal building hours or at material additional cost to Landlord, except that Landlord agrees to perform elements of construction of the First Refusal Space Work outside normal business hours to the extent the same would have a material adverse effect on Tenant’s ability to conduct business operations in the Premises if such work were performed during normal business hours.

(vi) This Article X shall no longer apply.

(F)

Security Deposit. Landlord shall have the right to review financial statements of Tenant in connection with any exercise by Tenant of the right of first refusal under this Section 10.2 and to require that Tenant deposit with Landlord a security deposit in the form of a Letter of Credit in an amount reasonably required by Landlord as a condition to Landlord’s obligation to construct and lease the First Refusal Space to Tenant.

(G)

Permitting Contingency. The lease of the First Refusal Space, the obligation of Landlord to perform the First Refusal Space Work and the First Refusal Amendment shall be subject to the condition that Landlord obtains the Permits and Approvals required to construct and operate the First Refusal Space (the “First Refusal Permit Contingency”). After the execution of the First Refusal Amendment, Landlord agrees to promptly apply for, and diligently pursue, such Permits and Approvals. To the extent Landlord determines that it will be unable through the exercise of reasonable efforts to obtain such Permits and Approvals within nine (9) after the date of the First Refusal Amendment, it shall have the right to terminate the First Refusal Amendment upon written notice to Tenant delivered not later than the expiration of such 9-month period, and upon delivery of such notice, the First Refusal Amendment and the rights of Tenant under this Section 10.2 shall be of no further force and effect, but Tenant shall have the rights set forth in Section 10.3 below to the extent applicable. The failure of Landlord to obtain such Permits and Approvals for the First Refusal Space Work shall not be deemed a default by Landlord, permit a termination of this Lease by Tenant (except to the limited extent set forth in Section 10.3 below) or otherwise entitle Tenant to any rights or remedies under this Lease.

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(H)

In the event Tenant has leased the Expansion Premises pursuant to Section 10.1 above (it being agreed that if Landlord and Tenant enter into an Expansion Amendment and Landlord thereafter terminates the Expansion Amendment pursuant to Section 10.1(D) due to its inability to obtain the Permits and Approvals, Tenant shall not be deemed to have leased the Expansion Premises), the rights of Tenant to lease any First Refusal Space pursuant to this Section 10.2 shall be of no further force and effect.

10.3

Tenant’s Right to Rescind Extension for Black-out Extension Term. To the extent (i) Tenant extends the Term by the Black-out Extension Term as provided in Section 10.2 above, and thereafter either (ii)(A) Tenant leases the Expansion Premises pursuant to an Expansion Amendment in accordance with Section 10.1 and Landlord terminates the Expansion Amendment pursuant to Section 10.1(D) above, or (ii)(B) Tenant leases First Refusal Space pursuant to a First Refusal Amendment in accordance with Section 10.2 and Landlord terminates the First Refusal Amendment pursuant to Section 10.2(G) above, and (iii) Landlord does not, concurrent with the delivery of any such termination notice, offer to accommodate Tenant’s expansion requirement in other buildings owned by Landlord or affiliates of Landlord in the Boston West Suburban Market on terms generally comparable to those contained in the Expansion Amendment or the First Refusal Amendment, as applicable, then Tenant shall have the right to terminate the Term of the Lease effective as of the expiration of the Original Term (as though the Term had not been extended for the Black-out Extension Period) provided (y) Tenant exercises such termination right by written notice delivered to Landlord not less than fifteen (15) months prior to the expiration of the Original Term, and (z) Tenant delivers a copy of a fully-executed lease with another landlord in the Boston West Suburban Market for premises which will contain square footage not less than the Rentable Area of the Premises plus the rentable area of the space which was to be leased by Tenant pursuant to the Expansion Amendment or First Refusal Amendment, as applicable, not less than twelve (12) months prior to the expiration of the Original Term. Tenant’s failure to comply with the foregoing condition within the time periods set forth above shall be deemed a waiver of Tenant’s right to terminate the Term as of the expiration of the Original Term pursuant to this Section 10.3.

10.4

Temporary Loading Dock. To the extent the Premises are being expanded pursuant to this Article X in a manner which would eliminate, or materially impair the ability of Tenant to use, the loading dock serving the Building, Tenant shall have the right to install a flush-mount loading dock lift at the secondary entrance to the Building (Employee Entrance) (the “Temporary Loading Dock”), at Tenant’s expense, subject to (i) Landlord’s consent as to design and method of installation, which consent shall not be unreasonably withheld, conditioned or delayed, and (ii) compliance with applicable Legal Requirements. After completion of the expansion, Landlord shall have the right to require Tenant to remove the Temporary Loading Dock and restore the area disturbed thereby to substantially the same condition which existed prior to installation of the Temporary Loading Dock.

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10.5

Rights Personal to Tenant. The rights created by this Article X shall be personal to the Original Tenant and any Permitted Transferee under this Lease and shall not apply in favor of or be exercisable by any assignee of this Lease (other than a Permitted Transferee), nor any sublessee of all or any portion of the Premises.

[signatures on next page]

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EXECUTED in two or more counterparts each of which shall be deemed to be an original.

WITNESS:	LANDLORD:

/s/ Stacey Baker	BP 17 HARTWELL LLC, a Delaware limited
liability company

	By:	Boston Properties, Inc.
Its General Partner

	By:	/s/ David Provost
Name: David Provost
Title: SVP

WITNESS:	TENANT:

/s/ Lisa A. Davidson	FRACTYL LABORATORIES, INC., a Delaware corporation

	By:	/s/ Harith Rajagopalan
	Name:	Harith Rajagopalan
	Title:	CEO
Hereunto duly authorized

17 Hartwell Avenue - Fractyl

EXECUTED in two or more counterparts each of which shall be deemed to be an original.

WITNESS:	LANDLORD:

BP 17 HARTWELL LLC, a Delaware limited liability company

By: Boston Properties, Inc.
Its General Partner

By:
Name:
Title:

WITNESS:	TENANT:

FRACTYL LABORATORIES, INC., a Delaware corporation

By:
Name:
Title:
Hereunto duly authorized

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EXHIBIT A

DESCRIPTION OF SITE

EXHIBIT A

Description of Site

WESTVIEW
STREET
5 25/100 ACRES
N 50° 53' 50" W
547.79
DRIVEWAY
HARTWELL AVENUE

17 Hartwell Avenue, Lexington, Massachusetts
Boston Properties

Exhibit A

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EXHIBIT B-1

WORK AGREEMENT

All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to said terms in the Lease to which this Exhibit B-1 is attached.    This Work Agreement is expressly subject to the provisions of the Lease, and in the event of any conflict between this Work Agreement and the Lease, this Work Agreement shall control.

1.0	LANDLORD’S WORK

A. Subject to the provisions of this Exhibit B-1, Landlord, at Landlord’s sole cost and expense, shall obtain all permits and approvals necessary in connection with, and perform, the base building work (“Landlord’s Work”) as defined in the Base Building Specifications (“Base Building Specifications”) attached hereto as Exhibit B-2. Subject to delays due to Force Majeure (as defined in Section 6.1 of the Lease) or attributable to a Tenant Delay (as hereinafter defined), Landlord shall use reasonable efforts to substantially complete (as defined below) the Landlord’s Work (other than the Remaining Landlord’s Work (as defined below)) by the Estimated Commencement Date, but Tenant shall have no claim against Landlord for failure so to complete construction of Landlord’s Work, except as expressly set forth in Section 1.1 below. Landlord shall have the right to immediately cease performance of the Landlord’s Work if an Event of Default occurs for so long as the same remains uncured. Landlord shall promptly apply for and obtain all permits and approvals required for Landlord’s Work and promptly thereafter commence Landlord’s Work and diligently prosecute the same to substantial completion, subject only to Force Majeure and Tenant Delay. Landlord’s Work shall be performed in a good and workmanlike manner substantially in accordance with the Base Building Specifications and in accordance with all applicable Legal Requirements. Landlord shall not materially modify or materially vary from the Base Building Specifications without Tenant’s prior written consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord’s tentative schedule for the performance of Landlord’s Work is attached hereto as Exhibit I. Landlord shall keep Tenant reasonably informed of the status of Landlord’s Work.

B. The “Tenant Access Date” shall be defined as the date that Landlord’s Work is sufficiently complete so as to make the Building watertight as reasonably determined by Landlord by written notice to Tenant. Landlord shall provide Tenant with not less than twenty (20) days prior written notice of the anticipated Tenant Access Date. To the extent the Tenant Access Date has not occurred by January 1, 2016, then for each day thereafter until the Tenant Access Date occurs, the Rent Commencement Date shall be extended by one (1) day, but (i) only to the extent Tenant is actually delayed in the performance of the Tenant’s Work as a result thereof, and (ii) notwithstanding the foregoing, in no event shall the Rent Commencement Date be extended by more than the number of days after May 1, 2016 that Tenant’s Work is not substantially complete. By way of example, if the Access Date occurs on January 15, 2016, but Tenant is only actually delayed in the performance of the Tenant’s Work as a result thereof by five (5) days, then the Rent Commencement Date shall only be delayed by the lesser of (A) five (5) days, and (B) the number of days after May 1, 2016 that Tenant’s Work is not substantially complete.

Exhibit B-1

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C. The “Actual Substantial Completion Date” shall mean the date on which the Landlord’s Work (other than the Remaining Landlord’s Work (as defined below)) is substantially completed, as hereinafter defined, such that Tenant may, subject to completion of Tenant’s Work and installation of Tenant’s furniture, fixtures and equipment, and obtaining a certificate of occupancy, lawfully use and occupy the Premises (collectively, the “Substantial Completion Conditions”).

D. The “Substantial Completion Date” shall be the “Actual Substantial Completion Date,” unless Landlord’s Work is actually delayed by Tenant Delays, as hereinafter defined, in which event the “Substantial Completion Date” shall be the date that the Actual Substantial Completion Date would have occurred but for such Tenant Delays. Landlord shall provide Tenant with not less than seven (7) days prior written notice of the anticipated Actual Substantial Completion Date.

E. The terms “substantially complete,” “substantially completed” and “substantial completion” shall mean that the Landlord’s Work has been completed, except for (i) the Punch List Items, and (ii) those items noted in the Base Building Specifications for later performance and/or completion by Landlord (the “Remaining Landlord’s Work”). “Punch List Items” shall be defined as minor, punch list-type items of work and adjustment of equipment and fixtures that can be completed after Tenant commences the performance of Tenant’s Work or after its occupancy of the Premises without causing material interference with the performance of Tenant’s Work or Tenant’s use and occupancy (as applicable). Landlord shall complete, as soon as conditions practically permit, all Punch List Items and the Remaining Landlord’s Work. Without limiting the generality of the foregoing, the completion of any Punch List Items in the clean room manufacturing space in the Premises after Tenant has commenced business operations in the Premises shall be performed during non-business hours of Tenant. Landlord shall use diligent efforts to complete all Punch List Items within sixty (60) days after the Substantial Completion Date (except for long lead items and items which can only be performed during certain seasons or weather, which items shall be completed diligently as soon as the season and/or weather permits, but only to the extent completion of the same can be so delayed without materially adversely affecting Tenant’s Work or the obtaining of a certificate of occupancy), and Tenant shall reasonably cooperate with Landlord in providing reasonable access as may be required to complete such work in a normal manner. Tenant agrees to reasonably cooperate with Landlord to obtain approval of the Landlord’s Work by the Lexington Inspectional Services Department following the substantial completion of the Landlord’s Work.

F. Subject to the terms and conditions of this Work Agreement, Tenant and Tenant’s contractors and vendors shall have reasonable access to the Premises from and after the Tenant Access Date to perform Tenant’s Work. Landlord and Tenant acknowledge that, after the Tenant Access Date, remaining components of the Landlord’s Work in the Premises and the Building and the Tenant’s Work in the Premises will be performed simultaneously and accordingly Landlord and Tenant agree to work cooperatively in order to coordinate the performance of the Landlord’s Work and the Tenant’s Work so that neither party unreasonably interferes with or delays the efforts of the other to complete its respective portion of the work within the time periods set forth herein. Accordingly, Landlord and Tenant agree to reasonably cooperate with each other in good faith so that Tenant and Landlord and their respective contractors, subcontractors, project managers and vendors will have ongoing access to and through the Premises in order to perform Tenant’s Work and Landlord’s Work in as expeditious and efficient a manner as possible, and so as to minimize any interference in the performance by the other party’s work, provided, however, such reasonable cooperation shall not require Landlord to perform any of Landlord’s Work after hours or on an overtime or premium pay basis, except to the extent that the timing of completion thereof may materially interfere with Tenant’s use and occupancy or delay completion of Tenant’s Work or Tenant obtaining a certificate of occupancy for the Premises.

Exhibit B-1

17 Hartwell Avenue - Fractyl (FINAL)

G. A “Tenant Delay” shall be defined as any actual delay in the commencement, progress or substantial completion of any elements of the Landlord’s Work caused by, or arising out of, the following (provided that in each instance Landlord has first given Tenant a Tenant Delay Notice to the extent required below): (i) the default of Tenant, or Tenant’s agents, employees or contractors under the Lease, including this Work Agreement, or (ii) the failure of Tenant or Tenant’s Architect to make any submission or to respond to any written submission to Tenant from Landlord or to take any required action within the time periods for such submission, response or action as set forth in the Lease and/or this Work Agreement, including, without limitation, Tenant’s failure to deliver any submission set of the Tenant’s Plans meeting the requirements of Exhibit B-3; or (iii) Tenant Change Orders made by Tenant in accordance with Section 1.2 below; or (iv) any delays resulting from Tenant or any of Tenant’s contractors not complying with the rules and regulations for the performance of Tenant’s Work in the Building; or (v) any other actual delays caused by the acts or, where there is a duty of Tenant to act under the Lease or this Work Agreement, omissions by Tenant, Tenant’s contractors, architects, engineers or anyone else engaged by, through or under Tenant in connection with the preparation of the Premises for Tenant’s occupancy, including, without limitation, utility companies and other entities furnishing communications, data processing or other service, equipment, or furniture. As set forth in Section 1.2, Landlord shall, to the extent possible, advise Tenant at the time of approval of such Change Order of the estimated length of such delay and Tenant shall have the right, within three (3) business days after Landlord advises Tenant thereof, to withdraw or modify the Change Order so as to avoid the delay. Tenant agrees that no Tenant Delay shall delay commencement of the Term or the obligation to pay Annual Fixed Rent or Additional Rent, regardless of the reason for such Tenant Delay or whether or not it is within the control of Tenant or any such employee. Tenant shall reimburse Landlord for the reasonable amount by which the Landlord’s Work is increased as the result of any Tenant Delay within thirty (30) days of billing therefor, and such amounts shall be considered to be Additional Rent.

With respect to any Tenant Delay claimed by Landlord, Landlord agrees to provide Tenant with written notice (a “Tenant Delay Notice”) advising Tenant that such Tenant Delay is occurring and setting forth Landlord’s good faith estimate as to the likely length of such Tenant Delay within a reasonable period of time after Landlord becomes aware of such Tenant Delay, provided, however, that Landlord will not have any obligation to deliver any Tenant Delay Notice to Tenant with respect to (1) any Tenant Delay which is based upon Tenant’s failure to act within a time certain which is expressly set forth in this Work Agreement, or (2) any other Tenant Delay that Landlord has previously disclosed to Tenant or Tenant is otherwise aware of, such as, by way of example only, the Tenant Delay that Landlord disclosed to Tenant in connection with Landlord’s review and approval of a Tenant Change Order.Notwithstanding anything herein or in this Lease to the contrary, Landlord may satisfy the Tenant Delay Notice requirement by email notification to Tenant’s Construction Representative.

Exhibit B-1

17 Hartwell Avenue - Fractyl (FINAL)

1.1	OUTSIDE COMPLETION DATE

If Landlord shall have failed substantially to complete the Landlord’s Work on or before the Outside Completion Date as defined in Section 1.1 of the Lease (which date shall be extended automatically for such periods of time as Landlord is prevented from proceeding with or completing the same by reason of Force Majeure or Tenant Delay), Tenant shall have the right to terminate the Lease by giving notice to Landlord of Tenant’s desire to do so before such completion and within the time period from the Outside Completion Date (as so extended) until the date which is thirty (30) days subsequent to the Outside Completion Date (as so extended); and, upon the giving of such notice, the term of the Lease shall cease and come to an end without further liability or obligation on the part of either party unless, within thirty (30) days after receipt of such notice, Landlord substantially completes the Landlord’s Work; and such right of termination shall be Tenant’s sole and exclusive remedy for Landlord’s failure so to complete such work within such time. Each day of Tenant Delay shall be deemed conclusively to cause an equivalent day of delay by Landlord in substantially completing the work to be done by Landlord pursuant to Section 1 of this Work Agreement, and thereby automatically extend for each such equivalent day of delay the date of the Outside Completion Date.

1.2	TENANT’S RIGHT TO REQUEST CHANGES TO LANDLORD’S WORK

If Tenant’s design of Tenant’s Work includes any features, attributes, materials or specifications that will require changes or additions to the Landlord’s Work, Tenant may request changes in writing (“Tenant Change Orders”) in the Landlord’s Work to accommodate Tenant’s interior space design, subject to the request being sent to Landlord prior to December 1, 2015 (time being of the essence). In the event that Tenant proposes any Tenant Change Orders or Tenant’s Plans (as hereinafter defined) contain any Tenant Change Orders pursuant to the foregoing, Landlord shall, within ten (10) business days (or other such time depending upon the magnitude of the change) of such request, provide Tenant with a statement of the reasonable out of pocket additional costs to be incurred by Landlord (after taking into account any cost savings that results from the Tenant Change Order) to implement the change in Landlord’s Work as a result of such change and the amount of delay, if any, that Landlord estimates will result in the completion of Landlord’s Work as a result of such change (“Landlord’s Change Estimate Notice”). Landlord shall have the right to withhold approval of any such Tenant Change Orders unless Tenant agrees to pay the reasonable costs incurred to redesign the plans for Landlord’s Work and to perform any of the changes or additions to the Landlord’s Work and Landlord and Tenant agree upon the Tenant Delay that will result from the re-design and implementation of such Tenant Change Orders. Tenant shall be charged a construction management fee payable to Landlord equal to three (3%) percent of the cost of such Tenant Change Order. Landlord shall not unreasonably withhold its consent to any Tenant Change Order requested by Tenant, so long as: (i) Tenant pays, via a deduction from the Landlord’s Contribution as set forth hereinbelow, all additional costs specified by Landlord in Landlord’s Change Estimate Notice as such costs are incurred, (ii) the change is consistent with the governmental agreements and approvals for the Building, (iii) the change is consistent with design standards for comparable office buildings in the market where the Building is located and does not have a material adverse effect on the value of the Building or the Site, and (iv) Tenant notifies Landlord within ten (10) business days after receiving Landlord’s Change Estimate Notice that Tenant authorizes Landlord to make such change and Tenant agrees that any delay in the performance of Landlord’s Work arising from such change is a Tenant Delay. Landlord shall have no obligation to make any changes to the Landlord’s Work except in accordance with this Section 1.2. Notwithstanding anything in the Lease or this Work Agreement to the contrary, the costs of any Tenant Change Orders (after taking into account any cost savings that results from the Tenant Change Order) may be deducted by Landlord from the Landlord’s Contribution, and, if the Landlord’s Contribution is not sufficient to pay in full the total costs of the applicable Tenant Change Order, Tenant shall pay any deficiency to Landlord, as Additional Rent, within fifteen (15) days of billing.

Exhibit B-1

17 Hartwell Avenue - Fractyl (FINAL)

1.3	LANDLORD’S WARRANTY

Except to the extent to which Tenant shall have given Landlord notice of respects in which Landlord has not properly performed Landlord’s Work under this Work Agreement (or any incomplete items of Landlord’s Work or any defects or deficiencies therewith) not later than the date eleven (11) months from the Commencement Date, Tenant shall be deemed conclusively to have approved Landlord’s construction and shall have no claim that Landlord has failed to perform any of Landlord’s obligations under this Work Agreement. Landlord agrees to correct or repair, at its expense, any items of Landlord’s Work which are incomplete or do not conform to the work contemplated under the Base Building Specifications and as to which, in either case, Tenant shall have given notice to Landlord, as aforesaid.

2.0	TENANT’S WORK

From and after the Tenant Access Date, Tenant, at its sole cost and expense (except for Landlord’s Contribution, as hereinafter set forth), shall perform all work necessary to prepare the Premises for Tenant’s occupancy (“Tenant’s Work”) in accordance with plans and specifications prepared by the Approved Tenant Architect or another architect, licensed by the Commonwealth of Massachusetts and approved by Landlord (which approval shall not be unreasonably withheld, conditioned, or delayed) (the “Tenant’s Architect”), such plans and specifications to be subject to the approval of the Landlord as set forth in Section 2.0(B) below. Tenant’s Work shall be performed in accordance with the provisions of the Lease (including, without limitation, Article 5 and this Exhibit B-1); provided, however, that in the event of any conflict or inconsistency between any provision of the Lease (including, without limitation, Article 5) and this Exhibit B-1, the provisions of this Exhibit B-1 shall govern and control with respect to Tenant’s Work.

Exhibit B-1

17 Hartwell Avenue - Fractyl (FINAL)

(A) Tenant’s Architect and Contractor. Tenant shall engage Tenant’s Architect to prepare the Plans (as defined below) for Tenant’s Work. Landlord approves the Tenant’s Approved Project Manager as Tenant’s project manager. Landlord approves J. Calnan & Associates, Inc., Erland Construction, Bowdoin Construction Corp. and Chapman Construction/Design (“Approved Contractors”) as Tenant’s contractor for Tenant’s Work. Tenant may select one of the Approved Contractors as Tenant’s contractor for Tenant’s Work and Tenant shall promptly notify Landlord thereof, or another firm approved by Landlord as Tenant’s contractor for Tenant’s Work, which approval shall not be unreasonably withheld, conditioned or delayed, and the firm so selected shall be “Tenant’s Approved Contractor” for purposes of this Lease. Tenant shall engage Tenant’s Approved Contractor (or another contractor(s) licensed by the Commonwealth of Massachusetts approved by Landlord (which approval shall not be unreasonably withheld, conditioned, or delayed) to perform Tenant’s Work, provided, however, Tenant shall use J.M. Brown [Landlord’s designated contractor] for such systems as fire alarm and building controls, provided such designated contractor will perform the applicable elements of Tenant’s Work at prices which are reasonably competitive with those of qualified first-quality contractors (union or non-union) providing such services in the Boston West Suburban Market. Tenant’s subcontractors shall be licensed by the Commonwealth of Massachusetts and Tenant’s major subcontractors (i.e. those trades with contracts in excess of $50,000) shall be subject to prior approval by Landlord (which approval shall not be unreasonably withheld, conditioned, or delayed).

(B) Tenant’s Plans. Tenant shall submit to Landlord, no later than the Tenant Plans Date, a detailed floor plan layout together with working drawings (the “Tenant’s Submission”) for Tenant’s Work. Such floor plan layout and working drawings (the “Plans”) shall contain at least the information required by, and shall conform to the requirements of, Exhibit B-3. Provided that the Plans contain at least the information required by, and conform to the requirements of, said Exhibit B-3, Landlord’s approval of the Plans shall not be unreasonably withheld, conditioned or delayed and shall be conclusively deemed granted unless Landlord reasonably disapproves thereof in writing within fifteen (15) days of Landlord’s receipt thereof; however, Landlord’s determination of matters which may impact the structure of the Building shall be in Landlord’s sole discretion. If Landlord disapproves of any Plans, Landlord shall so notify Tenant within fifteen (15) days of Landlord’s receipt thereof, and Tenant shall have the Plans revised by Tenant’s Architect to incorporate all objections and conditions presented by Landlord and shall resubmit such revised Plans to Landlord and Landlord shall be conclusively deemed to have approved the same and shall be conclusively deemed granted unless Landlord reasonably disapproves thereof in writing within seven (7) days of Landlord’s receipt thereof (or any subsequent set of comments/revisions). Such process shall be followed until the Plans shall have been approved by the Landlord without unreasonable objection or condition.If for any reason Tenant desires to materially modify or amend the Plans, or to vary therefrom in any material respect, Tenant shall so notify Landlord and submit any such material modification, to Landlord for Landlord’s review and approval, which approval shall not be unreasonably withheld, delayed or conditioned, and shall be conclusively deemed granted if Landlord does not notify Tenant in writing of its disapproval of the same within seven (7) days following Landlord’s receipt thereof. The Plans so approved by Landlord shall be referred to herein as the “Approved Plans”.

Exhibit B-1

17 Hartwell Avenue - Fractyl (FINAL)

(C) Performance of Tenant’s Work. Once Tenant’s Plans have been approved by Landlord, Tenant, at its sole cost and expense (subject to Landlord’s Contribution), shall promptly commence and with all due diligence perform Tenant’s Work as set forth on the Approved Plans, and, in connection therewith, the Tenant shall obtain all necessary governmental permits and approvals for Tenant’s Work. Landlord shall reasonably cooperate at no expense to Landlord with Tenant in obtaining any such permits or approvals. All of Tenant’s Work shall be performed in accordance with the Approved Plans and in accordance with applicable Legal Requirements and Insurance Requirements and in such manner as to maintain harmonious labor relations. Tenant shall require that its contractors provide to Landlord such insurance as is required by the Lease. In the event that Tenant’s use of any contractors for the performance of Tenant’s Work results in any labor disharmony that actually delays substantial completion of the Landlord’s Work, it shall constitute a Tenant Delay. Provided a written set of the same are delivered to Tenant prior to the commencement of Tenant’s Work and any other work which the Tenant may perform under the Lease, Landlord shall have the right to provide such reasonable rules and regulations relative to the performance of the same and Tenant shall abide by the same and shall cause all of its contractors to so abide. Tenant’s Work shall be deemed substantially completed when Tenant’s Work has been completed in accordance with the Approved Plans, as certified by Tenant’s Architect, subject only to so-called “Tenant Punch-List Items” “Tenant Punch-List Items” shall be defined as minor, punch list-type items of work and adjustment of equipment and fixtures that can be completed after Tenant’s occupancy of the Premises without, in the aggregate, causing material interference with Tenant’s use and occupancy. Landlord agrees to reasonably cooperate at no expense to Landlord with Tenant to obtain a final certificate of occupancy for the Premises and Tenant’s Work, following the substantial completion of the Tenant’s Work and installation of Tenant’s furniture, fixtures and equipment in the Premises.

(D) Quality of Tenant’s Work. All construction work required or permitted by the Lease shall be done in a good and workmanlike manner and in compliance with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions, and orders and requirements of all public authorities (“Legal Requirements”) and all Insurance Requirements (as defined in Section 5.12 of the Lease). All of Tenant’s work shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations. Each party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects; however, nothing contained herein shall be deemed to adversely affect Tenant’s rights under Section 1.3. Each party authorizes the other to rely in connection with any matters related to this Exhibit B-2 upon approval and other actions on the party’s behalf by the Construction Representative of the party named in Section 1.1 of the Lease, or any person hereafter designated in substitution or addition by notice to the party relying. Tenant shall also prepare and submit to Landlord promptly after Tenant’s Work is substantially complete a set of operations and maintenance manuals and as-built plans in both print and electronic (pdf and Autocad) forms showing Tenant’s Work. Tenant shall pay to Landlord, as Additional Rent, all reasonable third party expenses incurred by Landlord to review Tenant’s Plans and Tenant’s Work.

(E) Tenant Deliveries prior to Occupancy. Except as otherwise expressly provided in this Section 2.0(E), prior to occupying the Premises, or any portion thereof for the operation of Tenant’s business, it shall be Tenant’s obligation to obtain and deliver to Landlord the following (“Occupancy Conditions”):

(1)

a certificate of occupancy or other like governmental approval or sign offs authorizing the use and occupancy of the Premises to the extent required by law (it being agreed that Landlord shall reasonably cooperate with Tenant in obtaining the same at no cost to Landlord as provided above);

Exhibit B-1

17 Hartwell Avenue - Fractyl (FINAL)

(2)	waivers of lien from all of Tenant’s contractors and subcontractors in form adequate for recording purposes in the forms attached as Exhibit F to the Lease (“Lien Waivers”);

(3)

a set of record plans in both print and electronic (pdf and Autocad) forms showing the work performed by Tenant to the Premises which shall be delivered to Landlord within thirty (30) days following Tenant’s occupancy of the Premises; and

(4)	an executed Declaration Affixing the Commencement Date of Lease in the form annexed to the Lease as Exhibit E.

3.0	LANDLORD’S CONTRIBUTION

Landlord shall provide to Tenant a special allowance equal to $3,000,000 (the “Landlord’s Contribution”). The Landlord’s Contribution shall be used and applied by Tenant solely on account of the cost of Tenant’s Work; provided however that the maximum amount of Landlord’s Contribution which may be requisitioned and used by Tenant to pay for Soft Costs shall not exceed $300,000 (the “Soft Costs Cap”). Provided that (i) Tenant has completed and paid for all of Tenant’s Work in accordance with the terms of the Lease, (ii) Tenant has delivered the items required under Section 2.0(E) above, (iii) Tenant has delivered to Landlord its certificate specifying the cost of such Tenant’s Work and all contractors, subcontractors and suppliers involved with Tenant’s Work, together with evidence of such cost in the form of paid invoices, receipts and the like, (iv) Tenant has satisfied the requirements of (i) through (iii) above and made request for such payment on or before the date that is the first anniversary of the Commencement Date, (v) no Event of Default exists under the Lease, and (vi) there are no liens (unless bonded to the reasonable satisfaction of Landlord) against Tenant’s interest in the Lease or against the Building or the Site arising out of Tenant’s Work or any litigation in which Tenant is a party, then within thirty (30) days after the satisfaction of the foregoing conditions, the Landlord shall pay to the Tenant the lesser of the amount of such costs so certified or the amount of the Landlord’s Contribution (after taking into account any disbursement of Landlord’s Contribution made pursuant to the following sentence). Notwithstanding the foregoing, Landlord will disburse up to fifty percent (50%) of Landlord’s Contribution when Tenant’s Approved Architect certifies to Landlord that Tenant’s Work is at least fifty percent (50%) complete based upon a schedule of values submitted by Tenant’s Architect to Landlord prior to commencement of Tenant’s Work, provided however that such disbursement shall be (i) limited to the costs of the Tenant’s Work paid for by Tenant through the date of such request for disbursement, as evidenced by paid invoices from Tenant’s contractors, subcontractors and suppliers, and (ii) conditioned upon (A) delivery of Lien Waivers for all of Tenant’s Work for which disbursement of such portion of Landlord’s Contribution is requested, (B) no Event of Default exists under the Lease, and (C) there are no liens (unless bonded to the reasonable satisfaction of Landlord) against Tenant’s interest in the Lease or against the Building or the Site arising out of Tenant’s Work or any litigation in which Tenant is a party. Notwithstanding the foregoing, Landlord shall be under no obligation to apply any portion of the Landlord’s Contribution for any purposes other than as provided in this Section 3.0, nor shall Landlord be deemed to have assumed any obligations, in whole or in part, of Tenant to any contractors, subcontractors, suppliers, workers or materialmen. Further, the Landlord’s Contribution shall only be applied towards the cost of leasehold improvements and in no event shall Landlord be required to make application of any portion of the Landlord’s Contribution towards Tenant’s personal property, trade fixtures or moving expenses or on account of any supervisory fees, overhead, management fees or other payments to Tenant, or any partner or affiliate of Tenant or any other Soft Costs above the Soft Costs Cap. In the event that such cost of Tenant’s Work is less than the Landlord’s Contribution, Tenant shall not be entitled to any payment or credit nor shall there be any application of the same toward Annual Fixed Rent or Additional Rent owed by Tenant under the Lease; however, if for any reason Tenant does not use the entire Landlord’s Contribution as provided above towards Tenant’s Work, Tenant shall have the right to use up to a $600,000 portion of Landlord’s Contribution towards alterations made to the Premises subject to Landlord’s consent pursuant to Section 5.12 of the Lease provided request for disbursement is made within thirty-six (36) months of the Rent Commencement Date and Tenant complies with the all disbursement conditions applicable to Landlord’s Contribution set forth above. Landlord shall be entitled to deduct from the Landlord’s Contribution reasonable third party expenses incurred by Landlord to review Tenant’s Plans and Tenant’s Work. For purposes of this Exhibit B-1, the term “Soft Costs” shall mean the costs incurred by Tenant in connection with the preparation of Tenant’s Plans, inclusive of architectural, engineering and other design fees, project management fees payable by Tenant to Tenant’s construction manager, and permitting fees of Tenant’s Work

Exhibit B-1

17 Hartwell Avenue - Fractyl (FINAL)

EXHIBIT B-2

LANDLORD’S WORK

BASE BUILDING SCOPE – 17 HARTWELL AVENUE

1.	PROJECT DESCRIPTION

A single story office building with on-grade parking.

2.	SITE AND LANDSCAPING IMPROVEMENTS

a.	The existing surface parking lot will be resurfaced and restriped to accommodate a minimum parking ratio of 3.30/1,000sf.

b.

Sidewalk and hardscape upgrades to include vertical granite curbing, new concrete paving on the sidewalks and the primary and secondary entrance landing areas. The primary and secondary entrances will be ADA accessible in accordance with State Building Code.

c.	Site lighting comprising LED luminaires will be installed throughout the parking area.

d.

Existing lawn areas will be overseeded with a drought tolerant turfgrass mix and flower beds planted with a combination of ornamental grass, perennials and shrubs. An irrigation system will be installed to provide adequate moisture to the lawn and planting areas, and a 24” wide river stone drip edge laid between the building perimeter and planting areas (the completion of plantings and lawn work will be weather permitting and subject to seasonal constraints).

e.	Additional sitework will include:

i.	Removal of storage sheds at the rear of the site.

ii.	Removal of existing pine trees located within close proximity to the building.

f.	Installation of a new patio off the back of the building using concrete unit pavers. This is not to exceed 600 square feet.

g.	Installation of a new bike rack that will hold up to 10 bicycles.

3.	BASE BUILDING IMPROVEMENTS

A.

The structure consists of a steel frame with concrete block at the permimeter. Floor to floor heights will allow for a typical suspended ceiling height of approximately 9’4” A.F.F. The structure will accommodate the following live loads:

i.	Wind and seismic load in accordance with State Building code

ii.	Floor live load 150lbs (including partition)

B.

The existing roof system is an EPDM roof that was installed in 2008 with a 15 year warranty carried by Carlisle Roofing Systems, Inc. Additional roof work will be carried out as necessary to install base building mechanical systems, including roof top dunnage and walking pads to support and access base building equipment.

C.

The existing exterior wall system is brick with punched windows. A combination of new and enlarged windows will be supported in an aluminum-framed system with clear glass as presented in elevations prepared by Landlord’s architect and designed in accordance with State Building Code. Installation of a new, aluminum curtain wall system located at the southeast corner of the building. This will feature a glass entry vestibule.

Exhibit B-2

17 Hartwell Avenue - Fractyl (FINAL)

D.	Replace existing exterior door on the Hartwell Avenue facing façade, and install new doors for direct access at the primary and secondary building entrances and to the new patio area.

E.

Interior side of exterior walls will be finished with 5/8” drywall, floor to ceiling, and prepared to receive paint. Interior core drywall surfaces will be 5/8” drywall prepared to receive paint. Door frames will be 16 gage hollow metal.

F.

The existing bathrooms located in the rear of the building will be renovated to include new ceramic tile flooring, countertops, sinks, toilet fixtures and stalls and a prefabricated shower cubicle in each bathroom. Wet walls will be finished with 7’ high ceramic tile, while all other walls will be painted drywall. In addition, a new ADA accessible toilet and shower cubilcle will be installed in each bathroom. Metal toilet enclosures will be floor mounted and of steel panel construction with baked enamel or stainless steel finish. The proposed bathrooms will be built in accordance with State Building Code.

The restrooms located at the front of the building will remain as-is, except that if the Tenant determines that they are not going to relocate the front bathrooms, the Landlord will refurbish them to include professional cleaning, new coat of paint and new lighting. All fixtures will be inspected for performance.

G.	PLUMBING:

i.

Domestic water system will be supplied by metered service from a public water main. Water piping will be Type L copper tubing; hot water piping will be insulated. An electric domestic water heater will serve the toilet cores to provide hot water to the bathrooms.

ii.	Sanitary system will drain to public sewer, and will serve all fixtures and equipment. All new sanitary piping will be no hub cast iron.

iii.	Plumbing fixtures will be as manufactured by American Standard, Kohler, Crane, or equal.

iv.	The building have one drinking fountain, specified for lead-free fabrication, compliant with ADA accessibility guidelines.

v.	Two frost-free hose bibs will be provided as required for exterior maintenance.

H.	FIRE PROTECTION SYSTEM:

i.

Fire standpipes will be supplied from a public water main with operating pressure augmented by pressure boosting equipment, if required. All piping, valves and equipment will be Underwriters’ Laboratories approved and labeled. Tamper switches will be provided on all main control valves.

ii.

Automatic sprinkler system will be supplied from a public water main. The system will be designed so that all occupied space in the building will be fully sprinklered at a head density in accordance with ordinary hazard occupancy. The Base Building provides distribution piping and sprinkler heads for common areas such as mechanical rooms, toilets, etc.

iii.	Alarm and detection system are described under Section J, Electrical.

I.	HVAC:

i.	The operating criteria of the base building HVAC system shall not be less than the following:

1.	Cooling season indoor temperature of not in excess of 73-79ºF when outdoor temperature is 91ºF ambient.

2.	Heating season minimum room temperature of 68-75ºF when outdoor temperature is 6ºF ambient.

ii.	The following describes the HVAC system:

a.	Factory fabricated, rooftop packaged dx split system, air cooled, variable air volume (VAV) units. Utilize ceiling cavity on occupied levels as return air plenum.

b.	Variable air volume controls with fan powered VAV boxes with hot water coils at the perimeter and VAV fan powered boxes without coils for interior zones.

c.	Hot water heating system shall consist of two central gas fired hot water boilers. Building heating hot water is then circulated throughout the building via variable speed pumps.

Exhibit B-2

17 Hartwell Avenue - Fractyl (FINAL)

J.	ELECTRICAL:

i.	A new 1,000 amp KVA transformer will be installed and base building electrical systems will be designed in accordance with the following anticipated loads:

a.	Lighting power requirements will be calculated on the basis of approximately 1.0 watts per square foot of building area.

b.	Tenant convenience outlet power requirements will be calculated on the basis of approximately 5.0 watts per square foot of building area.

c.	Additional power requirements are capped at approximately 9.0 watts per square foot of building area.

ii.

The automatic fire detection and alarm system will be supervised by a central monitoring system, connected to the Fire Department, and provided with a battery backup. All devices connected to the fire alarm system (fire command station, manual alarm stations, alarm indicators, automatic smoke and heat detectors, fan control relays, etc.) will be Underwriters’ Laboratories rated, and the system will comply with all requirements of the NFPA, ADA, and all other applicable codes. Activation of a manual alarm station or an automatic detection device (waterflow switches, smoke detectors, etc.) will:

a.	Transmit the alarm to the Municipal Fire Station via the central station monitoring service.

b.	Sound a code 3 temporal general evacuation signal throughout the building.

c.	Flash all visual signals throughout the building in a synchronized manner.

d.	Flash an alarm LED and sound an audible signal at the FACP.

e.	Upon Acknowledgment, the alarm LED will light steadily and the audible will silence. Subsequent alarms will re-initiate this sequence.

f.	Activate outputs to release all electro-magnetically locked egress doors throughout the building.

g.	Visually indicate the alarm initiating device type and location via the LCD display located at the FACP and remote LCD annunciators.

h.	Automatically shut down HVAC functions, as required.

iii.	Activate the outside weatherproof beacon Battery back-up failure or any disruption of the system wiring will sound an alarm at the system control panel.

K.	A new, steel overhead door with controls will be installed in the loading dock area.

Exhibit B-2

17 Hartwell Avenue - Fractyl (FINAL)

EXHIBIT B-3

TENANT PLAN AND WORKING DRAWING REQUIREMENTS

1.	Floor plan indicating location of partitions and doors (details required of partition and door types).

2.	Location of standard electrical convenience outlets and telephone outlets.

3.	Location and details of special electrical outlets; (e.g. Xerox), including voltage, amperage, phase and NEMA configuration of outlets.

4.	Reflected ceiling plan showing layout of standard ceiling and lighting fixtures. Partitions to be shown lightly with switches located indicating fixtures to be controlled.

5.	Locations and details of special ceiling conditions, lighting fixtures, speakers, etc.

6.	Location and heat load in BTU/Hr. of all special air conditioning and ventilating requirements and all necessary HVAC mechanical drawings.

7.	Location and details of special structural requirements, e.g., slab penetrations and areas with floor loadings exceeding a live load of 150 lbs./s.f.

8.	Locations and details of all plumbing fixtures; sinks, drinking fountains, etc.

9.	Location and specifications of floor coverings, e.g., vinyl tile, carpet, ceramic tile, etc.

10.	Details and specifications of special millwork, glass partitions, rolling doors and grilles.

11.	Hardware schedule indicating door number keyed to plan, size, hardware required including butts, latchsets or locksets, closures, stops, and any special items such as thresholds, soundproofing, etc.

Exhibit B-3

17 Hartwell Avenue - Fractyl (FINAL)

12.	Verified dimensions of all built-in equipment (file cabinets, lockers, plan files, etc.).

13.	Location of any special soundproofing requirements.

14.	All drawings to be uniform size (30” X 42”) and shall incorporate the standard project electrical and plumbing symbols and be at a scale of 1/8” = 1’ or larger.

15.	Drawing submittal shall include the appropriate quantity required to file for permit along with four half size sets and one full size set for Landlord’s review and use.

16.	Provide all other information necessary to obtain all permits and approvals for Tenant’s Work.

17.

Upon completion of the work, Tenant shall provide Landlord with two hard copies and one electronic CAD file of updated architectural and mechanical drawings to reflect all project sketches and changes.

Exhibit B-3

17 Hartwell Avenue - Fractyl (FINAL)

EXHIBIT C

LANDLORD SERVICES

I.	CLEANING

No cleaning or janitorial services shall be provided by Landlord except for the exterior washing of windows at a frequency necessary to maintain a first class appearance.

II.	HVAC

Base building heating, ventilating and air conditioning equipment will be provided with sufficient capacity to accommodate a maximum population density of one (1) person per one hundred fifty (150) square feet of useable floor area served, and a combined lighting and standard electrical load of 4.5 watts per square foot of useable floor area. In the event Tenant introduces into the Premises personnel or equipment which overloads the system’s ability to adequately perform its proper functions, Landlord shall so notify Tenant in writing and supplementary system(s) may be required and installed by Landlord at Tenant’s expense, if within fifteen (15) days Tenant has not modified its use so as not to cause such overload.

Operating criteria of the basic system shall not be less than the following:

(i)	Cooling season indoor temperature of not in excess of 73 - 79 degrees Fahrenheit when outdoor temperature is 91 degrees ambient.

(ii)	Heating season minimum room temperature of 68 - 75 degrees Fahrenheit when outdoor temperature is 6 degrees Fahrenheit ambient.

III.	ELECTRICAL SERVICES

A.	Landlord shall provide electric power for a combined load of 15 watts per square foot of useable area for lighting and equipment.

B.	Landlord will furnish and install, at Tenant’s request and expense, all replacement lighting tubes, lamps and ballasts required by Tenant.

IV.	WATER

Provide tempered water for lavatory purposes and cold water for drinking, lavatory and toilet purposes.

Exhibit C

17 Hartwell Avenue - Fractyl (FINAL)

V.	CARD ACCESS SYSTEM

Landlord will provide a card access system at the main entrance and employee entrance of the building, which system shall be expandable to enable Tenant to add the same card access system to other doors of the building.

Exhibit C

17 Hartwell Avenue - Fractyl (FINAL)

EXHIBIT D

FLOOR PLAN

Exhibit D

17 Hartwell Avenue - Fractyl (FINAL)

EXHIBIT E

FORM OF DECLARATION AFFIXING THE COMMENCEMENT DATE OF LEASE

THIS AGREEMENT made this        day of                        , 20___, by and between [LANDLORD] (hereinafter “Landlord”) and [TENANT] (hereinafter “Tenant”).

W I T N E S S E T H T H A T:

1. This Agreement is made pursuant to Section [2.4] of that certain Lease dated [date], between Landlord and Tenant (the “Lease”).

2. It is hereby stipulated that the Lease Term commenced on [commencement date], (being the “Commencement Date” under the Lease), and shall end and expire on [expiration date], unless sooner terminated or extended, as provided for in the Lease.

WITNESS the execution hereof by persons hereunto duly authorized, the date first above written.

LANDLORD:

[INSERT LL SIGNATURE BLOCK]

By:
Name:
Title:

TENANT:

ATTEST:	[TENANT]

By:	By:
Name:	Name:
Title:	Title:
Hereunto duly authorized

Exhibit E

17 Hartwell Avenue - Fractyl (FINAL)

Updated June 2015

EXHIBIT F

FORMS OF LIEN WAIVERS

CONTRACTOR’S PARTIAL WAIVER AND SUBORDINATION OF LIEN

STATE OF	Date:

COUNTY	Application for Payment No.:

OWNER:
CONTRACTOR:
LENDER / MORTGAGEE:

1.	Original Contract Amount:	$

2.	Approved Change Orders:	$

3.	Adjusted Contract Amount: (line 1 plus line 2)	$

4.	Completed to Date:	$

5.	Less Retainage:	$

6.	Total Payable to Date: (line 4 less line 5)	$

7.	Less Previous Payments:	$

8.	Current Amount Due: (line 6 less line 7)	$

9.	Pending Change Orders:	$

10.	Disputed Claims:	$

Exhibit F

17 Hartwell Avenue - Fractyl (FINAL)

The undersigned who has a contract with _________________________ for furnishing labor or materials or both labor and materials or rental equipment, appliances or tools for the erection, alteration, repair or removal of a building or structure or other improvement of real property known and identified as located in ____________ (city or town), _________County, _________________________ and owned by _________________, upon receipt of __________ ($__________) in payment of an invoice/requisition/application for payment dated __________________ does hereby:

(a)

waive any and all liens and right of lien on such real property for labor or materials, or both labor and materials, or rental equipment, appliances or tools, performed or furnished through the following date ________________ (payment period), except for retainage, unpaid agreed or pending change orders, and disputed claims as stated above;

(b)

subordinate any and all liens and right of lien to secure payment for such unpaid, agreed or pending change orders and disputed claims, and such further labor or materials, or both labor and materials, or rental equipment, appliances or tools, except for retainage, performed or furnished at any time through the twenty-fifth day after the end of the above payment period, to the extent of the amount actually advanced by the above lender/mortgagee through such twenty-fifth day.

Signed under the penalties of perjury this _________ day of _________, 20__.

WITNESS:	CONTRACTOR:

Name:	Name:
Title:	Title:

Exhibit F

17 Hartwell Avenue - Fractyl (FINAL)

SUBCONTRACTOR’S LIEN WAIVER

General Contractor:

Subcontractor:

Owner:

Project:

Total Amount Previously Paid:	$

Amount Paid This Date:	$

Retainage (Including This Payment) Held to Date:	$

In consideration of the receipt of the amount of payment set forth above and any and all past payments received from the Contractor in connection with the Project, the undersigned acknowledges and agrees that it has been paid all sums due for all labor, materials and/or equipment furnished by the undersigned to or in connection with the Project and the undersigned hereby releases, discharges, relinquishes and waives any and all claims, suits, liens and rights under any Notice of Identification, Notice of Contract or statement of account with respect to the Owner, the Project and/or against the Contractor on account of any labor, materials and/or equipment furnished through the date hereof.

The undersigned individual represents and warrants that he is the duly authorized representative of the undersigned, empowered and authorized to execute and deliver this document on behalf of the undersigned and that this document binds the undersigned to the extent that the payment referred to herein is received.

The undersigned represents and warrants that it has paid in full each and every sub-subcontractor, laborer and labor and/or material supplier with whom undersigned has dealt in connection with the Project and the undersigned agrees at its sole cost and expense to defend, indemnify and hold harmless the Contractor against any claims, demands, suits, disputes, damages, costs, expenses (including attorneys’ fees), liens and/or claims of lien made by such sub-subcontractors, laborers and labor and/or material suppliers arising out of or in any way related to the Project.

Exhibit F

17 Hartwell Avenue - Fractyl (FINAL)

Signed under the penalties of perjury as of this ______ day of ______________, 20__.

SUBCONTRACTOR:	Signature and Printed Name of Individual Signing this Lien Waiver

WITNESS:

Name:
Title:

Dated:

Exhibit F

17 Hartwell Avenue - Fractyl (FINAL)

CONTRACTOR’S WAIVER OF CLAIMS AGAINST OWNER AND ACKNOWLEDGMENT OF FINAL PAYMENT

Commonwealth of Massachusetts	Date:

COUNTY OF	Invoice No.:

OWNER:

CONTRACTOR:

PROJECT:

1.	Original Contract Amount:	$

2.	Approved Change Orders:	$

3.	Adjusted Contract Amount:	$

4.	Sums Paid on Account of Contract Amount:	$

5.	Less Final Payment Due:	$

The undersigned being duly sworn hereby attests that when the Final Payment Due as set forth above is paid in full by Owner, such payment shall constitute payment in full for all labor, materials, equipment and work in place furnished by the undersigned in connection with the aforesaid contract and that no further payment is or will be due to the undersigned.

The undersigned hereby attests that it has satisfied all claims against it for items, including by way of illustration but not by way of limitation, items of: labor, materials, insurance, taxes, union benefits, equipment, etc. employed in the prosecution of the work of said contract, and acknowledges that satisfaction of such claims serves as an inducement for the Owner to release the Final Payment Due.

The undersigned hereby agrees to indemnify and hold harmless the Owner from and against all claims arising in connection with its Contract with respect to claims for the furnishing of labor, materials and equipment by others. Said indemnification and hold harmless shall include the reimbursement of all actual attorney’s fees and all costs and expenses of every nature, and shall be to the fullest extent permitted by law.

The undersigned hereby irrevocably waives and releases any and all liens and right of lien on such real property and other property of the Owner for labor or materials, or both labor and materials, or rental equipment, appliances or tools, performed or furnished by the undersigned, and anyone claiming by, through, or under the undersigned, in connection with the Project.

Exhibit F

17 Hartwell Avenue - Fractyl (FINAL)

The undersigned hereby releases, remises and discharges the Owner, any agent of the Owner and their respective predecessors, successors, assigns, employees, officers, shareholders, directors, and principals, whether disclosed or undisclosed (collectively “Releasees”) from and against any and all claims, losses, damages, actions and causes of action (collectively “Claims”) which the undersigned and anyone claiming by, through or under the undersigned has or may have against the Releasees, including, without limitation, any claims arising in connection with the Contract and the work performed thereunder.

Notwithstanding anything to the contrary herein, payment to the undersigned of the Final Payment Due sum as set forth above, shall not constitute a waiver by the Owner of any of its rights under the contract including by way of illustration but not by way of limitation guarantees and/or warranties. Payment will not be made until a signed waiver is returned to Owner.

The undersigned individual represents and warrants that he/she is the duly authorized representative of the undersigned, empowered and authorized to execute and deliver this document on behalf of the undersigned.

Signed under the penalties of perjury as of this ___ day of ________________, _____.

_____________________Corporation
By:
Name:
Title:
Hereunder duly authorized

Exhibit F

17 Hartwell Avenue - Fractyl (FINAL)

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF SUFFOLK

On this ___ day of __________, 20___, before me, the undersigned notary public, personally appeared _____________________________, proved to me through satisfactory evidence of identification, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he/she signed it as ______________ for ______________, a corporation/partnership voluntarily for its stated purpose.

NOTARY PUBLIC
My Commission Expires:

Exhibit F

17 Hartwell Avenue - Fractyl (FINAL)

EXHIBIT G

BROKER DETERMINATION OF PREVAILING MARKET RENT

Where in the Lease to which this Exhibit G is attached provision is made for a Broker Determination of Prevailing Market Rent, the following procedures and requirements shall apply:

1. Tenant’s Request. Tenant shall send a notice to Landlord by the time set for such notice in the applicable section of the Lease, requesting a Broker Determination of the Prevailing Market Rent, which notice to be effective must (i) make explicit reference to the Lease and to the specific section of the Lease pursuant to which said request is being made, (ii) include the name of a broker selected by Tenant to act for Tenant, which broker shall be affiliated with a major Boston commercial real estate brokerage firm selected by Tenant and which broker shall have at least ten (10) years’ experience dealing in properties of a nature and type generally similar to the Building located in the Boston West Suburban Market, and (iii) explicitly state that Landlord is required to notify Tenant within thirty (30) days of an additional broker selected by Landlord.

2. Landlord’s Response. Within thirty (30) days after Landlord’s receipt of Tenant’s notice requesting the Broker Determination and stating the name of the broker selected by Tenant, Landlord shall give written notice to Tenant of Landlord’s selection of a broker having at least the affiliation and experience referred to above.

3. Selection of Third Broker. Within ten (10) days thereafter the two (2) brokers so selected shall select a third such broker also having at least the affiliation and experience referred to above who shall be impartial.

4. Rental Value Determination. Within thirty (30) days after the selection of the third broker, the three (3) brokers so selected, by majority opinion, shall make a determination of the annual fair market rental value of the Premises for the period referred to in the Lease. Such annual fair market rental value determination (x) may include provision for annual increases in rent during said term if so determined, (y) shall take into account the as-is condition of the Premises and (z) shall take account of, and be expressed in relation to, all other relevant factors. The brokers shall advise Landlord and Tenant in writing by the expiration of said thirty (30) day period of the annual fair market rental value which as so determined shall be referred to as the Prevailing Market Rent.

5. Resolution of Broker Deadlock. If the Brokers are unable to agree at least by majority on a determination of annual fair market rental value, then Landlord’s broker and Tenant’s broker shall send a notice to the third broker with copies thereof to Landlord and Tenant by the end of the thirty (30) day period for making said determination setting forth their individual determinations of annual fair market rental value. The Prevailing Market Rent shall be determined solely by the third broker by selecting either the determination of Landlord’s broker or Tenant’s broker, whichever is closest to the third broker’s own calculation of Prevailing Market Rent.

Exhibit G

17 Hartwell Avenue - Fractyl (FINAL)

6. Costs. Each party shall pay the costs and expenses of the broker selected by it and each shall pay one half (1⁄2) of the costs and expenses of the third broker.

7. Failure to Select Broker or Failure of Broker to Serve. If Tenant shall have requested a Broker Determination and Landlord shall not have designated a broker within the time period provided therefor above, then Tenant’s Broker shall alone make the determination of Prevailing Market Rent in writing to Landlord and Tenant within thirty (30) days after the expiration of Landlord’s right to designate a broker hereunder. If Tenant and Landlord have both designated brokers but the two brokers so designated do not, within a period of fifteen (15) days after the appointment of the second broker, agree upon and designate the third broker willing so to act, the Tenant, the Landlord or either broker previously designated may request the Boston Bar Association (or such organization as may succeed to the Boston Bar Association) to designate the third broker willing so to act and a broker so appointed shall, for all purposes, have the same standing and powers as though he had been seasonably appointed by the brokers first appointed. In case of the inability or refusal to serve of any person designated as a broker, or in case any broker for any reason ceases to be such, a broker to fill such vacancy shall be appointed by the Tenant, the Landlord, the brokers first appointed or the Boston Bar Association as the case may be, whichever made the original appointment, or if the person who made the original appointment fails to fill such vacancy, upon application of any broker who continues to act or by the Landlord or Tenant such vacancy may be filled by the Boston Bar Association and any broker so appointed to fill such vacancy shall have the same standing and powers as though originally appointed.

Exhibit G

17 Hartwell Avenue - Fractyl (FINAL)

EXHIBIT H

FORM OF LETTER OF CREDIT

[Letterhead of a money center bank acceptable to the Owner]

[Please note the tenant on this Letter of Credit must match the exact tenant entity in the Lease]

[date]

[Landlord]

c/o Boston Properties LP

800 Boylston Street, Suite 1900

Boston, Massachusetts 02199-8103

Attn: Lease Administration, Legal Dept.

Ladies and Gentlemen:

We hereby establish our Irrevocable Letter of Credit and authorize you to draw on us at sight for the account of [Tenant] (“Applicant”), the aggregate amount of [spell out dollar amount] and [__]/100 Dollars [($                     )]. You shall have the right to make partial draws against this Letter of Credit from time to time.

Funds under this Letter of Credit are available to the beneficiary hereof as follows:

Any or all of the sums hereunder may be drawn down at any time and from time to time from and after the date hereof by [Landlord] (“Beneficiary”) when accompanied by this Letter of Credit and a written statement signed by an individual purporting to be an authorized agent of Beneficiary, certifying that such moneys are due and owing to Beneficiary, and a sight draft executed and endorsed by such individual.

This Letter of Credit is transferable in its entirety to any successor in interest to Beneficiary as owner of [Property, Address, City/Town, State]. Should a transfer be desired, such transfer will be subject to the return to us of this advice, together with written instructions. Any fees related to such transfer shall be for the account of the Applicant.

The amount of each draft must be endorsed on the reverse hereof by the negotiating bank. We hereby agree that this Letter of Credit shall be duly honored upon presentation and delivery of the certification specified above.

This Letter of Credit shall expire on [Final Expiration Date].

Exhibit H

17 Hartwell Avenue - Fractyl (FINAL)

Notwithstanding the above expiration date of this Letter of Credit, the term of this Letter of Credit shall be automatically renewed for successive, additional one (1) year periods unless, at least sixty (60) days prior to any such date of expiration, the undersigned shall give written notice to Beneficiary, by certified mail, return receipt requested and at the address set forth above or at such other address as may be given to the undersigned by Beneficiary, that this Letter of Credit will not be renewed.

If any instructions accompanying a drawing under this Letter of Credit request that payment is to be made by transfer to your account with another bank, we will only effect such payment by fed wire to a U.S. regulated bank, and we and/or such other bank may rely on an account number specified in such instructions even if the number identifies a person or entity different from the intended payee.

This Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication 500.

Very truly yours,

[Name of Issuing Bank]

By:
Name:
Title:

Exhibit H

17 Hartwell Avenue - Fractyl (FINAL)

EXHIBIT I

FORM OF CERTIFICATE OF INSURANCE

EXHIBIT J

TENANT’S HAZARDOUS MATERIALS

EXHIBIT K

LANDLORD WORK CONSTRUCTION SCHEDULE